Published CUSIP Number: ___________
Exhibit 10.1
REVOLVING CREDIT AGREEMENT
Dated as of December 16, 2005
among
D.R. HORTON, INC.,
Borrower
WACHOVIA BANK, NATIONAL ASSOCIATION,
Administrative Agent
LENDERS NAMED HEREIN,
Lenders
and
LETTER OF CREDIT ISSUERS DESCRIBED HEREIN,
$2,150,000,000
RBS SECURITIES CORPORATION
Joint Lead Arranger and Joint Bookrunner
WACHOVIA CAPITAL MARKETS, LLC
Joint Lead Arranger and Joint Bookrunner
BANC OF AMERICA SECURITIES, LLC
Joint Lead Arranger and Joint Bookrunner
THE ROYAL BANK OF SCOTLAND PLC
AND
BANK OF AMERICA, N.A.
Co-Syndication Agents
CALYON NEW YORK BRANCH,
JPMORGAN CHASE BANK, N.A.,
CITICORP, N.A.,
THE BANK OF NOVA SCOTIA,
UBS LOAN FINANCE LLC,
AND
BNP PARIBAS,
Co-Documentation Agents

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1

1.1 Defined Terms	1
1.2 Other Interpretive Provisions	19
1.3 Accounting Terms	20
1.4 References to Agreements and Laws	20
1.5 Time References	20
1.6 Letter of Credit Amounts	20

ARTICLE 2 LOANS AND LETTERS OF CREDIT	20

2.1 Extension of Credit	20
2.2 Manner of Borrowing and Disbursement Under Loans	21
2.3 Interest on Loans	23
2.4 Issuance and Administration of Letters of Credit	23
2.5 Fees and Commissions on Loans and Letters of Credit	30
2.6 Notes, Loan and Letters of Credit Accounts	31
2.7 Repayment of Loans and Letters of Credit	32
2.8 Manner of Payment	33
2.9 Application of Payments	34
2.10 Lenders; Increase in Total Revolving Credit Commitment	35
2.11 Set-Off	36
2.12 Yield Protection	37
2.13 Maximum Rate	39
2.14 Termination or Reduction of Commitments	40
2.15 Conversion/Continuation Options	40
2.16 Swingline Loans	40

ARTICLE 3 INVENTORY AND FUNDING AVAILABILITY	43

3.1 Loan Funding Availability	43

ARTICLE 4 LOAN DISBURSEMENTS AND LETTERS OF CREDIT	45

4.1 Prior to the First Disbursement or Letter of Credit	45
4.2 All Disbursements and Letters of Credit	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES	47

5.1 Existence, Qualification and Power; Compliance with Laws	47
5.2 Authorization; No Contravention	47
5.3 Binding Effect	47
5.4 No Default	47
5.5 Taxes	47
5.6 Hazardous Materials	48
5.7 Litigation	48
5.8 Full Disclosure	48
5.9 Financial Statements	48
5.10 Insurance	48
5.11 Compliance with Laws	48
5.12 Regulation U	48

ARTICLE 6 AFFIRMATIVE COVENANTS	49

6.1 Payment	49

6.2 Performance	49
6.3 Additional Information	49
6.4 Quarterly Financial Statements and Other Information	49
6.5 Change in Debt Rating	49
6.6 Compliance Certificates	49
6.7 Annual Financial Statements and Information; Certificate of No Default	49
6.8 Financial and Inventory Covenants	50
6.9 Payment of Contractors	50
6.10 Inspection and Appraisal	50
6.11 Hazardous Materials	51
6.12 Insurance	51
6.13 Reportable Event	51
6.14 Notices	51
6.15 Preservation of Existence, Etc.	51
6.16 Compliance with Applicable Laws	52

ARTICLE 7 NEGATIVE COVENANTS	52

7.1 Hazardous Materials	52
7.2 Secured Indebtedness	52
7.3 Investments	52
7.4 Fundamental Changes	53
7.5 Distributions; Repurchase of Stock, Etc.	53

ARTICLE 8 DEFAULT AND REMEDIES	53

8.1 Defaults	53
8.2 Remedies	56
8.3 Waivers	56
8.4 Cross-Default	57
8.5 No Liability of Lenders	57
8.6 Indemnification	57

ARTICLE 9 ADMINISTRATIVE AGENT	59

9.1 Appointment and Authorization of Administrative Agent	59
9.2 Delegation of Duties	60
9.3 Liability of Administrative Agent	60
9.4 Reliance by Administrative Agent	60
9.5 Notice of Default	60
9.6 Credit Decision; Disclosure of Information by Administrative Agent	61
9.7 Indemnification of Administrative Agent	61
9.8 Administrative Agent in its Individual Capacity	62
9.9 Successor Administrative Agent	62
9.10 Other Agents; Lead Managers	62
9.11 Proofs of Claim	63

ARTICLE 10 GENERAL CONDITIONS	63

10.1 Benefit	63
10.2 Successors and Assigns; Assignments and Participations	63
10.3 Amendment and Waiver	66
10.4 Additional Obligations	67
10.5 Jurisdiction; Venue; Service of Process; Jury Trial	67
10.6 Publicity	68
10.7 Foreign Lenders	68
10.8 Invalidation of Provisions	69

10.9 Execution in Counterparts	69
10.10 Captions	69
10.11 Notices and other Communications; Facsimile Copies	69
10.12 Confidentiality	70
10.13 USA PATRIOT Act Notice	71
10.14 ENTIRE AGREEMENT	71
EXHIBITS

Exhibit A	-	Form of Inventory Summary Report
Exhibit B	-	Form of Request for Advance
Exhibit C	-	Form of Request for Issuance of Letter of Credit
Exhibit D	-	Form of Quarterly Compliance Certificate
Exhibit E	-	Form of Assignment and Acceptance Agreement
Exhibit F-1	-	Form of Revolving Credit Note
Exhibit F-2		Form of Swingline Note
Exhibit G	-	Form of Guaranty
Exhibit H	-	Form of Letter of Credit Application
Exhibit I		Form of Notice of Conversion/Continuation
SCHEDULES

Schedule 2.1	-	Revolving Credit Commitments, Commitment Ratios, and Addresses for Notice
Schedule 2.4	-	Existing Letters of Credit
Schedule 4.1	-	Initial Guarantors

REVOLVING CREDIT AGREEMENT
     THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of December 16, 2005, is entered into by and among D.R. HORTON, INC., a Delaware corporation (“Borrower”), Lenders (hereinafter defined), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia Bank”), as Administrative Agent (hereinafter defined), Swingline Lender (hereinafter defined) and a Letter of Credit Issuer (hereinafter defined).
R E C I T A L S
     A. Borrower, Administrative Agent and Lenders wish to enter into an agreement, pursuant to which Lenders will extend credit to Borrower in the form of a revolving credit facility with a letter of credit sub-facility and a swingline sub-facility.
     B. Upon and subject to the terms and subject to the conditions of this Agreement, the parties hereto are willing to establish a revolving credit facility with a letter of credit sub-facility and a swingline sub-facility.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means, whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization, or any other method, (a) any acquisition by Borrower or any of its Restricted Subsidiaries of Inventory, (b) any acquisition by Borrower or any of its Restricted Subsidiaries of any other Person, which Person shall then become a Subsidiary of Borrower or any such Restricted Subsidiary, or (c) any acquisition by Borrower or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person.
     “Acquisition Cost” means, with respect to any Developed Lot or Land Parcel, (a) if such Developed Lot or Land Parcel was purchased individually, the actual purchase price and closing costs paid by Borrower or its Restricted Subsidiaries for the acquisition of such individual Developed Lot or Land Parcel excluding Administrative Costs, together with all applicable Development Costs, and (b) if such Developed Lot or Land Parcel was part of a larger group of Developed Lots or Land Parcels, the pro rata portion of the overall actual purchase price and closing costs paid by Borrower and its Restricted Subsidiaries for the acquisition of such larger group of Developed Lots or Land Parcels allocable to the subject Developed Lot or Land Parcel excluding Administrative Costs, together with a pro rata portion of all applicable Development Costs.
     “Adjusted Tangible Net Worth” means, with respect to Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the sum of (a) Tangible Net Worth, plus (b) the least of (i) fifty percent (50%) of the aggregate principal amount of all then outstanding Subordinated Indebtedness of Borrower and its Restricted Subsidiaries having a maturity date later than one (1) year following the Maturity Date, (ii) twenty percent (20%) of Tangible Net Worth, and (iii) $200,000,000.

     “Administrative Agent” means Wachovia Bank and its permitted successors as “Administrative Agent” for Lenders under this Agreement.
     “Administrative Costs” means costs and expenses incurred by Borrower or its Restricted Subsidiaries in connection with (a) the marketing and selling of Inventory which is part of the Loan Inventory, and (b) the administration, management, and operation of Borrower’s and its Restricted Subsidiaries’ businesses (excluding, without limitation, Interest Expense and fees payable hereunder).
     “Advance” or “Advances” means amounts advanced by Lenders to Borrower pursuant to Article 2 on the occasion of any borrowing or in connection with draws under Letters of Credit.
     “Affiliate” means, with respect to any Person, another Person (other than a Person whose sole relationship with such specified Person is as an employee) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” when used with respect to any Person means the direct or indirect beneficial ownership of more than twenty percent (20%) of the voting securities or voting equity or partnership interests of such Person, or the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agent-Related Persons” means Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Wachovia Bank in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Agreement” is defined in the preamble.
     “Agreement Date” means December 16, 2005.
     “Applicable Law” means, with respect to any Person, all laws and provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
     “Applicable Margin” means, on any date of determination, the percentage per annum set forth in the table below for a Loan, a Letter of Credit, or an Unused Commitment Fee (as the case may be) that corresponds to the Leverage Ratio or the Debt Rating, as applicable, at such date of determination, as calculated based on the quarterly compliance certificate of Borrower most recently delivered pursuant to Section 6.6 or the notice delivered by Borrower pursuant to Section 6.14, as applicable (and in each case as further set forth in this definition):

Applicable Margin

			Eurodollar
		Senior	Rate or			Unused
Pricing	Leverage	Unsecured	LIBOR		Letters of	Commitment
Level	Ratio	Debt Rating	Rate	Base Rate	Credit	Fee
1	Less than or equal to 0.30 to 1	BBB+/Baa1	0.50%	0.00%	0.375%
2	Greater than 0.30 to 1 but less than or equal to 0.40 to 1	BBB/Baa2	0.625%	0.00%	0.50%
3	Greater than 0.40 to 1 but less than or equal to 0.50 to 1	BBB-/Baa3	0.75%	0.00%	0.625%
4	Greater than 0.50 to 1 but less than or equal to 0.55 to 1	BB+/Ba1	1.00%	0.00%	0.875%
5	Greater than 0.55 to 1	BB/Ba2	1.375%	0.00%	1.25%
Initially, the Applicable Margin shall be set at Level 3 and, subject to clause (g) of the proviso below, shall continue at Level 3 until December 31, 2005. Thereafter, the Applicable Margin shall be determined based upon the Debt Rating (with any adjustment in the Applicable Margin resulting from a publicly announced change in a Debt Rating to take effect upon the earlier of (x) the actual date of delivery by Borrower to Administrative Agent of notice thereof pursuant to Section 6.5, and (y) the date on which Borrower is obligated to deliver notice thereof to Administrative Agent pursuant to Section 6.5) and the Leverage Ratio (with the Leverage Ratio being determined upon delivery of the compliance certificate pursuant to Section 6.6 after the end of each fiscal quarter and any adjustment in the Applicable Margin resulting from the Leverage Ratio reflected in such compliance certificate to take effect on the last day that such compliance certificate was required to be delivered); provided that (a) if at least two of Moody’s, S&P and Fitch are not providing a Debt Rating, no Debt Rating shall be deemed to exist, (b) in the event that the Debt Ratings are not equivalent (where there are only two Debt Ratings), the Debt Rating for purposes of determining the Applicable Margin shall be (1) the higher Debt Rating if such Debt Ratings are one level apart and (2) one level lower than the higher Debt Rating if such Debt Ratings are more than one level apart, (c) in the event that the Debt Ratings are not equivalent (where there are three Debt Ratings), (1) if two of such three Debt Ratings are at the same level, the third Debt Rating shall be disregarded, and (2) if all three Debt Ratings are at different levels, the highest and lowest Debt Ratings shall be disregarded, (d) if the Leverage Ratio and the Debt Rating (as determined pursuant to clause (b) or (c), as applicable, of this proviso) are at different Levels and are only one Level apart, the higher Level shall be deemed to apply (with, for purpose of clarification and by way of illustration, Level 1 being a higher Level than Level 2), (e) if the Leverage Ratio and the Debt Rating (as determined pursuant to clause (b) or clause (c), as applicable, of this proviso) are at different Levels and are more than one Level apart, the Level that is one Level lower than the higher Level shall be deemed to apply, (f) if Borrower fails to deliver a compliance certificate with respect to any fiscal quarter within the period of time required by Section 6.6, then the Leverage Ratio shall be deemed to be greater than 0.55 to 1 until Borrower delivers such compliance certificate with respect to such fiscal quarter (or a compliance certificate with respect to a subsequent fiscal quarter), and (g) at all times while an Event of Default exists, the Applicable Margin shall be set at Level 5.
     “Applicable Rate” means (a) with respect to any Eurodollar Rate Loan for any day, the sum of (i) the Eurodollar Rate for such day and (ii) the Applicable Margin (provided that, if Administrative Agent reasonably determines that no basis exists to determine the Eurodollar Rate, then the Applicable Rate with respect to any Eurodollar Rate Loan shall be the sum of (i) the Base Rate for such day and (ii) the Applicable Margin), (b) with respect to any LIBOR Rate Loan for an Interest Period applicable thereto, the sum of (i) the LIBOR Rate for such Interest Period and (ii) the Applicable Margin, and (c) with respect to any Swingline Loan for any day, the sum of (i) the Eurodollar Rate for such day and (ii) the Applicable Margin for Eurodollar Rate Loans.
     “Arranger” means Wachovia Capital Markets, LLC, in its capacity as joint lead arranger and joint bookrunner.
     “Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit E.
     “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
     “Authority Documents” means, as to Borrower or any Restricted Subsidiary, the bylaws, the limited liability company agreement, or the partnership agreement (as applicable) of such Person, and all amendments thereto.
     “Authorized Signatory” means, with respect to Borrower or any Guarantor, such personnel of Borrower or such Guarantor as set forth in an incumbency certificate of Borrower or such Guarantor delivered to Administrative Agent on the Agreement Date (or any duly executed incumbency certificate delivered after the Agreement Date) and certified therein as being duly authorized by Borrower or such Guarantor to execute documents, agreements, and instruments on behalf of Borrower or such Guarantor.
     “Available Loan Commitment” means, as of any date of determination, an amount equal to (a) if Borrower has an Investment Grade Rating from any two (2) of Moody’s, S&P, and Fitch, then the Total Revolving Credit Commitment, or (b) if Borrower does not have an Investment Grade Rating from any two (2) of Moody’s, S&P, and Fitch, then the lesser of (i) the Total Revolving Credit Commitment, and (ii) (A) the Loan Funding Availability less (B) the then-outstanding principal balances of all Senior Unsecured Indebtedness (other than the Obligations).
     “Base Rate” means for any day the Prime Rate in effect for such day.
     “Base Rate Loan” means a Loan when and to the extent that the interest rate thereon is determined by reference to the Base Rate.
     “Borrower” is defined in the preamble.
     “Business Day” means (a) any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under Applicable Laws of the State of North Carolina or New

York or are in fact closed in Charlotte, North Carolina or New York, New York, and (b) with respect to any borrowing, payment or rate selection of LIBOR Rate Loans on a day on which dealings in United States Dollars are carried in the London interbank market.
     “Capital Lease” means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.
     “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the ratable benefit of Letter of Credit Issuers and Lenders, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and Letter of Credit Issuers (which documents are hereby consented to by Lenders). Borrower hereby grants Administrative Agent, for the ratable benefit of the Letter of Credit Issuers and Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.
     “Change of Control” means either: (a) any sale, lease, or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of Borrower and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary of Borrower), provided that a transaction where the holders of all classes of Common Equity of Borrower immediately prior to such transaction own, directly or indirectly, fifty percent (50%) or more of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control; (b) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than Borrower or Donald R. Horton, his wife, children, or grandchildren, or Terrill J. Horton, or any trust or other entity formed or controlled by Donald R. Horton, his wife, children, or grandchildren, or Terrill J. Horton or a Plan of Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of Borrower representing more than fifty percent (50%) of the voting power of the Common Equity of Borrower, provided that a person or group shall not be deemed to be a beneficial owner of, or to own beneficially: (x) any Common Equity of Borrower tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered Common Equity is accepted for purchase or exchange thereunder, or (y) any Common Equity if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of Borrower; or (d) the stockholders of Borrower approve any plan or proposal for the liquidation or dissolution of Borrower, provided that a liquidation or dissolution of Borrower which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (a) above shall not constitute a Change of Control.
     “Closed Sales” means, for any calculation period, sales of Developed Lots containing Dwellings which have been closed by Borrower and all Restricted Subsidiaries (other than any sale, transfer, or other such disposition between (x) Borrower and any Subsidiary or (y) any two or more Subsidiaries). Closed Sales shall include Developed Lots containing Dwellings owned by any Person which is or becomes a Restricted Subsidiary before or after the Agreement Date for which sales have closed during the applicable calculation period. Closed Sales shall include closings attributable to Acquisitions by Borrower and/or by its Restricted Subsidiaries or when substantially all assets owned by any Person were acquired by Borrower and/or Restricted Subsidiaries before or after the Agreement Date.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commitment Ratios” means, for each Lender, on any date of determination, the proportion which the portion of the aggregate amount of such Lender’s Revolving Credit Commitment then in effect under this Agreement bears to the Total Revolving Credit Commitment then in effect.
     “Commitment Usage” means, as of any date of determination thereof and without duplication, the sum of (a) the outstanding principal amount of all Revolving Credit Loans as of such date, plus (b) the Letter of Credit Exposure as of such date plus (c) except for the purposes of the definition of “Unused Commitment” and Section 2.5(b) only, whereby Swingline Loans will only be included as usage with respect to the Revolving Credit Commitment of the Swingline Lender prior to a Mandatory Swingline Participation, and thereafter will be included as usage with respect to the Revolving Credit Commitments of all Lenders that have purchased a Mandatory Swingline Participation, the outstanding principal amount of all Swingline Loans as of such date.
     “Common Equity” means, with respect to any Person, capital stock of such Person that is generally entitled to (a) vote in the election of directors of such Person, or (b) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers, or others that will control the management or policies of such Person.
     “Construction Costs” means, as of any date, all costs actually incurred by Borrower or its Restricted Subsidiaries with respect to the construction of a Dwelling as of such date, excluding (a) projected costs, (b) costs for materials or labor not yet delivered to, provided to, or incorporated into such Dwelling, and (c) Administrative Costs.
     “Continuing Director” means a director who either was a member of the board of directors of Borrower on the Agreement Date or who became a director of Borrower subsequent to such date and whose election, or nomination for election by Borrower’s stockholders, was duly approved by a majority of the Continuing Directors on the board of directors of Borrower at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Borrower on behalf of the entire board of directors of Borrower in which such individual is named as nominee for a director.
     “Current Financials” means, at the time of any determination thereof, the most recently delivered to Administrative Agent of either (a) the financial statements for the fiscal year ended September 30, 2004, calculated on a consolidated basis for Borrower and its Subsidiaries, or (b) the financial statements required to be delivered under Sections 6.4 or 6.7, as the case may be.
     “Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misapplication of cash, environmental claims, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Applicable Laws from time to time in effect affecting the rights and remedies of creditors generally.
     “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s, or Fitch (collectively, the “Debt Ratings”) of Borrower’s non-credit-enhanced, senior unsecured long-term debt.

     “Default” means any event specified in Section 8.1 and any other event which with any passage of time or giving of notice (or both) would constitute an Event of Default.
     “Defaulting Lender” means, as of any date, any Lender that has (a) failed to make a Loan required to be made by it hereunder, or (b) given notice to Administrative Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by all Lenders).
     “Default Rate” means a simple per annum interest rate equal to the sum of (a) the Applicable Rate, plus (b) two percent (2.00%).
     “Developed Lots” means subdivision lots wholly-owned by Borrower or its Restricted Subsidiaries, subject to a recorded plat and which are in substantial compliance with all Applicable Laws and are suitable for the construction thereon of foundations for a Dwelling, which Borrower has designated to be included and are included as “Developed Lots” in the calculation of the Loan Funding Availability (exclusive of any Dwelling Lot). An individual Developed Lot is sometimes referred to herein as a “Developed Lot.”
     “Development Costs” means, as of any date, all costs actually incurred by Borrower and its Restricted Subsidiaries with respect to the development of a Land Parcel into a Developed Lot or Developed Lots as of such date, excluding (a) projected costs, (b) costs for materials or labor not yet delivered to, provided to or incorporated into such parcel of land, and (c) Administrative Costs.
     “Distribution” means the payment of any dividend or other distribution (whether in cash or other tangible property) on any capital stock or other equity interest of Borrower or any Restricted Subsidiary, to any Person or Persons other than the Borrower or any Restricted Subsidiary.
     “Dwelling” means a house which Borrower or any Restricted Subsidiary has constructed or is constructing on a Developed Lot which has been designated as a Dwelling Lot.
     “Dwelling Lots” means Developed Lots with Dwellings which Borrower or any Restricted Subsidiary has designated to be included and are included as “Dwelling Lots” in the calculation of the Loan Funding Availability. The term “Dwelling Lot” includes the Dwelling located thereon. An individual Dwelling Lot is sometimes referred to herein as a “Dwelling Lot.”
     “EBITDA” means, for Borrower and its Restricted Subsidiaries for the twelve (12) month period ending on any date of determination, an amount equal to (a) consolidated net income for such period, plus (b) cash dividends from Unrestricted Subsidiaries paid to Borrower during such period, minus (c) gains from extraordinary items for such period, to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication, plus (d) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense deducted in the calculation of consolidated net income for such period in accordance with GAAP (including, without duplication, previously capitalized Interest Expense which would be included in “cost of goods sold” and deducted from consolidated revenues in determining consolidated net income), (iii) the amount of depreciation and amortization for such period, and (iv) the amount of any item of extraordinary loss not paid in cash in such period, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication. In the case of any Subsidiary of Borrower that becomes a Restricted Subsidiary during any period of calculation, EBITDA shall, for the purposes of the foregoing calculations, be adjusted by increasing, if positive, or decreasing, if negative, EBITDA by the EBITDA of such Subsidiary during such period of calculation occurring prior to the date such Subsidiary became a Restricted Subsidiary.

     “Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural Person) approved by Administrative Agent, each Letter of Credit Issuer, the Swingline Lender, and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed).
     “Encumbered Inventory” is defined in Section 7.2.
     “Environmental Law” means any Applicable Law relating to protection of the public health and/or the environment, including any Applicable Law relating to: the generation, processing, treatment, storage, transport, disposal, investigation, and remediation or other management of Hazardous Materials; the storage, handling, use, and transport of chemicals and Hazardous Materials; and protection of areas of particular environmental concern, including wetlands, areas inhabited by endangered species, historic sites, and areas above protected aquifers.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.
     “ERISA Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is Borrower, (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Borrower, (c) any other corporation, partnership, or other organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with Borrower, or (d) any other entity required to be aggregated with Borrower pursuant to regulations under Section 414(o) of the Code.
     “Eurocurrency Reserve Requirements” means, for any day as applied to a LIBOR Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Rate” means, for any day:
     (a) the rate of interest per annum equal to the three (3) month London Interbank Offered Rate for deposits in United States Dollars (rounded to two (2) decimal places), which interest rate is set forth in the “Money Rates” section of The Wall Street Journal on the next Business Day following such day; or
     (b) if Administrative Agent determines that the rate referenced in the preceding subsection (a) is not available, then the rate per annum equal to the rate determined by Administrative Agent on such date of determination to be the offered rate that appears on Telerate Page 3747 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on such day) with a term equivalent to three (3) months; or
     (c) if Administrative Agent determines that the rates referenced in the preceding subsections (a) or (b) cease to be available, then the rate per annum equal to the rate determined by Administrative Agent on such day to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on such date of determination) with a term equivalent to three (3) months.
     “Eurodollar Rate Loan” means any Loan when and to the extent that the interest rate thereon is determined by reference to the Eurodollar Rate.
     “Event of Default” means any of the events specified in Section 8.1, provided that any requirement of passage of time or giving of notice (or both) has been satisfied.
     “Evergreen Letter of Credit” is defined in Section 2.4(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Agreement” means the Amended and Restated Revolving Credit Agreement dated as of March 25, 2004, among the Borrower, the Lenders and Letter of Credit Issuers described therein and Bank of America, N.A., as Administrative Agent, as amended and in effect on the Agreement Date.
     “Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.4.
     “Extension Request” is defined in Section 2.7(e).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wachovia Bank on such day on such transactions as determined by Administrative Agent.
     “Fee Letter” means the letter agreement dated October 26, 2005, executed by Borrower, Administrative Agent, Arranger, The Royal Bank of Scotland plc, and RBS Securities Corporation, as modified, amended, renewed, extended, and restated from time to time.
     “Financial Hedges” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., or any successor thereto.

     “Force Majeure Delay” means a delay to the development of a Lot Under Development or a delay to the construction of a Dwelling which is caused by fire, earthquake, or other Acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies, or labor, provided that Borrower furnishes Administrative Agent with written notice of any such delay within ten (10) days from the commencement of any such delay and provided that the period of the Force Majeure Delay shall not exceed the period of delay caused by such event.
     “Fronting Fee” means, with respect to any Letter of Credit, an amount equal to the greater of (a) $200 per annum, and (b) an amount equal to 0.125% per annum times the daily applicable amount of such Letter of Credit, as determined in accordance with Section 1.6.
     “Funding Period” means a period commencing on the day immediately following the date that the Loan Funding Availability is established pursuant to Section 3.1(c) by Administrative Agent and ending on the date that the Loan Funding Availability next is established pursuant to Section 3.1(c) by Administrative Agent.
     “GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which (a) with respect to the covenants contained in Section 6.8 (and, to the extent used in or relating to such covenants, any defined terms) are in effect on the date hereof, unless amended pursuant to Section 1.3, and (b) for all other purposes hereunder, are applicable from time to time.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
     “Guarantors” means, as of any date, each Restricted Subsidiary of Borrower that has executed the Subsidiary Guaranty and that has not been released therefrom in accordance with Section 3.1(f). As of the Agreement Date, the Restricted Subsidiaries listed on Schedule 4.1 are Guarantors that have executed the Subsidiary Guaranty.
     “Hazardous Material” means “hazardous substance,” “pollutant or contaminant,” and “petroleum,” and “natural gas liquids” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.
     “Honor Date” is defined in Section 2.4(c).
     “Indebtedness” means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person for money borrowed; (b) all liabilities, obligations, and indebtedness of such Person which are evidenced by bonds, notes, debentures, or other similar instruments, or by Capital Leases; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts and accruals payable arising in the ordinary course of business that are not past-due for more than ninety (90) days); (d) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn and unpaid thereunder; (e) all capital stock of such Person subject to repurchase or redemption other than at the sole option of such Person; (f) all net obligations under all Financial Hedges determined in accordance with GAAP; (g) all other liabilities or obligations of such Person that would be classified as “indebtedness” on the balance sheet of such Person determined in accordance with GAAP; and (h) all obligations of the type referred to in clauses (a) through (g) preceding of other Persons that are either (i) guaranteed in any manner by such Person or (ii) secured by any Lien on any property or asset of such Person (but only to the extent of the value of such property or asset if such obligations have not been assumed by such Person); provided that the amount of Indebtedness as of any date shall exclude the face amount of all undrawn outstanding Performance Letters of Credit.
     “Indemnified Liabilities” is defined in Section 8.6(b).
     “Indemnified Parties” is defined in Section 8.6(b).
     “Interest Expense” means, for any period, the interest expense of Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
     “Interest Incurred” means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by Borrower and its Restricted Subsidiaries during such period, including (a) original issue discount and non-cash interest payments or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts, and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Financial Hedges, in each case to the extent attributable to such period. For purposes of this definition, (i) interest on any obligations arising under Capital Leases shall be deemed to accrue at an interest rate reasonably determined by Borrower to be the rate of interest implicit in such obligations in accordance with GAAP, and (ii) interest expense attributable to any Indebtedness represented by the guaranty of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.
     “Interest Payment Date” means (a) with respect to Eurodollar Rate Loans, Base Rate Loans and Swingline Loans, the eighteenth (18th) calendar day of each month, and (b) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable thereto and, if such Interest Period is of a duration greater than three (3) months, on the date that is three (3) months after the first day of such Interest Period.
     “Interest Period” shall mean with respect to any LIBOR Rate Loan:
     (i) initially, the period commencing on the borrowing date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by Borrower in the applicable Request for Advance or Notice of Conversion/Continuation; and
     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by Borrower in the applicable Notice of Conversion/Continuation;
     provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (3) no Interest Period shall be for less than one month, and Borrower shall not select an Interest Period for a LIBOR Rate Loan as a Revolving Credit Loan if the last day of such Interest Period would be after the Maturity Date.
     “Inventory” means all Land Parcels, Lots Under Development, Developed Lots, and Dwelling Lots and all real and personal property, improvements, and fixtures wholly-owned by Borrower or its Restricted Subsidiaries related thereto (but excluding any of the foregoing that is not owned by Borrower or a Restricted Subsidiary but is under a purchase option in favor of Borrower or a Restricted Subsidiary).
     “Inventory Summary Report” means the written summary of the Loan Inventory, in substantially the form of Exhibit A, to be prepared by Borrower and submitted to Administrative Agent in accordance with Section 3.1(b).
     “Investment Grade Rating” means a Debt Rating of BBB-, Baa3, or BBB- (as applicable) (or, if such Debt Ratings are no longer considered “investment grade” in United States securities markets, then such other ratings at such time as Administrative Agent shall reasonably determine constitute “investment grade”) from S&P, Moody’s, or Fitch, respectively.
     “Investments” means, with respect to any Person, such Person’s acquisition of capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, any loans or advances to, the guarantee of any obligations of, or any other investment or any other interest in, any other Person, or the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person.
     “Land Parcels” means parcels of land wholly-owned by Borrower or its Restricted Subsidiaries which are, as of the date of determination, not scheduled for commencement of development into Developed Lots during the six (6) calendar months immediately following such date of determination and which Borrower has designated as “Land Parcels.” An individual Land Parcel is sometimes referred to as a “Land Parcel.”
     “Lender Reply Period” is defined in Section 10.3(f).
     “Lenders” means, on any date of determination, the financial institutions named on Schedule 2.1 (as the same may be amended from time to time by Administrative Agent to reflect the addition of new Lenders pursuant to Section 2.10(b) and to reflect the assignments made in accordance with Section 10.2), and their respective successors and permitted assigns.
     “Letters of Credit” means the letters of credit issued hereunder in the form agreed upon among Borrower, the applicable Letter of Credit Issuer, and the beneficiary thereof at the time of issuance thereof and participated in by Lenders pursuant to the terms and conditions of Section 2.4. An individual Letter of Credit is sometimes referred to as a “Letter of Credit.”
     “Letter of Credit Advance” means, with respect to each Lender, the funding of such Lender’s participation in any Letter of Credit Borrowing in accordance with its Commitment Ratio.

     “Letter of Credit Application” means a letter of credit application and agreement in the form of Exhibit H (or otherwise in form and substance satisfactory to Administrative Agent) submitted by Borrower to a Letter of Credit Issuer for a Letter of Credit for its own account.
     “Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced by a Loan.
     “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Exposure” means, at any time and without duplication, the sum of (a) the aggregate undrawn portion of all uncancelled and unexpired Letters of Credit, plus (b) the aggregate unpaid reimbursement obligations of Borrower in respect of drawings of drafts under all Letters of Credit.
     “Letter of Credit Issuers” means Wachovia Bank and any additional Lenders approved in such capacity by Borrower (such approval to be in its sole discretion) and Administrative Agent (such approval not to be unreasonably withheld or delayed), provided that no Lender shall be required to be a Letter of Credit Issuer without such Lender’s prior consent, in such Lender’s sole discretion, in their respective capacities as issuers of Letters of Credit hereunder, and any permitted successors as a “Letter of Credit Issuer” under this Agreement, and “Letter of Credit Issuer” means any one of the Letter of Credit Issuers.
     “Letter of Credit Subfacility” means a subfacility for the issuance of Letters of Credit, as described in and subject to the limitations of Section 2.4.
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) $1,000,000,000, and (b) the Total Revolving Credit Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.
     “Leverage Ratio” means, as of the last day of each fiscal quarter of Borrower, the ratio of (a) the Net Funded Notes Payable of Borrower and its Restricted Subsidiaries on a consolidated basis on such date to (b) Total Capitalization of Borrower and its Restricted Subsidiaries on a consolidated basis on such date.
     “LIBOR Base Rate” shall mean, with respect to each LIBOR Rate Loan for the relevant Interest Period, the applicable British Bankers’ Association London interbank offered rate for deposits in Dollars as reported by any generally recognized financial information service selected by Administrative Agent as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period.
     “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest one hundredths of one percent (1/100th of 1%)):
LIBOR Base Rate
1.00 – Eurocurrency Reserve Requirements
     “LIBOR Rate Loans” shall mean any Revolving Credit Loan when and to the extent that the interest rate thereon is determined by reference to the LIBOR Rate.
     “Lien” means, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in the nature of any of the foregoing in respect of such property, whether or not choate, vested, or perfected.
     “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, and any and all other documents evidencing the Notes or the Letters of Credit or executed in connection therewith as the same may be amended, substituted, replaced, extended or renewed from time to time.
     “Loan Funding Availability” means the amount of Senior Unsecured Indebtedness which Borrower may incur as established pursuant to Section 3.1, at any applicable time, by Administrative Agent based on the Loan Inventory.
     “Loan Inventory” means Lots Under Development, Developed Lots, and Dwelling Lots which are not encumbered by a Lien or Liens (other than any Permitted Encumbrance) and which have been designated by Borrower as “Loan Inventory” to be utilized for the purpose of calculating the Loan Funding Availability, but excluding any Encumbered Inventory.
     “Loans” means the Revolving Credit Loans and the Swingline Loans.
     “Lots Under Development” means Land Parcels which are, as of the date of determination, being developed into Developed Lots or which are scheduled for the commencement of development into Developed Lots within six (6) calendar months after the date of determination, and which Borrower has designated to be included and are included as “Lots Under Development” in the calculation of the Loan Funding Availability. An individual Lot Under Development is sometimes referred to as a “Lot Under Development.”
     “Mandatory Borrowing” is defined in Section 2.16(d).
     “Mandatory Swingline Participation” is defined in Section 2.16(d).
     “Material Adverse Event” means any set of one or more circumstances or events which, individually or collectively, would result in any (a) material impairment of the ability of Borrower or any Guarantor to perform any of its payment or other material obligations under the Loan Documents, (b) material and adverse effect on the business, properties, condition (financial or otherwise), results of operations, or prospects of Borrower and its Restricted Subsidiaries, taken as a whole, or (c) material and adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of Administrative Agent, any Letter of Credit Issuer, or any Lender thereunder.
     “Maturity Date” means December 16, 2010, or such earlier date on which payment of the Loans and the Letter of Credit Exposure shall be due (whether by acceleration or otherwise), or such later date as may be determined in accordance with Section 2.7(e).
     “Maximum Rate” means, for each Lender, the maximum non-usurious rate of interest which, under all Applicable Laws, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations. If the Applicable Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate,” then such term means the “weekly ceiling” (from time to time in effect under Texas Finance Code §303.001, as amended, as limited by Texas Finance Code § 303.009. Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations, as amended.
     “Maximum Swingline Amount” means the lesser of (a) One Hundred Million Dollars $100,000,000, and (b) the Revolving Credit Commitment of the Swingline Lender.

     “Models” means a Dwelling Lot containing a dwelling unit which is designated by Borrower as a model unit for use in marketing and promoting the sale of Dwelling Lots.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Net Funded Notes Payable” means, for Borrower and its Restricted Subsidiaries as of any date, (a) the aggregate amount of all Indebtedness (including the pro rata portion of Indebtedness of a joint venture in which Borrower or a Restricted Subsidiary holds an equity interest, based on Borrower’s or such Restricted Subsidiary’s equity interest in such joint venture) minus (b) unrestricted cash and cash equivalents in excess of $50,000,000, provided that the adjustment for unrestricted cash and cash equivalents shall not exceed $500,000,000 in the aggregate.
     “Non-Recourse Indebtedness” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.
     “Non-Renewal Notice Date” is defined in Section 2.4(b).
     “Notice of Conversion/Continuation” is defined in Section 2.15 and shall be substantially in the form of Exhibit I.
     “Notes” means the Revolving Credit Notes and the Swingline Note.
     “Obligations” means (a) all payment and performance obligations of Borrower and all other obligors to Lenders, Letter of Credit Issuers, and Administrative Agent, or any of them, under this Agreement and the other Loan Documents, as they may be amended from time to time, or as a result of making the Loans, and (b) the obligation to pay an amount equal to the amount of any and all damages which Borrower is obligated to pay pursuant to the Loan Documents to, or on behalf of, Lenders, Letter of Credit Issuers, Administrative Agent, or any of them, which they may suffer by reason of a breach by any of Borrower or any other obligor of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.
     “Organizational Documents” means, as to Borrower or any Restricted Subsidiary, the articles of incorporation, certificate of incorporation, articles of organization, certificate of formation, or certificate of limited partnership (as applicable) of such Person, and all amendments thereto.
     “Participant” is defined in Section 10.2(d).
     “Performance Letter of Credit” means any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits, including, without limitation, to obtain a license, in place of a utility deposit, or for land option contracts; or (c) in lieu of other contract performance, including, without limitation, bid and performance bonds.
     “Permitted Encumbrances” means Liens, encumbrances, easements, and other matters which are (a) in favor of Administrative Agent, Lenders, or Letter of Credit Issuers to secure the Obligations, (b) on real estate for real estate taxes not yet delinquent, (c) for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on Borrower’s books in accordance with GAAP (but only so long as no foreclosure, distraint sale, or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement), (d) in favor of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet past due or being diligently contested in good faith (if adequate reserves are being maintained by Borrower with respect thereto in accordance with GAAP), (e) incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, (f) easements, rights-of-way, restrictions, or similar encumbrances on the use of real property which does not interfere with the ordinary conduct of business of Borrower or any of its Subsidiaries or materially detract from the value of such real property, (g) Liens securing community development district bonds or similar bonds issued by any Governmental Authority to accomplish similar purposes, (h) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of Borrower or any of its Restricted Subsidiaries, (i) Liens securing Borrower’s and/or its Restricted Subsidiaries’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Borrower’s or its Restricted Subsidiaries’ property and property belonging to such third parties, so long as: (x) such obligations are not past due, and (y) the value of the benefit to Borrower’s and its Restricted Subsidiaries’ property as a result of such construction and/or development is equal to or greater than Borrower’s and its Restricted Subsidiaries’ share of the costs of such construction and/or development secured by such Liens; and (j) Liens approved in writing by Administrative Agent securing Indebtedness of Borrower which shall be approved so long as such Liens secure such Indebtedness and the Obligations on a pari passu basis in a manner reasonably acceptable to Administrative Agent.
     “Person” means an individual, corporation, partnership, limited liability company, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained by or contributed to by Borrower or any ERISA Affiliate.
     “Prime Rate” means that interest rate so denominated and set by Wachovia Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank. Wachovia Bank lends at rates above and below the Prime Rate. Any change in such Prime Rate announced by Wachovia Bank shall take effect at the opening of business on the date specified in the public announcement of such change.
     “Reconciliation Date” means two (2) Business Days after Borrower’s receipt of notice from Administrative Agent pursuant to Section 3.1(d) that the outstanding principal balance of all Senior Unsecured Indebtedness exceeds the Loan Funding Availability.
     “Recourse Indebtedness” means, for any Person, Indebtedness of such Person that is not Non-Recourse Indebtedness.
     “Register” is defined in Section 10.2(c).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.
     “Rejecting Lender” is defined in Section 2.7(e).

     “Rejecting Lender’s Facility Termination Date” is defined in Section 2.7(e).
     “Reportable Event” has the meaning set forth in Section 4043(b) of ERISA.
     “Request for Advance” means any certificate signed by an Authorized Signatory of Borrower requesting an Advance hereunder which will increase the aggregate amount of the Loans outstanding, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit B. Each Request for Advance shall, among other things, (a) specify the date of the Advance, which shall be a Business Day, (b) specify the amount of the Advance, (c) specify whether such Advance is to consist of Eurodollar Rate Loans or LIBOR Rate Loans (a failure to so specify shall be deemed to be a selection of Eurodollar Rate Loans), (d) if such Advance is to consist of LIBOR Rate Loans, the duration of the Interest Period applicable thereto (a failure to so specify shall be deemed to be a selection of an Interest Period of one month), (e) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or an Event of Default, and (f) state that all conditions precedent to the making of the Advance have been satisfied.
     “Request for Issuance of Letter of Credit” means any certificate signed by an Authorized Signatory of Borrower requesting that a Letter of Credit Issuer issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit C. Each Request for Issuance of Letter of Credit shall, among other things, (a) specify the stated amount of the Letter of Credit, (b) specify the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (c) specify the date on which the Letter of Credit is to expire (which shall be a Business Day), (d) specify the Person for whose benefit such Letter of Credit is to be issued, (e) specify other relevant terms of such Letter of Credit, (f) be accompanied by a completed Letter of Credit Application, (g) state that there shall not exist, on the date of issuance of the requested Letter of Credit and after giving effect thereto, a Default or an Event of Default, and (h) state that all conditions precedent to the issuance of such Letter of Credit have been satisfied.
     “Required Lenders” means (a) on any date of determination prior to termination of the Total Revolving Credit Commitment, those Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the Total Revolving Credit Commitment (excluding the Revolving Credit Commitments of any Defaulting Lenders), and (b) on any date of determination occurring after the termination of the Total Revolving Credit Commitment, those Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the outstanding principal amount of all Loans and the Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of any Defaulting Lenders); provided that in determining Required Lenders for the purposes of any amendment or modification (i) that results in an increase in Loan Funding Availability as calculated under Section 3.1(a) or (ii) to the definition of “Change of Control” or Section 8.1(j), the percentages in clauses (a) and (b) above shall be sixty-six and two-thirds percent (66 2/3%).
     “Restricted Subsidiary” means any Subsidiary of Borrower which has been designated as a Restricted Subsidiary by Borrower and from which Administrative Agent is required to receive a duly executed Subsidiary Guaranty, including, without limitation, the Guarantors.
     “Revolving Credit Commitment” means, for any Lender as of any date of determination, the amount stated beside such Lender’s name on Schedule 2.1 as its “Revolving Credit Commitment,” as such amount may be increased or decreased in accordance with this Agreement.
     “Revolving Credit Loans” means, collectively, amounts advanced by Lenders to Borrower under the Total Revolving Credit Commitment pursuant to the terms of this Agreement and evidenced by the Revolving Credit Notes. An individual Loan is sometimes referred to as a “Revolving Credit Loan.”

     “Revolving Credit Notes” means the promissory notes executed by Borrower in the form of Exhibit F-1, one each in favor of each Lender evidencing such Lender’s pro rata share of the Revolving Credit Loans, and in a principal amount equal to such Lender’s Revolving Credit Commitment, as well as any promissory note or notes issued by Borrower in substitution, replacement, extension, amendment, or renewal of any such promissory note or notes.
     “Senior Unsecured Indebtedness” means, as of any date, all Indebtedness (other than Subordinated Indebtedness) of Borrower and its Restricted Subsidiaries which is not secured in whole or in part by any Lien except Permitted Encumbrances (excluding any obligations arising under Capital Leases, notes payable for insurance premiums, non-recourse promissory notes for seller financing, and promissory notes issued as earnest money for contracts).
     “S&P” means Standard and Poor’s Ratings Group, a division of McGraw Hill, Inc.
     “Speculative Lot” means any Dwelling Lots having a fully or partially constructed dwelling unit thereon which Dwelling Lot is not subject to a bona fide contract for the sale of such Dwelling Lot to a third party, excluding Developed Lots containing Dwellings used as Models.
     “Subordinated Indebtedness” means any Indebtedness of Borrower or any of its Restricted Subsidiaries that is subordinated to the Obligations on terms and conditions reasonably acceptable to Administrative Agent.
     “Subsidiary” means, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or susceptible to being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Unless the context otherwise requires, “Subsidiaries” as used herein shall mean the Subsidiaries of Borrower.
     “Subsidiary Guaranty” means a guaranty agreement in the form of Exhibit G pursuant to which each Restricted Subsidiary guarantees the full and faithful payment and performance of all of the Obligations.
     “Swingline Expiry Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.
     “Swingline Lender” shall mean Wachovia Bank in its capacity as lender of Swingline Loans.
     “Swingline Loans” shall have the meaning set forth in Section 2.16.
“Swingline Note” means the promissory note executed by the Borrower in the form of
     Exhibit F-2, in favor of Swingline Lender evidencing the Swingline Loans, and in a principal amount equal to the Maximum Swingline Amount, as well as any promissory note issued by Borrower in substitution, replacement, extension, amendment or renewal of any such promissory note.

     “Tangible Net Worth” means, with respect to Borrower and its Restricted Subsidiaries, the net worth of Borrower and its Restricted Subsidiaries, as defined under GAAP, less all “intangible assets”, but excluding any non-cash gain or loss resulting from any mark-to-market adjustments made directly to the net worth of Borrower and its Restricted Subsidiaries on a consolidated basis as a result of fluctuations in the value of financial instruments owned by Borrower or any such Restricted Subsidiaries as mandated under SFAS 133.
     “Taxes” means, for any Person, taxes, assessments, duties, levies, imposts, deductions, charges, or withholdings, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.
     “Total Capitalization” means the sum of (a) Net Funded Notes Payable and (b) stockholders equity of Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
     “Total Liabilities” means all items required by GAAP to be set forth as “liabilities” on Borrower’s and its Restricted Subsidiaries’ consolidated balance sheet.
     “Total Revolving Credit Commitment” means, as of any date of determination, the sum of all Revolving Credit Commitments for all Lenders then in effect, which sum shall not exceed $2,150,000,000 unless the Total Revolving Credit Commitment is increased pursuant to Section 2.10(b).
     “Unreimbursed Amount” is defined in Section 2.4(c).
     “Unrestricted Subsidiaries” means Subsidiaries of Borrower which are not Restricted Subsidiaries.
     “Unused Commitment” means, as of any date, the amount by which (a) the Total Revolving Credit Commitment on such date exceeds (b) the Commitment Usage as of such date.
     “Unused Commitment Fee” means those certain fees paid by Borrower to Lenders pursuant to Section 2.5(b).
     1.2 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein”, “hereunder”, “hereto” and “hereof” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Unless otherwise specified herein, Article, Section, Exhibit, and Schedule references are to this Agreement.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, however evidenced.

     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and “the word “through” means “to and including.”
     (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.4 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Applicable Law.
     1.5 Time References. Unless otherwise specified in the Loan Documents time references are to Eastern Standard Time or Eastern Daylight Time (as applicable).
     1.6 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or any documents related thereto, whether or not such maximum face amount is in effect at such time; provided that, in the case of any permanent reduction of the amount available under any Letter of Credit, references to the amount of such Letter of Credit shall be deemed to mean the amount available thereunder after giving effect to any such permanent reduction.
ARTICLE 2
LOANS AND LETTERS OF CREDIT
     2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, Lenders agree, severally in accordance with their respective Commitment Ratios, and not jointly, to extend credit to Borrower in an aggregate principal amount not to exceed the Total Revolving Credit Commitment and Letter of Credit Issuers agree to issue Letters of Credit on behalf of Borrower in an aggregate face amount not to exceed the Letter of Credit Sublimit, all as provided below:

     (a) The Revolving Credit Loans. Subject to the terms and conditions of this Agreement and provided that no Default or Event of Default exists, Lenders agree, severally in accordance with their Commitment Ratios, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and re-lend to Borrower, prior to the Maturity Date, amounts which in the aggregate do not exceed the Total Revolving Credit Commitment; provided that (i) the Commitment Usage may not exceed the Total Revolving Credit Commitment, and (ii) the sum of the outstanding principal amount of all Loans plus the aggregate unpaid reimbursement obligations in respect of drawings under all Letters of Credit that are Performance Letters of Credit plus the Letter of Credit Exposure with regard to all Letters of Credit that are not Performance Letters of Credit may not exceed the Available Loan Commitment. Advances under the Total Revolving Credit Commitment may be repaid and reborrowed from time to time on a revolving basis as set forth herein. Each Lender’s obligation to lend to Borrower hereunder shall terminate on the Maturity Date (unless sooner terminated hereunder).
     (b) The Letters of Credit. Subject to the terms and conditions of this Agreement and provided that no Default or Event of Default exists, each Letter of Credit Issuer agrees to issue Letters of Credit for the account of Borrower pursuant to Section 2.4 in an aggregate amount for Borrower at any one time not to exceed the Letter of Credit Sublimit; provided that (i) the Commitment Usage may not exceed the Total Revolving Credit Commitment, and (ii) the sum of the outstanding principal amount of all Loans plus the aggregate unpaid reimbursement obligations in respect of drawings under all Letters of Credit that are Performance Letters of Credit plus the Letter of Credit Exposure with regard to all Letters of Credit that are not Performance Letters of Credit may not exceed the Available Loan Commitment.
     (c) Use of Loan Proceeds. Administrative Agent, Lenders, and Borrower agree that the proceeds of the Loans and the Letters of Credit issued under Section 2.4 shall be used for general corporate purposes, including, without limitation, working capital support, home construction, lot acquisition, lot development, land acquisition, asset acquisitions, and stock acquisitions.
     (d) Limitation on Advances When Swingline Loan Outstanding. No Advance shall be made at any time that any Swingline Loan is outstanding, except for an Advance that is used, in whole or in part, on the day on which made, to repay in full the outstanding principal balance of Swingline Loans.
     2.2 Manner of Borrowing and Disbursement Under Loans.
     (a) Advances. Borrower shall give Administrative Agent irrevocable written notice for Advances under the Revolving Credit Loans not later than (i) 11:00 a.m. on the date of the requested Advance (if such Advance is to consist of Eurodollar Rate Loans) or (ii) 11:00 a.m. on a day that is at least three (3) Business Days prior to the date of the requested Advance (if such Advance is to consist of LIBOR Rate Loans), in the form of a Request for Advance, or notice by telephone or telecopy followed immediately by a Request for Advance; provided, however, that the failure by Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given. Each Advance hereunder shall be in principal amounts of not less than $5,000,000 and in integral multiples of $1,000,000. Subsequent to the initial Advance of the Revolving Credit Loans made on the Agreement Date, Borrower may not request, in the aggregate, more than four (4) Advances in any calendar month.
     (b) Notification of Lenders. Upon receipt of a Request for Advance or notice by telephone or telecopy, Administrative Agent shall promptly (and in any event, by the close of business on the day such Request for Advance is received) notify each Lender by telephone or telecopy of the requested Advance, the date on which the Advance is to be made, the amount of the Advance, whether such Advance is to consist of Eurodollar Rate Loans or LIBOR Rate Loans (and if LIBOR Rate Loans, the duration of the Interest Period applicable thereto), and the amount of such Lender’s portion of the applicable Advance based upon such Lender’s Commitment Ratio. Each Lender shall, not later than 1:00 p.m. on the date specified in such notice, make available to Administrative Agent at Administrative Agent’s office, or at such account as Administrative Agent shall designate, the amount of its portion of the applicable Advance in immediately available funds.
     (c) Disbursement. Prior to 2:00 p.m. on the date of an Advance hereunder, Administrative Agent shall, subject to the satisfaction of the conditions set forth in this Agreement, disburse the amounts made available to Administrative Agent by Lenders in immediately available funds by (i) transferring the amounts so made available by wire transfer pursuant to the instructions of Borrower, or (ii) in the absence of such instructions, crediting the amounts so made available to the account of Borrower maintained with Administrative Agent or an Affiliate of Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the date of any Advance that such Lender will not make available to Administrative Agent such Lender’s ratable portion of such Advance, and so long as notice has been given as provided in Section 2.2(b), Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the date of such Advance and Administrative Agent may, in its sole discretion and in reliance upon such assumption, without any obligation hereunder to do so, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to Administrative Agent, then such Lender agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent for the first two (2) days that such amount is not repaid, at the Federal Funds Rate, and, thereafter, at the Federal Funds Rate plus four percent (4%) per annum. If such Lender shall repay to Administrative Agent such corresponding amount, then such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon Administrative Agent’s demand therefor, then Administrative Agent may notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent, together with all interest accrued thereon and on the same terms and conditions that would have applied to such Advance had such Lender funded its portion thereof. Any payments received by Administrative Agent following such demand shall be applied in repayment of amounts owed to Administrative Agent hereunder prior to any other application. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that, at any time when no Default or Event of Default exists, a Lender for any reason fails or refuses to fund its portion of an Advance, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall (i) be automatically deemed to have transferred to the Lender serving as Administrative Agent all of such non-funding Lender’s right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) not be entitled to receive payments of principal, interest, or fees from Borrower in respect of such Advances which such Lender failed to make.
     (d) Pricing of Loans. Each Advance consisting of Eurodollar Rate Loans or Base Rate Loans shall continue as Eurodollar Rate Loans or Base Rate Loans unless and until such Eurodollar Rate Loans or Base Rate Loans are converted into LIBOR Rate Loans pursuant to Section 2.15 or such Advance is repaid in accordance with Section 2.7. Each Advance consisting of LIBOR Rate Loans shall continue as LIBOR Rate Loans until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Loans shall be automatically converted into Eurodollar Rate Loans unless (x) such Advance is repaid in accordance with Section 2.7 or (y) such LIBOR Rate Loans are continued as LIBOR Rate Loans in accordance with Section 2.15.

     (e) Limitation on Number of Interest Periods. Notwithstanding anything to the contrary in this Agreement, there shall be no more than twelve (12) Interest Periods outstanding at any given time.
     2.3 Interest on Loans.
     (a) Prior to Default. Interest on Loans shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed and shall be payable at a simple interest rate equal to the Applicable Rate times the principal amounts of such Loans outstanding from time to time for the number of days such principal amounts are outstanding. Interest then outstanding shall be due and payable in arrears as provided in Section 2.7.
     (b) Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Required Lenders shall have the option (but shall not be required to give prior notice thereof to Borrower to accelerate the maturity of the Loans or to exercise any other rights or remedies hereunder in connection with the exercise of this right) to charge interest on the outstanding principal balance of the Loans and any Unreimbursed Amounts (to the extent provided in Section 2.4(c)(iii)) at the Default Rate from the date of such Event of Default. Such interest shall be payable on the earliest of demand, the first (1st) Business Day of the next calendar month or the Maturity Date and shall accrue until the earlier of (i) waiver or cure (to the satisfaction of the Required Lenders) of such Event of Default, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.
     2.4 Issuance and Administration of Letters of Credit.
     (a) Agreement to Issue Letters of Credit.
     (i) Subject to the terms and conditions set forth herein: (A) each Letter of Credit Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the period from the Agreement Date until the Letter of Credit Expiration Date, to issue Letters of Credit (denominated in Dollars) for the account of Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that no Letter of Credit Issuer shall be obligated to issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of issuance of such Letter of Credit, (x) the Commitment Usage would exceed the Total Revolving Credit Commitment, (y) such Lender’s Commitment Ratio of the principal amount of all Loans plus such Lender’s Commitment Ratio of the Letter of Credit Exposure would exceed such Lender’s Revolving Credit Commitment, or (z) the Letter of Credit Exposure would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Agreement Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment, or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon any Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost, or expense which was not applicable on the Agreement Date and which such Letter of Credit Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate any Applicable Laws or one or more policies of such Letter of Credit Issuer with respect to the issuance of Letters of Credit generally;
     (C) subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;
     (D) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date;
     (E) a default of any Lender’s obligations to fund under Section 2.4(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless (1) such Letter of Credit Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate such Letter of Credit Issuer’s risk with respect to such Lender, or (2) after giving effect to such Letter of Credit, the Commitment Usage does not exceed the Total Revolving Commitments excluding the Revolving Credit Commitment of such Defaulting Lender; or
     (F) such Letter of Credit is in a face amount less than $10,000.
     (iii) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (iv) No Letter of Credit Issuer shall issue any Letter of Credit having an expiry date that would occur after the Letter of Credit Expiration Date without the consent of all Lenders.
     (v) The Existing Letters of Credit shall be deemed to be Letters of Credit hereunder for all purposes and shall be subject to and governed by the terms of this Agreement.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to a Letter of Credit Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Signatory of Borrower. Such Letter of Credit Application must be received by the applicable Letter of Credit Issuer and Administrative Agent not later than 10:00 a.m., at least five (5) Business Days (or such later date and time as the applicable Letter of Credit Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Letter of Credit Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such Letter of Credit Issuer may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable Letter of Credit Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, such Letter of Credit Issuer will provide Administrative Agent with a copy thereof. Upon receipt by the applicable Letter of Credit Issuer of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment or extension, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Letter of Credit Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Ratio times the amount of such Letter of Credit.
     (iii) If Borrower so requests in any applicable Letter of Credit Application, then a Letter of Credit Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit such Letter of Credit Issuer to prevent any such renewal at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that such Letter of Credit Issuer shall not permit any such renewal if (A) Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date from Administrative Agent, any Lender, or Borrower that one (1) or more of the applicable conditions specified in Section 4.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Letter of Credit Issuer shall have any obligation to permit the renewal of any Evergreen Letter of Credit at any time.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable

Letter of Credit Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Each Letter of Credit Issuer agrees to exercise commercially reasonable efforts to notify Borrower of its receipt of a request for a drawing under any Letter of Credit; provided that the failure of any Letter of Credit Issuer to provide such notice in respect of any Letter of Credit shall not: (x) affect the validity of such request for a drawing, (y) give rise to any defense to Borrower’s obligations with respect to such Letter of Credit, or (z) give rise to any liability on the part of such Letter of Credit Issuer. Upon any drawing under any Letter of Credit, the applicable Letter of Credit Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the next Business Day following the date of notice of any payment by the applicable Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse such Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing, together with interest on the amount of such drawing from the date of such drawing until reimbursed at the rate per annum equal to the Applicable Rate (determined as if such amount were an Advance consisting of Eurodollar Rate Loans). If Borrower fails to so reimburse such Letter of Credit Issuer by such time, then Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing and any interest thereon (the “Unreimbursed Amount”), and such Lender’s Commitment Ratio thereof. In such event, Borrower shall be deemed to have requested an Advance consisting of Eurodollar Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Request for Advance). Any notice given by a Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including the Lender acting as the applicable Letter of Credit Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to Administrative Agent for the account of the applicable Letter of Credit Issuer at Administrative Agent’s office in an amount equal to its Commitment Ratio of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.4(c)(iii), each Lender that so makes funds available shall be deemed to have made an Advance consisting of Eurodollar Rate Loans to Borrower in such amount. Administrative Agent shall remit the funds so received to the applicable Letter of Credit Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by an Advance because the conditions set forth in Section 4.2 cannot be satisfied, Borrower shall be deemed to have incurred from the applicable Letter of Credit Issuer a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate (determined as if such Letter of Credit Borrowing consisted of Eurodollar Rate Loans). In such event, each Lender’s payment to Administrative Agent for the account of the applicable Letter of Credit Issuer pursuant to Section 2.4(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

     (iv) Until each Lender funds its Advance or Letter of Credit Advance pursuant to this Section 2.4(c) to reimburse the applicable Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Ratio of such amount shall be solely for the account of the applicable Letter of Credit Issuer.
     (v) Each Lender’s obligation to make Advances or Letter of Credit Advances to reimburse any Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense, or other right which such Lender may have against such Letter of Credit Issuer, Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event, or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse any Letter of Credit Issuer for the amount of any payment made by such Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to Administrative Agent, for the account of the applicable Letter of Credit Issuer, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), then such Letter of Credit Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Letter of Credit Issuer for the first two (2) days that such amount is not repaid, at the Federal Funds Rate, and, thereafter, at the Federal Funds Rate plus four percent (4%) per annum. A certificate of the applicable Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (vii) Borrower shall pay to the applicable Letter of Credit Issuer, promptly upon demand, the amount of any fees (in addition to the fees described in Section 2.5) which such Letter of Credit Issuer customarily charges to a Person similarly situated in the ordinary course of its business for amending Letters of Credit and Letter of Credit Applications, for honoring drafts, and taking similar action in connection with Letters of Credit, together with all reasonable out-of-pocket expenses of such Letter of Credit Issuer incurred in connection therewith.
     (viii) Administrative Agent and Letter of Credit Issuers shall provide to Lenders periodic information, but not more often than quarterly, regarding outstanding Letters of Credit (including issue date, expiry date, beneficiary, Evergreen Letters of Credit, and amount), the Letter of Credit Exposure, and each Lender’s Commitment Ratio thereof.
     (d) Repayment of Participations.
     (i) At any time after a Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.4(c), if Administrative Agent receives for the account of such Letter of Credit Issuer any payment related to such Letter of Credit (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by Administrative Agent), or any payment of interest thereon, then Administrative Agent will distribute to such Lender its Commitment Ratio thereof in the same funds as those received by Administrative Agent.

     (ii) If any payment received by Administrative Agent from or on behalf of Borrower for the account of a Letter of Credit Issuer pursuant to Section 2.4(c)(i) is required to be returned, then each Lender shall pay to Administrative Agent, for the account of such Letter of Credit Issuer, its Commitment Ratio thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, for the first two (2) days that such amount is not repaid, at the Federal Funds Rate, and, thereafter, at the Federal Funds Rate plus four percent (4%) per annum.
     (e) Obligations Absolute. The obligation of Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing and each drawing under a Letter of Credit that is refinanced by an Advance, shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto; (ii) the existence of any claim, counterclaim, set-off, defense, or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating hereto or thereto, or any unrelated transaction; (iii) any draft, demand, certificate, or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by any Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will as soon as practicable notify the applicable Letter of Credit Issuer. Borrower shall be conclusively deemed to have waived any such claim against the applicable Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of Letter of Credit Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants, or assignees of any Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity, or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary, transferee, or any other party (other than Administrative Agent, the applicable Letter of Credit Issuer, or any Lender) at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants, or assignees of any Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.4(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the applicable Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which were caused by such Letter of Credit Issuer’s (x) willful misconduct or gross negligence, (y) willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, or (z) payment of a Letter of Credit against the presentation of any draft or certificate that does not strictly comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which, in spite of such appearance on their face of being in order, may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of Administrative Agent, if (i) any Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing which has not been paid by an Advance hereunder, or (ii) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, then Borrower shall immediately Cash Collateralize the Letter of Credit Exposure (in an amount equal to such Letter of Credit Exposure).
     (h) Applicability of ISP98. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit) (i), the rules of the International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit; and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
     (i) Conflict with Letter of Credit Application. Although referenced in any Letter of Credit, terms of any particular agreement or other obligation to the beneficiary are not in any manner incorporated herein. The fees and other amounts payable with respect to each Letter of Credit shall be as provided in this Agreement, drafts under any Letter of Credit shall be deemed part of the Obligations, and in the event of any conflict between the terms of this Agreement and any Letter of Credit Agreement, the terms of this Agreement shall be controlling.
     (j) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay, and save Administrative Agent, each Letter of Credit Issuer, and each Lender harmless from and against any and all claims, demands, liabilities, damages, or losses (other than loss of profits) of, or owed to third parties, and any and all related costs, charges, and expenses (including reasonable Attorney Costs), which Administrative Agent, each Letter of Credit Issuer, and each Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of any Letter of Credit Issuer to honor a draft under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Authority; provided that Borrower shall have no liability to indemnify Administrative Agent, any Letter of Credit Issuer, or any Lender in respect of any liability arising out of the gross negligence or willful misconduct of Administrative Agent, any Letter of Credit Issuer, and each Lender or any officer, director, employee, agent, or attorney in fact of such Person or from any such liability arising solely out of a controversy among Administrative Agent, any Letter of Credit Issuer, and Lenders (or any of them). The provisions of and undertakings and indemnifications set forth in this Section 2.4(j) shall survive the satisfaction and payment of the Obligations and termination of this Agreement.
     (k) Schedule of Letters of Credit. Each Letter of Credit Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month. Administrative Agent shall deliver to Lenders a copy of such schedule promptly upon receipt thereof.
     2.5 Fees and Commissions on Loans and Letters of Credit.
     (a) Fee Letter. Borrower agrees to pay to Administrative Agent the fees set forth in the Fee Letter. Such fees shall be due and payable on the date specified in the Fee Letter, and shall be fully earned when due and non-refundable when paid.
     (b) Unused Commitment Fee. Borrower agrees to pay to Administrative Agent for the ratable benefit of Lenders, in accordance with their respective Commitment Ratios, an Unused Commitment fee (the “Unused Commitment Fee”), payable: (i) in quarterly installments in arrears, on the eighteenth (18th) day (or, if such day is not a Business Day, then the next preceding Business Day) following the last day of each quarter ending March, June, September, and December, with such payment commencing January 16, 2006; and (ii) on the Maturity Date. Each installment shall be in an amount equal to the product of (a) the rate per annum equal to the Applicable Margin for Unused Commitment Fees times (b) the daily Unused Commitment, in each case for the fiscal quarter preceding the payment date for such quarter. For purposes of determining the Unused Commitment Fee payable to the Swingline Lender, its Swingline Loans shall be treated as usage of its Revolving Credit Commitment.
     (c) Letter of Credit Fees. Borrower agrees to pay to the applicable Letter of Credit Issuer the applicable Fronting Fee (which Fronting Fee shall be due and payable in quarterly installments in arrears in respect of the issuance of each Letter of Credit and each renewal thereof) and the fees described in Section 2.4(c)(vii). Borrower agrees to pay to Administrative Agent, for the ratable benefit of Letter of Credit Issuers and Lenders, a fee (the “Letter of Credit Fees”), payable in quarterly installments in arrears, on the daily applicable amount of any outstanding Letters of Credit, as determined in accordance with Section 1.6, from the date of issuance of each such Letter of Credit through the expiration date thereof in an amount equal to the Applicable Margin for Letters of Credit for each such Letter of Credit. Borrower shall pay the Letter of Credit Fees: (i) in quarterly installments in arrears on the eighteenth (18th) day (or, if such day is not a Business Day, then the next preceding Business Day) following the last day of each quarter ending March, June, September, and December, with such payment commencing April 16, 2006; and (ii) on the Maturity Date.
     (d) Fees Generally. All fees (except for the Fronting Fee) shall be calculated on the basis of a hypothetical year of 360 days for the actual number of days elapsed. The Fronting Fee shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Administrative Agent shall, promptly after receipt of the Unused Commitment Fees and Letter of Credit Fees, distribute such fees to Lenders in accordance with their respective Commitment Ratios.

     2.6 Notes, Loan and Letters of Credit Accounts.
     (a) The Revolving Credit Loans shall be repayable in accordance with the terms and provisions set forth herein, and shall be evidenced by the Revolving Credit Notes. Each Lender shall be issued a Revolving Credit Note payable to the order of such Lender in accordance with the Revolving Credit Commitment of such Lender. The Revolving Credit Notes shall be issued by Borrower to all Lenders and shall be duly executed and delivered by Authorized Signatories.
     (b) The Swingline Loans shall be repayable in accordance with the terms and provisions set forth herein, and shall be evidenced by the Swingline Note. The Swingline Lender shall be issued the Swingline Note payable to the order of the Swingline Lender in the stated principal amount of the Maximum Swingline Amount. The Swingline Note shall be issued by Borrower to Swingline Lender and shall be duly executed and delivered by Authorized Signatories.
     (c) Each Lender, as the case may be, may open and maintain on its books in the name of Borrower a loan account with respect to the Revolving Credit Loans and interest thereon and a letter of credit account with respect to its obligations pursuant to Letters of Credit. Each Lender which opens such accounts in respect of the Revolving Credit Loans shall debit the applicable loan account for the principal amount of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on the Revolving Credit Loans. Each Lender which opens such accounts in respect of the Letters of Credit shall debit the applicable account for the amount of each Advance made by it and accrued interest thereon, and shall credit such account for each payment on account of principal and interest of Letter of Credit Advances. The records of each Lender with respect to the accounts maintained by it shall be prima facie evidence of the Revolving Credit Loans and Letter of Credit Obligations and accrued interest thereon, and shall be conclusive and binding absent manifest error, but the failure to maintain such records shall not impair the obligation of Borrower to repay Indebtedness hereunder.
     (d) The Swingline Lender may open and maintain on its books in the name of Borrower a loan account with respect to the Swingline Loans and interest thereon. The Swingline Lender shall debit such loan account for each payment on account of principal of and interest on the Swingline Loans. The records of the Swingline Lender maintained by it shall be prima facie evidence of the Swingline Loans and accrued interest thereon, and shall be conclusive and binding absent manifest error, but the failure to maintain such records shall not impair the obligation of Borrower to repay Indebtedness hereunder.
     (e) Administrative Agent and each Letter of Credit Issuer may maintain in accordance with their usual practice records of account evidencing the Indebtedness of Borrower resulting from Advances under the Revolving Credit Loans and each drawing under a Letter of Credit. In any legal action or proceeding in respect of this Agreement, the entries made in such record shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of Borrower therein recorded. Failure of Administrative Agent or any Letter of Credit Issuer to maintain any such record shall not excuse Borrower from the obligation to pay such Indebtedness. To the extent that the records of Administrative Agent or any Letter of Credit Issuer conflict with the records of Lenders maintained pursuant to Section 2.6(b) above, absent manifest error, the records of Administrative Agent or such Letter of Credit Issuer, as the case may be, shall control.
     (f) Each Advance from Lenders under this Agreement shall be made pro rata on the basis of their respective applicable Commitment Ratios.

     (g) Each Advance made on account of drawing under Letters of Credit shall be made pro rata by Lenders on the basis of their respective Commitment Ratios.
     2.7 Repayment of Loans and Letters of Credit.
     (a) Interest. Borrower shall pay, on each applicable Interest Payment Date, all interest on the Loans which has accrued during the period since the immediately preceding applicable Interest Payment Date, commencing on the first Interest Payment Date to occur following the Agreement Date.
     (b) Letters of Credit. Borrower shall repay all draws upon the Letters of Credit as provided in Section 2.4.
     (c) Reconciliation of Loan Inventory. Borrower shall repay certain portions of the outstanding principal of the Loans and accrued and unpaid interest thereon upon the reconciliation of the Loan Funding Availability against the outstanding principal balance under the Notes and other Senior Unsecured Indebtedness as provided in Section 3.1.
     (d) Maturity. In addition to the foregoing, a final payment of all Obligations then outstanding shall be due and payable by Borrower on the Maturity Date.
     (e) Extension. Not more than once in any fiscal year of Borrower, Borrower may request an extension of the Maturity Date to the first anniversary of the then scheduled Maturity Date by submitting a request for an extension (the “Extension Request”) to Administrative Agent not more than 120 days and not less than 60 days prior to the then applicable anniversary of the Agreement Date. Promptly upon (but not later than five (5) Business Days after) Administrative Agent’s receipt and approval of the Extension Request, Administrative Agent shall deliver to each Lender a copy of, and shall request each Lender to approve, the Extension Request. Administrative Agent shall also advise each Lender of the proposed extension fee. Each Lender approving the Extension Request shall deliver its written approval no later than 60 days after such Lender’s receipt of the Extension Request. If the written approval of the Extension Request by Lenders whose Commitment Ratios equal or exceed 66-2/3% in the aggregate is received by the Administrative Agent within such 60-day period and provided no Default or Event of Default exists on the effective date of such extension, the Maturity Date shall be extended as specified in the Extension Request but only with respect to Lenders that have given their written approval. Borrower shall pay to the Lenders approving the extension an extension fee in an amount to be determined by Borrower and Administrative Agent, payable on the effective date of such extension. Except to the extent that a Lender that did not give its written approval to such Extension Request (“Rejecting Lender”) is replaced at Borrower’s election in the manner provided in Section 10.2(h), the Loans and all interest thereon, fees and other Obligations owed to such Rejecting Lender shall be paid in full on the Maturity Date as determined prior to such Extension Request (the “Rejecting Lender’s Facility Termination Date”).
     (f) Election to Terminate Rejecting Lenders. If Lenders whose Commitment Ratios equal or exceed 66-2/3% in the aggregate approve the Extension Request, Borrower, upon notice to Administrative Agent and any Rejecting Lender, may, subject to the provisions of the next to the last sentence of Section 2.7(g), terminate the Revolving Credit Commitment of such Rejecting Lender (or such portion of such Revolving Credit Commitment that is not assigned to another Lender or Eligible Assignee in accordance with Section 10.2(h), which termination shall occur as of a date set forth in Borrower’s notice but in no event more than thirty (30) days following such notice. The termination of a Lender’s Revolving Credit Commitment shall be effected in accordance with Section 2.7 (g).

     (g) Termination of Rejecting Lender. If Borrower elects to terminate a Revolving Credit Commitment of a Rejecting Lender as provided in Section 2.7(f), Borrower shall pay to the Rejecting Lender on the effective date of such termination all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.12(a), (b) and (e) and the Unused Commitment Fee and Letter of Credit Fee payable to such Rejecting Lender. Upon request by Borrower or Administrative Agent, the Rejecting Lender will deliver to Borrower and Administrative Agent a letter setting forth the amounts payable to such Rejecting Lender as set forth above. Upon the termination of such Rejecting Lender’s Revolving Credit Commitment and payment of the amounts provided for in the immediately preceding sentence, Borrower shall have no further obligations to such Rejecting Lender under this Agreement and such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.12(a), (b) and (e) and Section 8.6 (a) and (b), as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 9.7 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Revolving Credit Commitment. If, as a result of the termination of the Rejecting Lender’s Revolving Credit Commitment, any payment of a LIBOR Rate Loan occurs on a day which is not the last day of the applicable Interest Period, Borrower shall pay to Administrative Agent for the benefit of Lenders (including any Rejecting Lender) any loss or cost incurred by Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 2.12(e). Upon the effective date of the termination of the Rejecting Lender’s Revolving Credit Commitment, the total Revolving Credit Commitment shall be reduced by the amount of the terminated Revolving Credit Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the next to the last sentence of this Section 2.7(g)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Letter of Credit then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any replacement Lender that acquires an interest hereunder from such Rejecting Lender) holds a participation interest in each Letter of Credit in proportion to the ratio that such Lender’s Revolving Credit Commitment (upon the effective date of such termination of the Rejecting Lender’s Revolving Credit Commitment) bears to the Total Revolving Credit Commitment (as reduced by the termination of such Rejecting Lender’s Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Revolving Credit Commitment of such Rejecting Lender, the sum of the outstanding principal balance of the Loans and the Letter of Credit Exposure would exceed the Total Revolving Credit Commitment (as reduced), Borrower may not terminate such Rejecting Lender’s Revolving Credit Commitment unless Borrower, on or prior to the effective date of such termination, either (x) prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable Letter of Credit Issuer outstanding Letters of Credit to eliminate such excess or (y) Cash Collateralizes the amount of such excess.
     2.8 Manner of Payment.
     (a) Each payment (including any prepayment) by Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to Lenders or Administrative Agent under this Agreement, the Notes, or the other Loan Documents shall be made, without condition or deduction for any counterclaim, defense, recoupment, or setoff, not later than 1:00 p.m. on the date specified for payment under this Agreement or such other Loan Document to Administrative Agent to an account designated by Administrative Agent, for the account of Lenders, Letter of Credit Issuers or Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by Administrative Agent after 1:00 p.m. shall be deemed received on the next Business Day for purposes of interest accrual. Any payment described in this Section 2.8(a) received by Administrative Agent by 1:00 p.m. of the date specified for such payment shall be disbursed to Lenders or the applicable Letter of Credit Issuer(s), as the case may be, on such date; any payment received after 1:00 p.m. on such date shall be disbursed to Lenders or the applicable Letter of Credit Issuer(s), as the case may be on the next following Business Day. In the case of a payment for the account of a Lender or a Letter of Credit Issuer, then, subject to the provisions of Section 2.9 of this Agreement, Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender or such Letter of Credit Issuer. If Administrative Agent shall not have received any payment from Borrower as and when due, Administrative Agent will promptly notify Lenders and, if appropriate, the applicable Letter of Credit Issuer, accordingly, and Administrative Agent shall not be obligated to make any distributions under this Section 2.8.
     (b) Unless Borrower has notified Administrative Agent prior to the date any payment is required to be made by it to Administrative Agent hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect. A notice of Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) If any payment under this Agreement or any of the Notes shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
     (d) Borrower may not make payments, in the aggregate, under this Agreement (excluding any payments specifically required pursuant to the terms of this Agreement) more than (i) three (3) times in any calendar month plus (ii) six (6) additional times in any twelve (12) calendar month period. In any event, Borrower may not make, in the aggregate, more than forty (40) payments (excluding any payments specifically required pursuant to the terms of this Agreement) under this Agreement in any twelve (12) calendar month period.
     (e) Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under the Notes and Letter of Credit Obligations without set-off or counterclaim or any deduction whatsoever.
     2.9 Application of Payments. Unless otherwise specifically provided in this Agreement or the other Loan Documents, payments made to Administrative Agent, Letter of Credit Issuers, or Lenders, or any of them, or otherwise received by Administrative Agent or Lenders, or any of them (from realization on collateral for the Obligations or otherwise), shall be applied (subject to Section 2.4(c)) in the following order to the extent such Obligations are then due and payable hereunder: First, to the costs and expenses, if any, incurred by Administrative Agent, Letter of Credit Issuers, or Lenders, or any of them, in the collection of such amounts under this Agreement or any of the other Loan Documents, including, without limitation, any reasonable costs incurred in connection with the sale or disposition of any collateral for the Obligations and Attorney Costs; Second, pro rata among Administrative Agent, Letter of Credit Issuers and Lenders based on the total amount of fees then due and payable hereunder or under any other Loan Document and to any other fees and commissions then due and payable by Borrower to Lenders, Letter of Credit Issuers and Administrative Agent under this Agreement or any

Loan Document; Third, to any due and unpaid interest which may have accrued on the Loans, pro rata among Lenders based on the outstanding principal amount of the Revolving Credit Loans outstanding immediately prior to such payment; Fourth, to any amounts outstanding with respect to draws under Letters of Credit; Fifth, to any unpaid principal of the Revolving Credit Loans, pro rata among Lenders based on the principal amount of the Revolving Credit Loans outstanding immediately prior to such payment; Sixth, to the extent any Letters of Credit are then outstanding, to Cash Collateralize the Letters of Credit in an amount equal to the outstanding Letter of Credit Exposure; Seventh, to any other Obligations not otherwise referred to in this Section 2.9 until all such Obligations are paid in full; Eighth, to actual damages incurred by Administrative Agent, Letter of Credit Issuers or Lenders, or any of them, by reason of any breach hereof or of any other Loan Documents by Borrower or a Restricted Subsidiary; and Ninth, upon satisfaction in full of all Obligations, to Borrower or as otherwise required by law. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or an Event of Default, payments with respect to items Fourth, and Fifth in the immediately preceding sentence shall be applied to such items based upon the ratio of the Obligations under each of such items to the aggregate Obligations under all of such items. If any Lender shall obtain any payment (whether involuntary or otherwise) on account of the Revolving Credit Loans made by it in excess of its ratable share of the Revolving Credit Loans then outstanding and such Lender’s share of any expenses, fees and other items due and payable to it hereunder, such Lender shall forthwith purchase a participation in the Revolving Credit Loans from the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably based on the applicable Commitment Ratios with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation so long as the Obligations are not increased.
     2.10 Lenders; Increase in Total Revolving Credit Commitment.
     (a) Lenders on the Agreement Date shall be Lenders set forth on Schedule 2.1 on the Agreement Date.
     (b) After the Agreement Date, Administrative Agent may, from time to time at the request of Borrower, increase the Total Revolving Credit Commitment by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Revolving Credit Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:
     (A) each Subsequent Lender is an Eligible Assignee;
     (B) Borrower executes (I) a new Revolving Credit Note payable to the order of a Subsequent Lender, or (II) a replacement Revolving Credit Note payable to the order of an Increasing Lender;
     (C) each Subsequent Lender executes a signature page to this Agreement;
     (D) after giving effect to the admission of any Subsequent Lender or the increase in the Revolving Credit Commitment of an Increasing Lender, the aggregate increase to the Total Revolving Credit Commitment as a result of all increases made under this Section 2.10(b) since the Agreement Date does not exceed $750,000,000;

     (E) each increase in the Total Revolving Credit Commitment shall be in the minimum amount of $5,000,000 or a greater integral multiple of $1,000,000;
     (F) no admission of any Subsequent Lender shall increase the Revolving Credit Commitment of any existing Lender without the consent of such existing Lender;
     (G) no Lender shall be an Increasing Lender without the consent of such Lender; and
     (H) no Default or Event of Default exists nor would occur after giving effect to such increase.
After the admission of any Subsequent Lender or the increase in the Revolving Credit Commitment of any Increasing Lender, Administrative Agent shall promptly provide to each Lender a new Schedule 2.1 to this Agreement. In the event that there are any Revolving Credit Loans outstanding after giving effect to an increase in the Total Revolving Credit Commitment pursuant to this Section 2.10, upon notice from Administrative Agent to each Lender, the amount of such Revolving Credit Loans owing to each Lender shall be appropriately adjusted to reflect the new Commitment Ratios of Lenders. If, as a result of any such adjustment to the amount of Revolving Credit Loans owing to any Lender, any payment of all or a portion of any LIBOR Rate Loan owing to any such Lender occurs on a day which is not the last day of the applicable Interest Period, Borrower shall pay to Administrative Agent for the benefit of the affected Lenders any loss or cost incurred by such Lenders resulting therefrom in accordance with Section 2.12(e).
     2.11 Set-Off.
     (a) Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 2.11(a) are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
     (b) Sharing of Payments. If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations owing to it, or interest thereon, then such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with all Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, then such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest except to the extent that such Benefitted Lender is required to pay interest on such recovery. Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by Applicable Laws, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11(b) and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11(b) shall from and after such purchase have the right to give all notices, requests, demands, directions, and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligation purchased.
     2.12 Yield Protection.
     (a) Taxes.
          (i) Any and all payments by Borrower to or for the account of any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes and withholding related thereto), by the jurisdiction (or any political subdivision thereof) under the Applicable Laws of which such Lender is organized or maintains a lending office (such excluded income and franchise Taxes being “Excluded Taxes”). If Borrower shall be required by any Applicable Law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable under any Loan Document to any Lender, then to the extent permitted under Applicable Law (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12(a)), such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Laws, and (D) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
          (ii) In addition, to the extent permitted under Applicable Law, Borrower agrees to pay any and all present or future stamp, court, or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, or otherwise with respect to, any Loan Document other than Excluded Taxes (hereinafter referred to as “Other Taxes”).
          (iii) If Borrower shall be required to deduct or pay any Taxes (other than Excluded Taxes) or Other Taxes from or in respect of any sum payable under any Loan Document to any Lender, then to the extent permitted under Applicable Law Borrower shall also pay to Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender reasonably determines and specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.
          (iv) To the extent permitted under Applicable Law, Borrower agrees to indemnify each Lender for (A) the full amount of Taxes (other than Excluded Taxes) and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.12(a)) paid by such Lender, (B) amounts payable under Section 2.12(a)(iii), and (C) any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 2.12(a)(iv) shall be made within thirty (30) days after the date any Lender makes a demand therefor. At the request of Borrower and at

          Borrower’s sole cost and expense, each Lender agrees to take such steps as Borrower shall reasonably request to recover such Taxes and Other Taxes including the filing of protests, requests for refunds, and other similar actions.
     (b) Increased Cost and Reduced Return; Capital Adequacy.
     (i) If any Lender reasonably determines for the Loans and for other similar loans made by such Lender to similar borrowers that as a result of the introduction of or any change in or in the interpretation of any Applicable Law of the United States, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining Loans at the Eurodollar Rate or the LIBOR Rate (other than any increase in costs reflected in the Eurocurrency Reserve Requirements) or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (i) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 2.12(a) shall govern), and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Applicable Laws of which such Lender is organized or has its lending office), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (ii) If any Lender reasonably determines for the Loans and for other similar loans made by such Lender to similar borrowers that the introduction of any Applicable Law of the United States regarding reserves or capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its applicable lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to reserves or capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (c) Inability to Determine Interest Rate. If prior to the first day of any Interest Period, Administrative Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Administrative Agent shall give telecopy, telephonic or written notice thereof to Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Eurodollar Rate Loans and (y) any Revolving Credit Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued as Eurodollar Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Eurodollar Rate Loans to LIBOR Rate Loans.
     (d) Availability of LIBOR Rate Loans. If any Lender reasonably determines that maintenance of its LIBOR Rate Loans would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that deposits of a type and maturity appropriate to match fund LIBOR Rate Loans are not available, then Administrative Agent shall suspend the availability of LIBOR Rate Loans and require any affected LIBOR Rate Loans to be repaid or converted to Eurodollar Rate Loans at the end of the applicable Interest Period
     (e) Break Funding Payments. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender sustains or incurs (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after Borrower has given Administrative Agent notice that Borrower selects such LIBOR Rate Loans in accordance with Section 2.2 or Section 2.15, as appropriate, (b) default by Borrower in making any prepayment or conversion of a LIBOR Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand, required assignment or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market.
     (f) Matters Applicable to all Requests for Compensation. A certificate of Administrative Agent or any Lender claiming compensation under this Section 2.12 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (g) Removal of Lenders. Upon any Lender’s making a claim for compensation under Section 2.12(a) or Section 2.12(b), Borrower may remove or replace such Lender in accordance with Section 10.2(h).
     (h) Survival. All of Borrower’s obligations under this Section 2.12 shall survive termination of the Total Revolving Credit Commitment and payment in full of all the other Obligations.
     2.13 Maximum Rate. Regardless of any provision contained in any Loan Document, no Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligations, or any part thereof, any amount in excess of the Maximum Rate, and if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under Applicable Laws, (a) treat all Advances and Loans as a single extension of credit (and Lenders and Borrower agree that such is the case and that provision herein for multiple Advances and Loans is for convenience only), (b) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations; provided that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, then Lenders shall refund such excess and, in such event, Lenders receiving such excess shall not, to the extent permitted by Applicable Laws, be subject to any penalties provided by any Applicable Laws for contracting, charging, taking, reserving, or receiving interest in excess of the Maximum Rate.

Borrower agrees that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to the Obligations.
     2.14 Termination or Reduction of Commitments. Borrower may, upon written, irrevocable notice to Administrative Agent, terminate the Total Revolving Credit Commitment, or from time to time permanently reduce the Total Revolving Credit Commitment; provided that (a) any such notice shall be received by Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) Borrower shall not terminate or reduce the Total Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Commitment Usage would exceed the Total Revolving Credit Commitment, (d) if, after giving effect to any reduction of the Total Revolving Credit Commitment, the Letter of Credit Sublimit exceeds the amount of the Total Revolving Credit Commitment, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess, and (e) if, after giving effect to any reduction of the Total Revolving Credit Commitment, the Maximum Swingline Amount exceeds the amount of the Total Revolving Credit Commitment, the Maximum Swingline Amount shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Total Revolving Credit Commitment. Any reduction of the Total Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Commitment Ratio. All fees accrued until the effective date of any termination of the Total Revolving Credit Commitment shall be paid on the effective date of such termination.
     2.15 Conversion/Continuation Options. Subject to the limitations on the availability of LIBOR Rate Loans, Borrower may elect from time to time to convert outstanding Revolving Credit Loans from Eurodollar Rate Loans to LIBOR Rate Loans or to continue any LIBOR Rate Loan as such upon the expiration of the then current Interest Period thereof by giving Administrative Agent telephonic or written notice (the “Notice of Conversion/Continuation”), which Notice of Conversion/Continuation must be received prior to 11:00 a.m., at least three (3) Business Days prior to the requested date for the conversion or continuation, which notice shall specify (i) the date for the conversion or continuation (which shall be a Business Day); and (ii) the aggregate amount of Eurodollar Rate Loans to be converted or LIBOR Rate Loans to be continued. Each conversion from Eurodollar Rate Loans to LIBOR Rate Loans and each continuation of LIBOR Rate Loans shall be in the principal amount of $5,000,000 or any larger amount which is an even multiple of $1,000,000. Administrative Agent shall give prompt telephonic or written notice to each Lender of Borrower’s request for conversion or continuation, specifying (i) the date for the conversion or continuation; (ii) the aggregate amount of Eurodollar Rate Loans to be converted or LIBOR Rate Loans to be continued; and (iii) for each such Eurodollar Rate Loan to be converted to a LIBOR Rate Loan and each continuation of any LIBOR Rate Loan, the respective LIBOR Rate applicable thereto. All or any part of outstanding Eurodollar Rate Loans may be converted or LIBOR Rate Loans continued as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Eurodollar Rate Loan may be converted into a LIBOR Rate Loan nor any LIBOR Rate Loan continued as a LIBOR Rate Loan upon the expiration of the current Interest Period therefor when any Default or Event of Default has occurred and is continuing.
     2.16 Swingline Loans .
     (a) Subject to the terms and conditions of this Agreement, Swingline Lender agrees to make at any time and from time to time after the Agreement Date and prior to the Swingline Expiry Date swingline loans to Borrower (“Swingline Loans”), which Swingline Loans (i) shall be denominated in United States Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed, in aggregate principal amount at any one time outstanding, the lesser of (A) the Maximum Swingline Amount and (B) the amount by which Swingline Lender’s Revolving Credit

Commitment exceeds its Commitment Ratio of the sum of all Revolving Credit Loans and the Letter of Credit Exposure, and (iv) shall be subject to (A) the limitations set forth in clauses (i) and (ii) of the second proviso of Section 2.1(a) and (B) satisfaction of the conditions set forth in Sections 4.2(a), (c), (d) and (e). Swingline Lender will not make a Swingline Loan after it has received written notice from Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as Swingline Lender shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default, as required by this Agreement.

     (b) Borrower shall give Swingline Lender irrevocable telephonic or written notice prior to 11:00 a.m. on the requested borrowing date specifying the amount of the requested Swingline Loan which shall be in a minimum amount of $500,000 or whole multiples of $100,000 in excess thereof. The Swingline Loans will then be made available to Borrower by Swingline Lender by crediting the account of Borrower on the books of Swingline Lender.
     (c) The Swingline Loans shall be evidenced by the Swingline Note. The Swingline Loan shall mature on the Swingline Expiry Date, and bear interest as provided in Section 2.3. Interest on each Swingline Loan shall be payable as specified in Section 2.7(a).
     (d) Swingline Lender, at any time and in its sole and absolute discretion, may (and, not later than four (4) Business Days after the making of a Swingline Loan, shall), on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on Borrower’s behalf), request each Lender, including Swingline Lender, to make a Revolving Credit Loan (each, a “Mandatory Borrowing”) in an amount equal to such Lender’s Commitment Ratio of the amount of the Swingline Loans (provided that each such request shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default or upon the exercise of any of the remedies provided in Section 8.2, in which case each Lender shall make the proceeds of its Revolving Credit Loan available to Swingline Lender on the immediately succeeding Business Day in its Commitment Ratio thereof, and the proceeds thereof shall be applied directly to repay Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Eurodollar Rate Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified by Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article 4 hereof are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, (v) any reduction in the Revolving Credit Commitments after any such Swingline Loans were made, (vi) the absence of any Loan Funding Availability at any time it is applicable, (vii) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swingline Lender, Borrower or any other Person for any reason whatsoever, or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding described in Section 8.1(e) or (f) in respect of Borrower), each Lender (other than Swingline Lender) hereby agrees that it shall forthwith purchase from Swingline Lender (without recourse or warranty) a participation interest in such outstanding Swingline Loans as shall be necessary to cause the Lenders to hold participation interests in such Swingline Loans in the proportion of their respective Commitment Ratios thereof (each a “Mandatory Swingline Participation”), provided that all interest payable on the Swingline Loans shall be for the account of Swingline Lender until the date the Mandatory Borrowing is made, and, to the extent attributable to the Mandatory Borrowing, shall be payable to the Lender making such Mandatory Borrowing from and after the date such Mandatory Borrowing is made.
     (e) Whenever, at any time after Swingline Lender has received from any Lender such Lender’s assigned interest in a Swingline Loan and Swingline Lender receives any payment on account thereof, Swingline Lender will distribute to such Lender its assigned interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s assigned interest was outstanding and funded); provided, however, that in the event that such payment received by Swingline Lender is required to be returned, such Lender will return to Swingline Lender any portion thereof previously distributed by Swingline Lender to it.

ARTICLE 3
INVENTORY AND FUNDING AVAILABILITY
     3.1 Loan Funding Availability. Unless Borrower has an Investment Grade Rating from any two (2) of Moody’s, S&P, and Fitch, at the designated times set forth herein, Administrative Agent and Borrower shall establish a Loan Funding Availability for the Loan Inventory and other Senior Unsecured Indebtedness.
     (a) Calculation of Loan Funding Availability. The Loan Funding Availability shall be equal to the sum, without duplication, of “A” plus “B” plus “C”, each as further described below (and subject to the proviso at the end of this subsection (a)):
     A = sixty-five percent (65%) of the sum of all Acquisition Costs for all Lots Under Development which are included in the Loan Inventory. If, after a Land Parcel is designated a Lot Under Development, development of such parcel ceases for thirty (30) calendar days or more (other than by reason of a Force Majeure Delay), at the discretion of Administrative Agent, the Loan Funding Availability for such parcel may be reduced to an amount determined by Administrative Agent (which amount can be zero) until development of such Lot Under Development is resumed to the satisfaction of Administrative Agent;
     B = sixty-five percent (65%) of the sum of all Acquisition Costs for all Developed Lots included in the Loan Inventory;
     C = eighty-five percent (85%) of the sum of all Acquisition Costs and Construction Costs for all Dwelling Lots included in the Loan Inventory;
     provided that the sum of “A” and “B” may not exceed fifty percent (50%) of the amount of Loan Funding Availability.
     (b) Designation of Land Parcels, Lots Under Development, Developed Lots and Dwelling Lots. Borrower shall deliver to Administrative Agent an Inventory Summary Report in the form of Exhibit A and incorporated herein within fifteen (15) days after the last day of each quarter in each fiscal year of Borrower; provided that Borrower may, in its discretion, deliver an Inventory Summary Report within fifteen (15) days following the last day of any calendar month. The Inventory Summary Report shall reflect Inventory that Borrower desires to have designated as Loan Inventory. Upon Administrative Agent’s receipt of the Inventory Summary Report, Administrative Agent may conduct inspections or reviews of the subject Inventory that Administrative Agent deems appropriate, at the expense of Administrative Agent except as hereinafter expressly provided. Based upon the information in the Inventory Summary Report and the other information compiled by Administrative Agent, Administrative Agent shall determine, in its reasonable discretion, whether a Lot Under Development, Developed Lot or Dwelling Lot not previously designated as part of the Loan Inventory shall be designated part of the Loan Inventory and, if so, whether such Lot Under Development, Developed Lot, or Dwelling Lot shall be designated a Lot Under Development, Developed Lot, or Dwelling Lot.
     (c) Periodic Establishment of Loan Funding Availability. Within two (2) Business Days of Administrative Agent’s receipt of an Inventory Summary Report, Administrative Agent shall establish the Loan Funding Availability based on such Inventory Summary Report delivered to Administrative Agent and information compiled by Administrative Agent. In the event Borrower does not submit the Inventory Summary Report in the time and manner set forth above or furnish sufficient information to Administrative Agent to enable Administrative Agent to establish a new Loan Funding Availability,

Administrative Agent will establish a Loan Funding Availability based on some or all of the previous information submitted to Administrative Agent by Borrower in the immediately preceding Inventory Summary Report and the information compiled by Administrative Agent, as required hereunder, in connection therewith, as the case may be, or other information available to Administrative Agent.
     (d) Reconciliation. In the event that the Loan Funding Availability for a particular Funding Period is less than the then outstanding principal amount of all Senior Unsecured Indebtedness, Administrative Agent shall promptly notify Borrower and Lenders thereof. On or before the Reconciliation Date, Borrower shall (i) (A) pay to Administrative Agent a principal payment to be applied to the Loans and any unpaid draws under Letters of Credit and/or (B) provide to Administrative Agent evidence that the principal amount of other Senior Unsecured Indebtedness has been reduced in an aggregate amount sufficient to eliminate the excess of the outstanding principal amount of all Senior Unsecured Indebtedness over the Loan Funding Availability, together with any accrued and unpaid interest on such excess or (ii) provide a revised Inventory Summary Report designating sufficient additional Inventory (which shall be acceptable to Administrative Agent, in its reasonable discretion) as Loan Inventory to cause the Loan Funding Availability to equal or exceed the outstanding principal of all Senior Unsecured Indebtedness.
     (e) Removal/Disapproval of Inventory for Loan Funding Availability. If, at any time Borrower does not have an Investment Grade Rating from any two (2) of Moody’s, S&P, and Fitch, Administrative Agent determines, in its reasonable discretion, that any part of the Loan Inventory is not acceptable for inclusion in the calculation of the Loan Funding Availability as a result of an unforeseen material adverse change in the condition of such portion of the Loan Inventory or as a result of the existence of Hazardous Materials in or on any Inventory which are in violation of any warranty, representation, or covenant of the Loan Documents regarding such Hazardous Materials, Administrative Agent may exclude such portion of the Loan Inventory from the calculation of the Loan Funding Availability. If, after such exclusion, the then outstanding principal amount under Senior Unsecured Indebtedness would exceed the Loan Funding Availability, Borrower shall pay to Administrative Agent on the Reconciliation Date immediately following the exclusion of such Loan Inventory, a principal payment on the Loans (or provide to Administrative Agent evidence satisfactory to Administrative Agent that other Senior Unsecured Indebtedness has been reduced) or unpaid draws under Letters of Credit in an amount sufficient to eliminate such excess of the aggregate outstanding principal balance of the Senior Unsecured Indebtedness over the Loan Funding Availability, together with accrued and unpaid interest on such excess.
     (f) Release of Guaranties. Borrower may request the release of any Restricted Subsidiary from the Subsidiary Guaranty and Administrative Agent shall release such Restricted Subsidiary from the Subsidiary Guaranty subject to the following conditions precedent: (i) if Borrower does not have an Investment Grade Rating from at least two (2) of Moody’s, S&P, and Fitch, then (A) Borrower has delivered to Administrative Agent an Inventory Summary Report and (B) the Loan Funding Availability established by Administrative Agent pursuant to Section 3.1(e), without consideration of any Inventory owned by such Restricted Subsidiary, is equal to or greater than the amount otherwise required pursuant to this Agreement; (ii) Borrower delivers a certificate to Administrative Agent certifying that no Default or Event of Default exists before and after giving effect to such release; and (iii) no Default or Event of Default exists before and after giving effect to such release. Upon any such release, such Subsidiary shall no longer be deemed a “Restricted Subsidiary.”

ARTICLE 4
LOAN DISBURSEMENTS AND LETTERS OF CREDIT
     4.1 Prior to the First Disbursement or Letter of Credit. Prior to requesting the first disbursement under the Loans or Letter of Credit hereunder, Borrower shall deliver all of the following items to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent. Administrative Agent and Lenders shall have no obligation to make the first disbursement hereunder and no Letter of Credit Issuer shall have any obligation to issue the first Letter of Credit hereunder until all of these items have been so executed and/or delivered to Administrative Agent.
     (a) The Agreement. This Agreement (together with all schedules and exhibits hereto), executed by Borrower, Administrative Agent, Letter of Credit Issuers, and Lenders.
     (b) Notes. A (i) Revolving Credit Note executed by Borrower and payable to the order of each Lender, and (ii) Swingline Note executed by Borrower and payable to the order of the Swingline Lender.
     (c) Subsidiary Guaranty. A Subsidiary Guaranty from Guarantors in favor of Administrative Agent, Letter of Credit Issuers, and Lenders.
     (d) Taxpayer Identification Number. Borrower’s federal taxpayer identification number.
     (e) Documents of Borrower.
     (i) Organizational Documents of Borrower certified by the office of the Secretary of State in which Borrower is incorporated;
     (ii) Authority Documents of Borrower certified by an officer of Borrower;
     (iii) Certificate of Existence of Borrower issued by the state in which Borrower is incorporated;
     (iv) Incumbency Certificate of Borrower reflecting the Authorized Signatories;
     (v) Corporate resolutions of Borrower certified by an officer of Borrower and authorizing Borrower to enter into this Agreement and execute all related documents and Loan Documents applicable to the Loans and the Letters of Credit; and
     (vi) Documentation evidencing Borrower’s qualification to do business for each state in which any part of the Loan Inventory owned by Borrower is located certified by the office of the Secretary of State of such state.
     (f) Documents of Guarantors.
     (i) Organizational Documents of each Guarantor certified by an officer of such Guarantor;
     (ii) Authority Documents of each Guarantor certified by an officer of such Guarantor;

     (iii) Incumbency Certificate of each Guarantor reflecting the Authorized Signatories; and
     (iv) Resolutions of each Guarantor certified by an officer of such Guarantor and authorizing such Guarantor to enter into the Subsidiary Guaranty and execute all related documents and Loan Documents applicable to such Guarantor.
     (g) Compliance Certificate. A certificate signed by an Authorized Signatory of Borrower in the form of Exhibit D showing compliance by Borrower with Section 6.8.
     (h) Attorney’s Opinions. The written opinions of counsel to (i) Administrative Agent that this Agreement, the Notes and the Guaranty are enforceable against the Borrower and each Guarantor (as applicable), and (ii) Borrower and Guarantors in form and content acceptable to Administrative Agent and which address the following matters:
     (A) Existence, Due Authorization and Execution. Each of Borrower and each Guarantor is duly organized and existing as a corporation, a limited liability company, or a partnership (as the case may be) and is in good standing and qualified to do business under the laws of Borrower’s or such Guarantor’s (as the case may be) state of organization and that the Loan Documents evidencing the Loans and the Subsidiary Guaranty (as applicable) have been properly executed and delivered by the persons authorized to do so; and
     (B) Miscellaneous. As to such other matters as Administrative Agent, counsel to Administrative Agent or Lenders may reasonably request.
     (i) Other Documents. Other documents that Administrative Agent may reasonably require.
     (j) Fees. Payment of all fees and expenses payable on the Agreement Date to Lenders, Letter of Credit Issuers, and Administrative Agent.
     (k) Insurance. Certificate(s) of insurance required pursuant to Section 6.12.
     In addition, Administrative Agent and Lenders shall have no obligation to make the first disbursement hereunder and no Letter of Credit Issuer shall have any obligation to issue the first Letter of Credit hereunder if, as of such first disbursement or Letter of Credit, a Material Adverse Event has occurred.
     4.2 All Disbursements and Letters of Credit. Administrative Agent and Lenders shall have no obligation to make any disbursements and Letter of Credit Issuer shall have no obligation to issue any Letters of Credit until all of the following conditions precedent are satisfied:
     (a) Inventory Summary Report. Borrower shall have executed and delivered to Administrative Agent the Inventory Summary Report that Borrower is required to deliver pursuant to Section 3.1(b).
     (b) Request for Advance. Borrower shall have executed and delivered to Administrative Agent the Request for Advance that Borrower is required to deliver pursuant to Section 2.2 or the Request for Issuance of Letter of Credit that Borrower is required to deliver pursuant to Section 2.4 in connection with any issuance of a Letter of Credit hereunder, as the case may be.
     (c) Representations and Warranties; Performance of Agreements. As of the date of the requested disbursement or issuance of a Letter of Credit, as the case may be, the representations and warranties in Loan Documents are true, correct, and complete in all material respects as if made on and as of such date (unless they speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by this Agreement).
     (d) No Default. No Default or Event of Default exists or would be caused by the making of the requested disbursement or issuance of a Letter of Credit, as the case may be.
     (e) No Injunction or Restraining Order. No order, judgment, or decree of any Governmental Authority shall purport to enjoin or restrain any Lender or any Letter of Credit Issuer from making the requested disbursement or issuance of a Letter of Credit, as the case may be.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties with respect to the Loan Documents and the obligations thereunder to Administrative Agent, Letter of Credit Issuers, and Lenders:
     5.1 Existence, Qualification and Power; Compliance with Laws. Each of Borrower and each Guarantor (a) is a corporation, partnership, or limited liability company duly organized or formed, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Applicable Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so would not individually or in the aggregate result in a Material Adverse Event.
     5.2 Authorization; No Contravention. The execution, delivery, and performance by each of Borrower and each Guarantor of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents or Authority Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any contractual obligation to which such Person is a party or any order, injunction, writ, or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Applicable Law.
     5.3 Binding Effect. Each Loan Document has been duly executed and delivered by Borrower and each Guarantor that is party thereto. Each Loan Document constitutes the legal, valid, and binding obligation of Borrower and each Guarantor that is a party thereto, enforceable against Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.
     5.4 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any obligation which would result in a Material Adverse Event. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.5 Taxes. Borrower and its Subsidiaries have filed all Federal, state, and other material Tax returns and reports required to be filed, and have paid all Federal, state, and other material Taxes levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against Borrower or any Subsidiary that would, if made, result in a Material Adverse Event.
     5.6 Hazardous Materials. To the best of Borrower’s knowledge and belief and based on environmental assessments of the Inventory obtained by Borrower, except to the extent disclosed to Administrative Agent in environmental assessments or other writings or to the extent that it would not materially and adversely affect the use and marketability of any Inventory, (a) the Inventory has not been and is not now being used in violation of any federal, state or local Environmental Law, (b) no proceedings have been commenced, or notice(s) received, concerning any alleged violation of any such Environmental Law, and (c) the Inventory is free of Hazardous Materials the removal of which is required or the maintenance of which is restricted, prohibited, or penalized by any federal, state, or local Governmental Authority except as set forth in the site assessments.
     5.7 Litigation. As of the Agreement Date, neither Borrower nor any Restricted Subsidiary is a party to any litigation having a reasonable probability of being adversely determined against Borrower or any Restricted Subsidiary which, if adversely determined, would result in a Material Adverse Event.
     5.8 Full Disclosure. There is no material fact or condition relating to the Loan Documents or the financial condition, business, or property of Borrower or any Restricted Subsidiary which would be a Material Adverse Event and which has not been related, in writing, to Administrative Agent and Lenders. All information heretofore furnished by or on behalf of Borrower or any Restricted Subsidiary to any Lender or Administrative Agent in connection with the Loan Documents was, and all such information hereafter furnished by Borrower or any Restricted Subsidiary to any Lender or Administrative Agent will be, true and accurate in all material respects or, with respect to projections, based on reasonable estimates on the date as of which such projections are stated or certified.
     5.9 Financial Statements. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of Borrower and its Subsidiaries as of and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal year-end audit adjustments). There were no material liabilities, direct or indirect, fixed or contingent, of Borrower and its Subsidiaries as of the date or dates of the Current Financials which are required under GAAP to be reflected therein or in the notes thereto, and are not so reflected. Except for the transaction evidenced by the Loan Documents, there have been no changes in the consolidated financial condition of Borrower and its Subsidiaries from that shown in the Current Financials after the date or dates thereof which would be a Material Adverse Event.
     5.10 Insurance. Borrower and each Restricted Subsidiary maintains, with financially sound, responsible, and reputable insurance companies or associations, insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance and deductibles) as is customary in the case of same or similar businesses.
     5.11 Compliance with Laws. Neither Borrower nor any of its Restricted Subsidiaries is in violation of any Applicable Laws (including ERISA), other than such violations which would not, individually or collectively, be a Material Adverse Event. Neither Borrower nor any of its Restricted Subsidiaries has received notice alleging any non-compliance with any Applicable Laws, except for such non-compliance which no longer exists or which would not be a Material Adverse Event.
     5.12 Regulation U. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. No part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, for a purpose which violates any Applicable Law, including the provisions of Regulation U or Regulation X. “Margin Stock” (as defined in Regulation U) constitutes less than twenty-five percent (25%) of those assets of Borrower and its Subsidiaries that are subject to any limitation on sale, pledge, or similar restrictions hereunder.
ARTICLE 6
AFFIRMATIVE COVENANTS
     Borrower makes the following affirmative covenants with respect to the Loan Documents and the obligations thereunder to Administrative Agent, Letter of Credit Issuers, and Lenders:
     6.1 Payment. Borrower shall pay when due all sums owing under this Agreement, the Notes, and the other Loan Documents executed by Borrower.
     6.2 Performance. Borrower shall perform all Obligations under this Agreement, the Notes, and the other Loan Documents executed by Borrower.
     6.3 Additional Information. On request of Administrative Agent and subject to Section 10.12, Borrower shall deliver to Administrative Agent and/or Letter of Credit Issuers any reports prepared in the ordinary course of business or provide other information with respect to the business, assets (including the Inventory), and liabilities of Borrower and its Subsidiaries within the possession or control of Borrower that Administrative Agent and/or Letter of Credit Issuers may reasonably request including, without limitation, surveys, if available, and acquisition closing documentation.
     6.4 Quarterly Financial Statements and Other Information. Within forty-five (45) days after the last day of each quarter in each fiscal year of Borrower, except the last quarter in each such fiscal year of Borrower, Borrower shall deliver to Administrative Agent the Form 10-Q of Borrower as filed with the Securities and Exchange Commission. Within ten (10) days from the date of filing, Borrower shall provide to Administrative Agent a copy of every other report filed by Borrower with the Securities and Exchange Commission under the Exchange Act and a copy of each registration statement filed by Borrower with the Securities and Exchange Commission pursuant to the Securities Act of 1933.
     6.5 Change in Debt Rating. Borrower shall promptly (and, in any event, within two (2) Business Days) notify Administrative Agent of any announcement by Fitch, Moody’s or S&P of any change in a Debt Rating.
     6.6 Compliance Certificates. Borrower shall, within forty-five (45) days from the end of each fiscal quarter of Borrower, provide to Administrative Agent a certificate signed by an Authorized Signatory of Borrower in the form of Exhibit D setting forth such calculations required to establish whether Borrower was in compliance with Section 6.8 and setting forth a list of all Guarantors as of the last day of such fiscal quarter.
     6.7 Annual Financial Statements and Information; Certificate of No Default. Within one hundred (100) days after the end of each fiscal year of Borrower, Borrower shall deliver to Administrative Agent the Form 10-K of Borrower as filed with the Securities and Exchange Commission, together with the audited consolidated financial statements of Borrower (which shall be prepared by an independent accounting firm of recognized standing).

     6.8 Financial and Inventory Covenants. Until the Obligations are repaid in full and the expiration or termination of all Letters of Credit and the Total Revolving Credit Commitment, Borrower shall adhere to the following financial covenants, all on a consolidated basis with the Restricted Subsidiaries and determined as of the last day of each fiscal quarter of Borrower:
     (a) Borrower shall maintain at all times a Leverage Ratio of not more than 0.60 to 1;
     (b) Borrower shall at all times maintain a ratio of (i) EBITDA to (ii) Interest Incurred of not less than 2.50 to 1.0;
     (c) Borrower shall maintain at all times Tangible Net Worth of not less than the sum of (i) $3,718,000,000, plus (ii) fifty percent (50%) of annual net profits (with no deduction for any annual net loss) for each fiscal year ending after September 30, 2005, plus (iii) fifty percent (50%) of the aggregate increase in shareholders’ equity of Borrower after the date hereof by reason of the issuance of capital stock of Borrower (including upon conversion of Indebtedness into such capital stock but excluding (x) stock issued in connection with an employee stock ownership plan, an employee stock option plan, or an employee stock purchase plan, and (y) any portion of such increase in shareholders’ equity attributable to goodwill recognized in connection with an Acquisition);
     (d) The total number of Speculative Lots owned by Borrower and its Restricted Subsidiaries at any given time shall not exceed forty percent (40%) of all Closed Sales during the immediately preceding twelve (12) calendar months. Models shall not be considered “Speculative Lots” for purposes of this Section 6.8(d); and
     (e) The costs determined in accordance with GAAP of Developed Lots, Lots Under Development, and Land Parcels owned by Borrower and its Restricted Subsidiaries as of the date of determination shall not exceed one hundred fifty percent (150%) of the Adjusted Tangible Net Worth;
     provided, however, that the limitations set forth in the preceding subsections (d) and (e) shall not be operative during any period in which Borrower maintains an Investment Grade Rating by at least two (2) of Moody’s, S&P, and Fitch.
     6.9 Payment of Contractors. Borrower shall pay in a timely manner, and shall cause its Restricted Subsidiaries to pay in a timely manner, any and all contractors and subcontractors who conduct work in or on the Inventory, subject to the right of Borrower to contest any amount in dispute, so long as the contesting of such amount is pursued diligently and in good faith. Borrower will advise Administrative Agent in writing immediately if Borrower or any of its Restricted Subsidiaries receives any written notice from any contractor(s), subcontractor(s) or material furnisher(s) to the effect that said contractor(s), subcontractor(s) or material furnisher(s) have not been paid for any labor or materials furnished to or in the Inventory and such outstanding payment or payments are in an aggregate amount which could reasonably be expected to result in a Material Adverse Event. Borrower will further make available to Administrative Agent, for inspection and copying, on demand, any contracts, bills of sale, statements, receipted vouchers, or agreements, under which Borrower or any Restricted Subsidiary claims title to any materials, fixtures, or articles used in the development of the Loan Inventory or construction of improvements on the Loan Inventory including, without limitation, the Dwellings.
     6.10 Inspection and Appraisal. Upon the reasonable request of Administrative Agent and subject to Section 10.12, Borrower shall, and shall cause each of its Restricted Subsidiaries to, upon reasonable notice, allow Administrative Agent and Lenders and their authorized agents to inspect any of their properties, to review reports, files, and other records maintained in the ordinary course of business, from time to time, during reasonable business hours; provided that unless an Event of Default has occurred and is continuing, (a) there shall not be more than four (4) such inspections in any calendar year, (b) each such inspection shall not exceed two (2) Business Days in length, and (c) such inspections shall be at each Lender’s sole cost and expense. Without limiting the foregoing, Borrower shall permit Administrative Agent and Lenders and their authorized agents to enter upon the Inventory during normal working hours and as often as they desire, for the purpose of inspecting or appraising the Loan Inventory or the construction of the Dwellings.
     6.11 Hazardous Materials. Borrower shall promptly transmit to Administrative Agent and Lenders copies of any citations, orders, notices, or other material governmental or other communications received with respect to any Hazardous Materials affecting the Inventory which would materially and adversely affect the use and marketability of such Inventory. Notwithstanding the foregoing, there shall not be a default of this provision should Borrower store or use minimal quantities of Hazardous Materials, provided that such substances are of a type and are held only in a quantity normally used in connection with the construction, occupancy, or operation of comparable buildings or residential developments (such as cleaning fluids and supplies normally used in the day to day operation of residential developments), such substances are being held, stored, and used in complete and strict compliance with all Environmental Laws, and the indemnity set forth below shall always apply to such substances, and it shall continue to be the responsibility of Borrower to take all remedial actions required under and in accordance with this Agreement in the event of any unlawful release of any such substance.
     6.12 Insurance. Borrower shall keep the Inventory comprising the Loan Inventory insured by responsible insurance companies in such amounts and against such risks as is customary for owners of similar businesses and properties in the same general areas in which Borrower and its Restricted Subsidiaries operate or, to the customary extent (and in a manner approved by Administrative Agent) Borrower may be self insured. All insurance herein provided for shall be in form and with companies reasonably approved by Administrative Agent. Borrower shall also maintain general liability insurance, workman’s compensation insurance, automobile insurance for all vehicles owned by them and any other insurance reasonably required by Administrative Agent, to the extent commercially available at a reasonable cost. On the Agreement Date, Borrower shall deliver to Administrative Agent a copy of a certificate of insurance evidencing the insurance required hereunder. In addition, on the date of delivery of each report required by Section 3.1(b), Borrower shall certify to Administrative Agent that all insurance policies required to be maintained hereunder remain in full force and effect.
     6.13 Reportable Event. Promptly after Borrower receives notice or otherwise becomes aware thereof, Borrower shall notify Administrative Agent of the occurrence of any Reportable Event with respect to any Plan as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that Borrower shall give Administrative Agent notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).
     6.14 Notices. Borrower shall promptly notify Administrative Agent and each Lender: (a) of the occurrence of any unremedied Default or Event of Default of which Borrower has actual knowledge; (b) of any litigation, investigation, or proceeding affecting Borrower or any Guarantor, which, if adversely determined, would result in a Material Adverse Event; (c) of any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries; and (d) of any announcement by Moody’s, S&P, or Fitch (as the case may be) of any change or possible change in a Debt Rating.
     6.15 Preservation of Existence, Etc. Borrower shall, and shall cause each of its Restricted Subsidiaries to, preserve, renew, and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses, and franchises necessary or desirable in the normal conduct of its business, and preserve or renew all of its registered patents, trademarks, trade names, and service marks, the non-preservation of which would result in a Material Adverse Event.
     6.16 Compliance with Applicable Laws. Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all Applicable Laws applicable to it or to its business or property, except where the failure to comply therewith would not result in a Material Adverse Event.
ARTICLE 7
NEGATIVE COVENANTS
     Borrower makes the following negative covenants with respect to the Loan Documents and the obligations thereunder to Administrative Agent, Letter of Credit Issuers, and Lenders:
     7.1 Hazardous Materials. Borrower shall neither permit any Hazardous Materials to be brought on to the Inventory, nor shall it acquire real property to be added to the Loan Inventory upon which any such Hazardous Materials exist, except to the extent disclosed to Administrative Agent in environmental assessments or other writings or to the extent that it would not materially and adversely affect the use and marketability of any Inventory; and if such Hazardous Materials are so brought or found located thereon, such Hazardous Materials shall be immediately removed, with proper disposal, to the extent required by applicable Environmental Laws, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such Environmental Laws.
     7.2 Secured Indebtedness. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur or permit to exist any Indebtedness which (a) is secured in whole or in part by any of the Inventory or any capital stock or other ownership interests in any of the Restricted Subsidiaries (other than Permitted Encumbrances) or (b) except for provisions in documents evidencing Indebtedness that prohibit the granting of Liens unless such Liens secure such Indebtedness on a pari passu basis with the Obligations, contains any provision requiring Borrower or any Restricted Subsidiary to grant to the lender thereunder any Lien (other than Permitted Encumbrances and other than covenants to grant Liens to the issuers of surety, appeal or performance bonds, so long as the right to request such Liens has not been exercised) at a future date or upon the occurrence of any subsequent event; except that Borrower and its Restricted Subsidiaries may incur (i) Indebtedness in favor of a seller of Inventory to Borrower which is secured solely by the Inventory contemporaneously acquired from such seller, (ii) Indebtedness secured solely by any office building owned by Borrower or any Restricted Subsidiary, (iii) Indebtedness secured by any clubhouse located in any development of Borrower or any Restricted Subsidiary, (iv) Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into Borrower or a Restricted Subsidiary, provided that any Liens in respect of such Indebtedness were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets, and, in respect of all the foregoing, all renewals, extensions and refinancings thereof that do not increase the outstanding amount thereof, and (v) Indebtedness (in addition to Indebtedness described in clauses (i) through (iii) above) up to an amount equal to the lesser of (x) $200,000,000 and (y) five percent (5%) of Tangible Net Worth, that is secured by Inventory (any such Inventory, “Encumbered Inventory”).
     7.3 Investments. Borrower shall not permit the aggregate amount of its Investments (as determined in accordance with GAAP) in Subsidiaries that are not Restricted Subsidiaries to exceed twenty percent (20%) of the assets (as determined in accordance with GAAP) of Borrower and its Subsidiaries, on a consolidated basis.
     7.4 Fundamental Changes. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists at the time thereof or would result therefrom: (a) Borrower may merge or consolidate with any other Person so long as Borrower is the continuing or surviving Person and no Event of Default exists before or after giving effect to such merger or consolidation; (b) any Restricted Subsidiary may merge with Borrower (provided that Borrower shall be the continuing or surviving Person) or any one or more Restricted Subsidiaries; (c) any Restricted Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Restricted Subsidiary; and (d) any Restricted Subsidiary may merge, consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person in the ordinary course of business.
     7.5 Distributions; Repurchase of Stock, Etc. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any Distribution or would result therefrom, Borrower may make Distributions in an aggregate amount not to exceed fifty percent (50%) of consolidated net income for Borrower and its Restricted Subsidiaries for the fiscal year most recently ended prior to the date of such Distributions with respect to which audited consolidated financial statements of Borrower and its Restricted Subsidiaries have been delivered to Administrative Agent. Borrower shall not repurchase, redeem, retire, cancel, terminate or otherwise acquire any of its capital stock or other equity interest in the Borrower (including, without limitation, any instrument convertible into its capital stock or other equity interest) or any option, warrant or other right to acquire any such capital stock or such other equity interest (i) at any time an Event of Default under Section 8.1(b) shall have occurred and be continuing; (ii) at any time the Borrower is not in compliance with the financial covenants contained in subsections (a), (b) and (c) of Section 6.8; or (iii) if such repurchase, redemption, retirement, cancellation, termination or other acquisition would cause the Borrower not to be in compliance with the financial covenants referenced in clause (ii) above immediately after giving effect to such repurchase, redemption, retirement, cancellation, termination or other acquisition.
ARTICLE 8
DEFAULT AND REMEDIES
     8.1 Defaults. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:
     (a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made; or
     (b) Borrower shall default in the payment of any principal, interest or other monetary amounts payable hereunder or under the Notes, or any of them, or under the other Loan Documents which payment default (other than payment due on the Maturity Date) is not cured within five (5) calendar days of Borrower’s receipt of notice from Administrative Agent; or

     (c) Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured to the Required Lenders’ satisfaction within a period of forty-five (45) days from the date Borrower receives notice from Administrative Agent with respect thereto; or
     (d) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1 of this Agreement) or the Subsidiary Guaranty, which shall not be cured to the Required Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document or forty-five (45) days from the date Borrower receives notice from Administrative Agent with respect thereto if no cure period is provided in such Loan Document; or
     (e) There shall be entered a decree or order for relief in respect of Borrower or any of its Restricted Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of Borrower or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of Borrower or any of its Restricted Subsidiaries, or an involuntary petition shall be filed against Borrower or any of its Restricted Subsidiaries, and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of thirty (30) consecutive days; or
     (f) Borrower or any of its Restricted Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, make an assignment for the benefit of creditors, or Borrower or any of its Restricted Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of Borrower or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or Borrower or any of its Restricted Subsidiaries shall fail generally to pay their respective debts as they become due, or Borrower or any of its Restricted Subsidiaries shall take any corporate or partnership action to authorize any such action; or
     (g) A final judgment shall be entered by any court against Borrower or any of its Restricted Subsidiaries for the payment of money which exceeds $1,000,000, which judgment is not covered by insurance or a warrant of attachment or execution or similar process shall be issued or levied against property of Borrower or any of its Restricted Subsidiaries which, together with all other such property of Borrower or any of its Restricted Subsidiaries subject to other such process, exceeds in value $1,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or bonded or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or
     (h) (1) There shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan; or (2) a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan; or (3) any of Borrower and its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any Plan; or (4) any Plan or trust created under any Plan of any of Borrower and its ERISA Affiliates shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject Borrower or any ERISA Affiliate to the tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; and by reason of any or all of the events described in clauses (1) through (4), as applicable, Borrower or any of its Restricted Subsidiaries shall have incurred or is likely to incur liability in excess of $2,000,000 in the aggregate; or
     (i) All or any portion of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to such Loan Document to be null and void, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over Borrower or any of its Restricted Subsidiaries or by Borrower or any of its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower or any of its Restricted Subsidiaries shall assert that any Loan Document is null and void or deny or attempt to revoke any liability or obligation for the payment of principal or interest purported to be created under any Loan Document; or
     (j) There shall occur any Change of Control; or
     (k) Except for conveyances of all or any part of the Loan Inventory between Borrower and the Guarantors there occurs any sale, lease, conveyance, assignment, pledge, encumbrance, or transfer of all or any part of the Loan Inventory or any interest therein, voluntarily or involuntarily, whether by operation of law or otherwise, except (i) in accordance with the terms of this Agreement, (ii) for execution of contracts with prospective purchasers, (iii) for Permitted Encumbrances, or (iv) in the ordinary course of business; or
     (l) Except in the normal course of Borrower’s and its Restricted Subsidiaries’ development of Inventory into Developed Lots and construction of Dwellings thereon or otherwise in Borrower’s or its Restricted Subsidiaries’ ordinary course of business, without the prior written consent of Administrative Agent, Borrower or any of its Restricted Subsidiaries grants any easement or dedication, files any plat, condominium declaration, or restriction or otherwise encumbers all or any portion of the Loan Inventory, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or does not affect any Inventory which is part of the Loan Inventory; or
     (m) Borrower or any of its Restricted Subsidiaries fails to pay when due (after lapse of any applicable grace periods) any Recourse Indebtedness of Borrower or such Restricted Subsidiary (other than the Obligations) in excess (individually or collectively) of $20,000,000; or
     (n) The acceleration of any Recourse Indebtedness of Borrower or any of its Restricted Subsidiaries in excess (individually or collectively) of $20,000,000 and such acceleration does not cease to exist or such Recourse Indebtedness is not satisfied, in either case within five (5) days after such acceleration occurred.
Notwithstanding anything contained herein to the contrary, the occurrence of any of the foregoing shall not be a Default or an Event of Default hereunder if: (i) the occurrence pertains only to specific parcel(s) within the Loan Inventory; and (ii) the affected parcel(s) is (are) removed from the Loan Inventory on or before ten (10) days in the case of a monetary occurrence and thirty (30) days in the case of a non-monetary occurrence after the occurrence or, if Borrower is entitled to notice and cure, within the applicable notice and cure period. In the event that any such parcel is a Lot Under Development, Developed Lot, or Dwelling Lot, then the Loan Funding Availability shall be immediately calculated excluding such parcel. If, as the result of such removal, the outstanding principal balance under all Senior Unsecured Indebtedness would exceed the Loan Funding Availability, Borrower shall pay (X) to

Administrative Agent on the Reconciliation Date immediately following the removal of such Inventory from the Loan Inventory, a principal payment on the Loans in an amount sufficient to eliminate such excess of the aggregate outstanding principal balance of all Senior Unsecured Indebtedness over the Loan Funding Availability, together with any due and unpaid interest on such excess or (Y) add additional Inventory to the Loan Inventory (which is acceptable to Administrative Agent) in an amount sufficient to cause the Loan Funding Availability to equal or exceed all Senior Unsecured Indebtedness.
     8.2 Remedies. If an Event of Default shall have occurred and shall be continuing:
     (a) With the exception of an Event of Default specified in Sections 8.1(e) or (f), Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower (i) declare the Notes, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or further notice of any kind, all of which are hereby expressly waived by Borrower, (ii) terminate the Total Revolving Credit Commitment, and (iii) require Borrower to, and Borrower shall thereupon, Cash Collateralize the Letters of Credit in an amount equal to the outstanding Letter of Credit Exposure.
     (b) Upon the occurrence of an Event of Default under Sections 8.1(e) or (f), the Total Revolving Credit Commitment shall automatically terminate and such principal, interest (including without limitation, interest which would have accrued but for the commencement of a case or proceeding under the federal, state, or other bankruptcy laws), Letter of Credit Exposure, and other amounts payable under this Agreement or the Notes shall thereupon and concurrently therewith become due and payable, all without any action by Administrative Agent, Letter of Credit Issuers, or Lenders or the holders of the Notes, and Borrower shall thereupon Cash Collateralize the Letters of Credit in an amount equal to the outstanding Letter of Credit Exposure, all without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.
     (c) Administrative Agent, with the concurrence of the Required Lenders, shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.
     (d) The rights and remedies of Administrative Agent, Letter of Credit Issuers, and Lenders hereunder shall be cumulative, and not exclusive.
     8.3 Waivers. Neither a waiver of any Default or Event of Default by Borrower hereunder nor any representation by a Lender or Lenders as to the nonoccurrence or nonexistence thereof shall be implied from any delay or omission by any one or all of Lenders to notify Borrower thereof or to take action on account of such Default or Event of Default, and no express waiver shall affect any Default or Event of Default other than the matter specified in the waiver and it shall be operative only for the time and to the extent therein stated. Waivers of any covenants, terms, or conditions contained herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term, or condition. Any one or all of Lenders’ consent or approval to or of any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent or similar act. Any one or all of Lenders’ exercise of any right or remedy hereunder shall not in any way constitute a cure or waiver of a Default or an Event of Default, or invalidate any act done pursuant to any notice of the occurrence of a Default or an Event of Default, or prejudice Lenders in the exercise of any of their rights or remedies hereunder or under the Notes or any other Loan Documents, unless, in the exercise of such rights or remedies, Lenders realize all amounts owed to them under the Notes and other Loan Documents.

     8.4 Cross-Default. All of the Notes and other Loan Documents are “cross defaulted” such that (a) the occurrence of an Event of Default under any one of the Loan Documents shall constitute an Event of Default under this Agreement and all of the Loan Documents, and (b) the occurrence of a Default under any one of the Loan Documents shall constitute a Default under this Agreement and all of the other Loan Documents.
     8.5 No Liability of Lenders.
     (a) Construction and/or Development. None of Lenders, Administrative Agent, or Letter of Credit Issuers shall be liable to any party for (i) the development of or construction upon any of the Inventory, (ii) the failure to develop or construct or protect improvements on the Inventory, (iii) the payment of any expense incurred in connection with the development of or construction upon the Inventory, (iv) the performance or nonperformance of any other obligation of Borrower or any Restricted Subsidiary, or (v) Lenders’ or Administrative Agent’s exercise of any remedy available to them. In addition, Lenders shall not be liable to Borrower or any third party for the failure of Lenders or their authorized agents to discover or to reject materials or workmanship during the course of Lenders’ inspections of the Inventory.
     (b) Dwelling Lots. In addition to Section 8.5(a) above, none of Lenders, Administrative Agent, or Letter of Credit Issuers shall be liable to any party for (i) the construction or completion of the Dwellings, (ii) the failure to construct, complete, or protect the Dwellings, (iii) the payment of any expense incurred in connection with the construction of the Dwellings, (iv) the performance or nonperformance of any other obligation of Borrower or any Restricted Subsidiary, or (v) Lenders’ or Administrative Agent’s exercise of any remedy available to them. In addition, Lenders shall not be liable to Borrower or any third party for the failure of Lenders or their authorized agents to discover or to reject materials or workmanship during the course of Lenders’ inspections of the Dwelling Lots.
     (c) Other Lenders. The obligations of each Lender under this Agreement are separate and independent such that no action, inaction, or responsibility of one Lender shall be imputed to the remaining Lenders. Borrower hereby waives any claim or demand against each Lender as to the action, inaction, or responsibility of another.
     8.6 Indemnification.
     (a) Expenses. Borrower agrees (i) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. All amounts due under this Section 8.6(a) shall be payable upon demand therefor and, in any event, within ten (10) Business Days after such demand. The agreements in this Section 8.6(a) shall survive the termination of the Total Revolving Credit Commitments and repayment of all other Obligations.
     (b) Indemnity. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save, and hold harmless Administrative Agent, each Agent-Related Person, Letter of Credit Issuers, and Lenders and their respective Affiliates, representatives, officers, directors, employees, attorneys, attorneys-in-fact, and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against: (i) any and all claims, demands, actions, or causes of action that are asserted against any Indemnified Party as a result of the Loan Documents by any Person (other than an Indemnified Party) relating directly or indirectly to a claim, demand, action, or cause of action that such Person asserts or may assert against Borrower or any Guarantor, any Affiliate of Borrower or any Guarantor, or any of their respective representatives, officers, directors, employees, attorneys, attorneys-in-fact, and agents; (ii) any and all claims, demands, actions, or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnified Party, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Total Revolving Credit Commitment, the use or contemplated use of the proceeds of any Loan or Letter of Credit, or the relationship of Borrower and Administrative Agent, each Agent-Related Person, Letter of Credit Issuers, and Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action, or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs, or expenses (including Attorney Costs and expenses) that any Indemnified Party suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action, or proceeding, in all cases, whether or not arising out of the negligence of an Indemnified Party, and whether or not an Indemnified Party is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnified Party shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss, demand, action, cause of action or proceeding asserted against it by another Indemnified Party. Borrower shall also indemnify, protect, and hold each Indemnified Party harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including without limitation all Attorney Costs, whether or not suit is brought), and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Party, with respect to or as a direct or indirect result of the violation or non-compliance by Borrower or any of its Subsidiaries of any Environmental Law and arising as a result of such Indemnified Party’s being a party to any of the Loan Documents; or with respect to or as a direct or indirect result of Borrower’s or any of its Subsidiaries’ use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a Hazardous material on, under, from, or about real property owned by Borrower or any of its Subsidiaries.
     (c) Waiver. No Indemnified Party shall be liable for any error of judgment or act done in good faith, or be otherwise liable or responsible under any circumstances whatsoever (including such Person’s negligence), except to the extent found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. No Indemnified Party shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damage suffered or incurred by Borrower, any of its Subsidiaries, or any of its Affiliates in connection with, arising out of, or in any way related to this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

     (d) Punitive or Consequential Damages. Borrower hereby waives, releases, and agrees not to sue any Indemnified Party for exemplary, punitive or consequential damages in respect of any claim in connection with, arising out of, or in any way related to this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Indemnified Party hereby waives, releases, and agrees not to sue Borrower or any Guarantor for exemplary, punitive or consequential damages in respect of any claim in connection with, arising out of, or in any way related to this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
     (e) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 8.6 shall survive the payment in full of the Obligations.
ARTICLE 9
ADMINISTRATIVE AGENT
     9.1 Appointment and Authorization of Administrative Agent.
     (a) Each Lender hereby irrevocably (subject to Section 9.9) appoints designates, and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to: (i) timely distribute to each Lender all material information, requests, documents, and items received from Borrower under the Loan Documents; (ii) promptly distribute to each Lender its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; (iii) deliver to the appropriate Persons requests, demands, approvals, and consents received from Lenders; (iv) make requests for additional information pursuant to Section 6.3; and (v) make requests for inspections pursuant to Section 6.10; provided, however, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to the Loan Documents or Applicable Law. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     (b) Each Letter of Credit Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Letter of Credit Issuer shall have all of the benefits and immunities: (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letter of Credit as fully as if the term “Administrative Agent” as used in this Section 9 included such Letter of Credit Issuer with respect to such acts or omissions; and (ii) as additionally provided herein with respect to such Letter of Credit Issuer.

     9.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.3 Liability of Administrative Agent. No Agent-Related Person shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (including any action or omission constituting ordinary negligence by an Agent-Related Person) (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) responsible in any manner to any Lender or Participant for any recital, statement, representation, or warranty made by Borrower, any of its Subsidiaries, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower, any Guarantor, or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower or any Affiliate thereof.
     9.4 Reliance by Administrative Agent.
     (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants, and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and Participants.
     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     9.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.
     9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial, and other condition and creditworthiness of Borrower and its Affiliates, and all Applicable Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower. Except for notices, reports, and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrower or any Affiliate thereof which may come into the possession of any Agent-Related Person.
     9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct to the extent the same shall be determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct in respect of such Indemnified Liabilities; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.7. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive termination of the Revolving Credit Commitments, the payment of all Obligations hereunder, and the resignation or replacement of Administrative Agent.

     9.8 Administrative Agent in its Individual Capacity. Wachovia Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower or any Affiliate thereof as though Wachovia Bank were not Administrative Agent or a Letter of Credit Issuer hereunder and without notice to or consent of any other Lender. Lenders acknowledge that, pursuant to such activities, Wachovia Bank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wachovia Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights as though it were not Administrative Agent or a Letter of Credit Issuer, and the terms “Lender” and “Lenders” include Wachovia Bank in its individual capacity.
     9.9 Successor Administrative Agent. Administrative Agent may and, at the request of either Borrower or the Required Lenders (if Borrower or the Required Lenders reasonably determines that Administrative Agent has failed and is continuing to fail to perform its obligations under this Agreement) shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, then the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, as Administrative Agent and as a Letter of Credit Issuer, and the respective terms “Administrative Agent” and “Letter of Credit Issuer” shall mean such successor administrative agent and such Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent and as retiring Letter of Credit Issuer shall be terminated, without any other or further act or deed on the part of such retiring Letter of Credit Issuer or any other Lender, other than the obligation of the successor Letter of Credit Issuer to issue letters of credit in substitution for the Letters of Credit issued by such retiring Letter of Credit Issuer, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Section 8.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     9.10 Other Agents; Lead Managers. No Lender identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent, “co-agent,” “co-arranger,” “joint lead arranger,” “joint bookrunner,” “lead manager” or similar title shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     9.11 Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Guarantor, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts then due Lenders and Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts then due to Administrative Agent. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE 10
GENERAL CONDITIONS
     10.1 Benefit. This Agreement is made and entered into for the sole protection and benefit of Administrative Agent, Letter of Credit Issuers, Lenders, and Borrower, and their respective successors and permitted assigns, and no other person or persons other than Borrower shall have any right of action hereon or rights to proceeds of the Loans at any time. None of Administrative Agent, Letter of Credit Issuers or Lenders shall (a) owe any duty whatsoever to any claimant for labor performed or material furnished in connection with the construction of any Dwelling or improvement on any Inventory, or (b) owe any duty to apply any undisbursed portion of the Loans to the payment of any claim, or (c) owe any duty to exercise any right or power of Lenders hereunder or arising from any Default or Event of Default by Borrower.
10.2 Successors and Assigns; Assignments and Participations.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, Indemnified Parties) any legal or equitable right, remedy, or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights under this Agreement (including all or a portion of its Revolving Credit Commitment, Revolving Credit Notes, and Revolving Credit Loans (including for purposes of this Section 10.2(b) participations in the

Letter of Credit Exposure) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, Revolving Credit Notes, and Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000 or a greater integral multiple of $1,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights under this Agreement with respect to the Revolving Credit Commitment, Revolving Credit Notes, and Revolving Credit Loans assigned, (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500, and (iv) the assignee Lender, if it is not a Lender prior to the effectiveness of such assignment, shall deliver an administrative questionnaire to Administrative Agent. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.2(c), from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12(a) and Section 2.12(b), but only to the extent pertaining to the period such party was a Lender, and Section 8.6). Upon request, Borrower shall execute and deliver new or replacement Revolving Credit Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights under this Agreement that does not comply with this Section 10.2(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights in accordance with Section 10.2(d).
     (c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Revolving Credit Commitments of, and principal amount of the Revolving Credit Loans and Letter of Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent, Letter of Credit Issuers, and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, Administrative Agent, Letter of Credit Issuers, and Lenders, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may, without the consent of, or notice to, Borrower, any Lender, or Administrative Agent, sell participations to one (1) or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights under this Agreement (including all or a portion of its Revolving Credit Commitment, Revolving Credit Notes, and Revolving Credit Loans (including such Lender’s participations in the Letter of Credit Exposure) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, Letter of Credit Issuers, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification that would (A) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (B) reduce the principal, interest, fees, or other amounts payable to such Participant, or (C) release any guarantor, except as expressly provided herein. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 2.11(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11(b) as though it were a Lender.
     (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, Letter of Credit Issuers, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights under this Agreement.
     (f) If the consent of Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.2(b)), Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth (5th) Business Day.
     (g) Notwithstanding anything to the contrary contained herein, if at any time Wachovia Bank assigns all of its Revolving Credit Commitment, Revolving Credit Notes, and Revolving Credit Loans pursuant to Section 10.2(b), then Wachovia Bank may, upon thirty (30) days’ notice to Borrower and Lenders, resign as a Letter of Credit Issuer and Swingline Lender. In the event of any such resignation as a Letter of Credit Issuer and Swingline Lender, Borrower shall be entitled to appoint from among Lenders a successor Letter of Credit Issuer and Swingline Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Wachovia Bank as a Letter of Credit Issuer and Swingline Lender. Wachovia Bank shall retain all the rights and obligations of a Letter of Credit Issuer and Swingline Lender hereunder with respect to all Swingline Loans and Letters of Credit outstanding as of the effective date of its resignation as Swingline Lender and Letter of Credit Issuer and all Letter of Credit Exposure with respect thereto (including the right to require Lenders to make Advances or fund participations in unreimbursed amounts pursuant to Section 2.4(c)).
     (h) Under any circumstances set forth herein providing that Borrower shall have the right to remove or replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, (i) remove such Lender by terminating such Lender’s Revolving Credit Commitment, or (ii) replace such Lender by causing such Lender to assign its Revolving Credit Commitment (without payment of any assignment fee) pursuant to Section 10.2(b) to one or more other Lenders or Eligible Assignees procured by Borrower; provided, however, that if Borrower elects to exercise such right with respect to any Lender pursuant to Section 2.12(d), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 2.12(a) or Section 2.12(b). Borrower shall (A) pay in full all principal, interest, fees, and other amounts owing to such Lender through the date of termination or assignment (including with respect to its indemnification obligations hereunder), (B) provide appropriate assurances and indemnities (which may include letters of credit) to each Letter of Credit Issuer as each Letter of Credit Issuer may reasonably require with respect to any continuing obligation to purchase participation interests in any Letter of Credit Exposure then outstanding, and (C) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance Agreement with respect to such Lender’s Revolving Credit Commitment and outstanding Revolving Credit Loans. Administrative Agent shall distribute an amended Schedule 2.1, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of any Lenders and adjustments of their respective Revolving Credit Commitments and/or Commitment Ratios resulting from any such removal or replacement. In order to make all Lenders’ interests in any outstanding Revolving Credit Loans ratable in accordance with any revised Commitment Ratio after giving effect to the removal or replacement of a Lender, Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Credit Loans of all Lenders. Borrower may then request Advances from Lenders in accordance with their revised Commitment Ratios. Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.
     10.3 Amendment and Waiver.
     (a) Except as otherwise specifically provided, (i) this Agreement may only be amended, modified or waived by an instrument in writing executed jointly by Borrower and the Required Lenders, and, in the case of any matter affecting Administrative Agent, by Administrative Agent, and may only be supplemented by documents delivered or to be delivered in accordance with the express terms hereof, and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver if Borrower and the Required Lenders, and, in the case of any matter affecting Administrative Agent, Administrative Agent, have approved same.
     (b) Any amendment to or consent or waiver under any Loan Document which purports to accomplish any of the following must be approved by Borrower and by Administrative Agent, Letter of Credit Issuers, and all Lenders: (i) extends, postpones, or delays any date fixed by the Loan Documents for any payment of all or any part of the Obligations payable to such Lender (including, without limitation, the Maturity Date); (ii) reduces the rate or decreases the amount of any payment of principal, interest, fees, or other sums payable to Administrative Agent, Letter of Credit Issuers, or any such Lender hereunder (except such reductions as are contemplated by this Agreement); (iii) changes the definition of “Required Lenders” or amends or modifies this Section 10.3(b) or any other provisions of the Loan Documents that require the unanimous consent of all Lenders; (iv) except as otherwise permitted by any Loan Document, releases (A) any guaranty, (B) all or substantially all of any collateral, or (C) Borrower; or (v) amends or modifies (A) Section 2.9 in a manner that would alter the pro rata sharing of payments required thereby, or (B) any other term or provision hereof that expressly provides for the ratable treatment of Lenders with respect thereto. Without the consent of such Lender, no Lender’s “Revolving Credit Commitment” may be increased.
     (c) Any amendment to or consent or waiver under any Loan Document which would affect the rights, obligations, or duties of Administrative Agent must be approved by Administrative Agent. Any amendment to or consent or waiver under any Loan Document which would affect the rights, obligations, or duties of any Letter of Credit Issuer must be approved by such Letter of Credit Issuer. Any amendment to or consent or waiver under any Loan Document which would affect the rights, obligations or duties of the Swingline Lender must be approved by the Swingline Lender.
     (d) Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Document shall be controlled by the terms and provisions herein.

     (e) No course of dealing or any failure or delay by Administrative Agent, any Letter of Credit Issuer, or any Lender or any of their respective representatives, officers, directors, employees, attorneys, attorneys-in-fact, and agents with respect to exercising , any right, remedy, power or privilege of any Administrative Agent, any Letter of Credit Issuer, or any Lender hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. A waiver must be in writing and signed by Administrative Agent and the Required Lenders (or the affected Lenders or by all Lenders, if required hereunder) to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.
     (f) All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent, approval, or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after such Lender’s actual receipt (as determined by Administrative Agent) of the request from Administrative Agent (in either event, the “Lender Reply Period”). If the Lender Reply Period is conspicuously set forth in a written notice from Administrative Agent to a Lender, then unless such Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination if such written notice from Administrative Agent shall conspicuously state that such approval or consent shall be deemed given unless a response is received within the Lender Reply Period.
     10.4 Additional Obligations. Lenders shall be under no obligation to extend any loans to Borrower other than as specifically set forth in this Agreement.
     10.5 Jurisdiction; Venue; Service of Process; Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North carolina; provided that Administrative Agent, Letter of Credit Issuers, and Lenders shall retain all rights arising under Federal Law. each party hereto, in each case for itself, its successors and assigns, hereby (A) irrevocably submits to the nonexclusive jurisdiction of any north carolina state court or Federal court of the United States of America sitting in charlotte, north carolina, and any appellate court of any of the foregoing, and agrees and consents that service of process may be made upon it in any legal proceeding arising out of or in connection with the Loan Documents and the Obligations by service of process as provided by Applicable Laws of the State of North carolina, (B) irrevocably waives, to the fullest extent permitted by all Applicable Laws, any objection which it may now or hereafter have to the laying of venue of any litigation arising out of or in connection with the Loan Documents and the Obligations brought in any such court, (C) irrevocably waives any claims that any litigation brought in any such court has been brought in an inconvenient forum, (D) agrees (in the case of Borrower) to designate an agent for service of process in north carolina in connection with any such litigation (and Borrower hereby designates and irrevocably appoints such agent as its true and lawful attorney-in-fact in the name, place, and stead of Borrower to accept service of all writs, process, and summonses in any such litigation) and to deliver to Administrative Agent evidence thereof, (E) irrevocably consents to the service of process out of any of the aforementioned courts in any such litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, at its address set forth herein, (F) irrevocably agrees that any legal proceeding against any party hereto arising out of or in connection with the Loan Documents or the Obligations may be brought in one of the aforementioned courts, and (G) EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.6 Publicity. Subject to Borrower’s approval, Administrative Agent shall have the right to incorporate the names of Lenders into signage placed upon the Loan Inventory. Each Lender shall have the right to secure printed publicity through newspaper and other media concerning the Inventory and source of financing.
     10.7 Foreign Lenders. Each Lender that is a “foreign corporation, partnership, or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding Tax on all payments to be made to such Person by Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement or any other Loan Document) or such other evidence satisfactory to Borrower and Administrative Agent that such Person is entitled to an exemption from, or reduction of, United States withholding Tax. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding Taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement or any other Loan Document, (b) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its applicable lending office) to avoid any requirement of Applicable Laws that Borrower make any deduction or withholding for Taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding Tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any Tax or other amount from payments made in respect of such Person as a result of such Person’s failure to deliver the necessary forms or other documentation as set forth in this Section 10.7, then such Person shall indemnify Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 10.7, and costs and expenses (including attorneys’ fees and expenses) of Administrative Agent. Should a Lender, which is otherwise exempt from or subject to a reduced withholding Tax which arises from any payment made under this Agreement or any other Loan Document, become subject to Taxes because of its failure to deliver any form, documentation, or notification required in this Section 10.7, Borrower and Administrative Agent shall take such steps as such Lender shall reasonably request, at such Lender’s sole cost and expense, to assist such Lender to recover such Taxes. The obligation of Lenders under this Section 10.7 shall survive the payment of all of the Obligations and the resignation or replacement of Administrative Agent.
     10.8 Invalidation of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.9 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
     10.10 Captions. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
10.11 Notices and other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to Borrower, Administrative Agent or a Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 2.1 hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Borrower, Administrative Agent and the applicable Letter of Credit Issuer. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (d) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Request for Advance) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.12 Confidentiality. Each of Administrative Agent, Letter of Credit Issuers, and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, representatives, and agents including accountants, legal counsel, and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed and required to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including, without limitation, any bank regulatory agency or representative thereof), (c) to the extent required by Applicable Laws or by any subpoena or other similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action, or proceeding related to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as this Section 10.12, to (i) any actual or prospective Eligible Assignee of or Participant in, any of its rights or obligations under, this Agreement, or (ii) any direct or indirect counterparty or prospective counterparty (or its advisor) to any credit derivative transaction, swap transaction or securitization relating to the obligations or rights of the Borrower hereunder, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of breach of this Section 10.12, or (ii) becomes available to Administrative Agent, any Letter of Credit Issuer, or any Lender on a non-confidential basis from a source other than Borrower. In connection with any proposed disclosure contemplated in (b) or (c) above, Administrative Agent, Letter of Credit Issuers, and Lenders agree to exercise their reasonable best efforts unless prohibited by Applicable Laws or legal process to provide Borrower prompt notice of any such request or requirement in order to enable Borrower to seek an appropriate protective order and to reasonably cooperate with Borrower at Borrower’s sole cost and expense to obtain such order. For purposes of this Section 10.12, “Information” means all confidential or proprietary information received from Borrower related to Borrower or its business, assets, or liabilities, other than any such information that is available to or known by Administrative Agent, any Letter of Credit Issuer, or any Lender on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
     10.13 USA PATRIOT Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
     10.14 ENTIRE AGREEMENT. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY BORROWER AND/OR ANY OTHER PARTY HERETO (TOGETHER WITH ALL COMMITMENT LETTERS AND FEE LETTERS AS THEY MAY RELATE TO THE PAYMENT OF FEES AFTER THE AGREEMENT DATE) REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the parties have executed this Revolving Credit Agreement as of the day and year first written above.

BORROWER:

D.R. HORTON, INC., a Delaware corporation

By:	/s/ Bill W. Wheat

Name:	Bill W. Wheat
Title:	Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ R. Scott Holtzapple

Name:	R. Scott Holtzapple
Title:	SVP

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender, Swingline Lender and a Letter of Credit Issuer

By:	/s/ R. Scott Holtzapple

Name:	R. Scott Holtzapple
Title:	SVP

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Maria Amaral-LeBlanc

Name:	Maria Amaral-LeBlanc
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark W. Lariviere

Name:	Mark W. Lariviere
Title:	Senior Vice President

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Samuel L. Hill

Samuel L. Hill
Managing Director
By:	/s/ David P. Cagle

David P. Cagle
Managing Director

CITICORP, N.A., as a Lender

By:	/s/ Marni McManus

Name:	Marni McManus
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kent Kaiser

Name:	Kent Kaiser
Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

By:	/s/ Marie A. Haddad

Name:	Marie A. Haddad
Title:	Associate Director Banking Products Services, US

BNP PARIBAS, as a Lender

By:	/s/ Richard Pace

Name:	Richard Pace
Title:	Managing Director
By:	/s/ Angela B. Arnold

Name:	Angela B. Arnold
Title:	Vice President

SUNTRUST BANK, as a Lender

By:	/s/ W. John Wendler

Name:	W. John Wendler
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John D. Kuykendall

Name:	John D. Kuykendall
Title:	Vice President

WASHINGTON MUTUAL BANK, as a Lender

By:	/s/ Cyndi Lopez

Name:	Cyndi Lopez
Title:	Vice President

AMSOUTH BANK, as a Lender

By:	/s/ Ronny Hudspeth

Name:	Ronny Hudspeth
Title:	Sr. Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ William E. Zarrett

Name:	William E. Zarrett
Title:	Managing Director

SCOTIABANC INC., as a Lender

By:	/s/ William E. Zarrett

Name:	William E. Zarrett
Title:	Managing Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Alison A. McGuigan

Name:	Alison A. McGuigan
Title:	Associate Director

COMERICA BANK, as a Lender

By:	/s/ Casey L. Ostrander

Name:	Casey L. Ostrander
Title:	Vice President

FANNIE MAE, as a Lender

By:	/s/ Wayne R. Curtis

Name:	Wayne R. Curtis
Title:	Vice President

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ Windsor Davies

Name:	Windsor Davies
Title:	Director Corporate Banking USA
By:	/s/ Andrew R. Roberts

Name:	Andrew R. Roberts
Title:	VP, Corporate Banking

NATEXIS BANQUES POPULAIRES, as a Lender

By:	/s/ Marie-Edith Dugeny / Guillaume de Parscau

Name:	Marie-Edith Dugeny
Title:	Real Estate Group Manager
By:	/s/ Guillaume de Parscau

Name:	Guillaume de Parscau
Title:	FVP Head of Business Development

GUARANTY BANK, as a Lender

By:	/s/ Douglas A. Dixon

Name:	Douglas A. Dixon
Title:	Senior Vice President

EMIGRANT BANK, as a Lender

By:	/s/ Patricia Goldstein

Name:	Patricia Goldstein
Title:	Senior EVP & Chief Credit Officer

PNC BANK, NA, as a Lender

By:	/s/ Douglas G. Paul

Name:	Douglas G. Paul
Title:	Senior Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ David Hickey

Name:	David Hickey
Title:	Authorised Signatory
By:	/s/ Frank Schmitt

Name:	Frank Schmitt
Title:	Authorised Signatory

CALIFORNIA BANK & TRUST, a California banking corporation, as a Lender

By:	/s/ Robert E. Cooper, Jr.

Name:	Robert E. Cooper, Jr.
Title:	Vice President

CITY NATIONAL BANK, a national banking association, as a Lender

By:	/s/ Mary Bowman

Name:	Mary Bowman
Title:	SVP

FIFTH THIRD BANK, as a Lender

By:	/s/ Mike Madenhall

Name:	Mike Madenhall
Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Raymond Ventura

Name:	Raymond Ventura
Title:	Deputy General Manager

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Kimberly Metzger

Name:	Kimberly Metzger
Title:	Vice President

UNION BANK OF CALIFORNIA N.A., as a Lender

By:	/s/ Kevin Jordan

Name:	Kevin Jordan
Title:	SVP

CHEVY CHASE BANK, F.S.B., as a Lender

By:	/s/ Michael A. Muñoz

Name:	Michael A. Muñoz
Title:	Vice President

COMPASS BANK, as a Lender

By:	/s/ Helen L. Chase

Name:	Helen L. Chase
Title:	Vice President

AMERICAN SAVINGS BANK FSB, as a Lender

By:	/s/ Larry Ishii

Name:	Larry Ishii
Title:	Vice President
By:	/s/ Darrell Yamagata

Name:	Darrell Yamagata
Title:	Vice President

BANK OF HAWAII, as a Lender

By:	/s/ Brian H. Uemori

Name:	Brian H. Uemori
Title:	Vice President

FIRST COMMERCIAL BANK NEW YORK AGENCY, as a Lender

By:	/s/ Bruce M.J. Ju

Name:	Bruce M.J. Ju
Title:	V.P. & General Manager

FIRST HAWAIIAN BANK, as a Lender
By:	/s/ Stephen M. Franklin

Name:	Stephen M. Franklin
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John E. Burda

Name:	John E. Burda
Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jim C.Y. Chen

Name:	Jim C.Y. Chen
Title:	VP & General Manager

LEGACY TEXAS BANK, as a Lender

By:	/s/Eric Sonneborn

Name:	Eric Sonneborn
Title:	Senior Vice President

THE INTERNATIONAL COMMERCIAL BANK OF CHINA, NEW YORK AGENCY, as a Lender

By:	/s/ Nae-Yee Lung

Name:	Nae-Yee Lung
Title:	EVP & General Manager

SCHEDULE 2.1
REVOLVING CREDIT COMMITMENTS, COMMITMENT RATIOS, AND
ADDRESSES FOR NOTICE

BORROWER:	ADDRESS

D.R. Horton, Inc.	301 Commerce Street
Suite 500
Fort Worth, Texas 76102
Attn: Samuel R. Fuller
Bill W. Wheat
Stacey H. Dwyer
Tel: 817-390-8200
Fax: 817-390-1715 (Mr. Fuller)
Fax: 972-620-6813 (Mr. Wheat)
Fax: 817-390-1715 (Ms. Dwyer)
E-mail: sfuller@drhorton.com
bwheat@drhorton.com
sdwyer@drhorton.com

With a copy to:

301 Commerce Street
Suite 500
Fort Worth, Texas 76102
Attn: Ted I. Harbour, Esq.
Tel: 817-390-8200
Fax: 972-620-6863
E-mail: tharbour@drhorton.com

ADMINISTRATIVE AGENT:	ADDRESS

Wachovia Bank, National	401 S. Tryon St, NC1193
Association	Charlotte, NC 28288
Attn: R. Scott Holtzapple, Senior Vice
President, REFS Risk Management
Tel: 704-383-0474
Fax: 704-383-7146
E-mail: scott.holtzapple@wachovia.com

With a copy to:

One West Fourth St, NC6256
Winston-Salem, NC 27101
Attn: Kevin M. Cole I, Assistant Vice
President, REFS Risk Management
Tel: 336-747-9017
Fax: 336-747-8879
E-mail: kevin.cole@wachovia.com

LETTER OF CREDIT ISSUER(S):	ADDRESS

Wachovia Bank, National	401 S. Tryon St, NC1193
Association	Charlotte, NC 28288
Attn: R. Scott Holtzapple, Senior
Vice President, REFS Risk Management
Tel: 704-383-0474
Fax: 704-383-7146
E-mail: scott.holtzapple@wachovia.com

LENDERS:

LENDER	ADDRESS	COMMITMENT	COMMITMENT RATIO

Wachovia Bank, National	106 West Maple Street, GA8710
Association	Cumming, GA 30040
Attn: Jeff Hoza
Tel: 770-781-6430
Fax: 770-781-6461
E-mail: jeff.hoza@wachovia.com

The Royal Bank of Scotland PLC	101 Park Avenue, 12th floor
New York, New York 10178
Attn: David Apps
Tel: 212-401-3745
Fax: 212-401-3456
E-mail: david.apps@rbos.com

Bank of America, N.A.	231 S. LaSalle Street, 10th floor
Chicago, IL 60604
Attn: Stephen Carlson
Tel: 312-828-6405
Fax: 312-974-4970
E-mail: stephen.carlson@bankofamerica.com

Calyon New York Branch	2200 Ross Avenue, Suite 4400 West
Dallas, TX 75201
Attn: Robert Nelson
Tel: 214-220-2333
Fax: 214-220-2323
E-mail: robert.nelson@us.calyon.com

Citicorp, N.A.	390 Greenwich Street
New York, NY 10013
Attn: Malav Kakad
Tel: 212-723-4693
Fax: 646-291-3638
E-mail: malav.kakad@citigroup.com

JPMorgan Chase Bank, N.A.	707 Travis 6th Floor
Houston TX, 77002
Attn: Kent Kaiser Tel: 713-216-8699
Fax: 713-216-6190
E-mail: Kent.kaiser@chase.com

UBS Loan Finance LLC	UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, CT 06901
6-South
Attn: Anthony Finocchi
Tel: 203-719-3377
Fax: 203-719-3888
E-mail: anthony.finocchi@ubs.com

BNP Paribas	787 Seventh Avenue
New York, NY 10019
Attn: Duane Helkowski
Tel: 212-841-2940
Fax: 212-841-3830
E-mail: duane.helkowski@americas.bnpparibas.com

SunTrust Bank	8330 Boone Blvd., 8th Floor
Vienna, VA 22182
Attn: W. John Wendler
Tel: 703-442-1563
Fax: 703-442-1570
E-mail: john.wendler@suntrust.com

U.S. Bank National Association	14241 Dallas Parkway, Suite 490
Dallas, TX 75254
Attn: John D. Kuykendall
Tel: 972-458-4502
Fax: 972-386-8370
E-mail: John.kuykendall@usbank.com

Washington Mutual Bank	3929 W. John Carpenter Hwy.
Irving, TX 75063
Attn: Cyndi Lopez
Tel: 214-492-4371
Fax: 972-870-3603
E-mail: cyndi.r.lopez@wamu.net

AmSouth Bank	1900 5th Avenue N., BAC 15
Birmingham, AL 35203
Attn: Ronny Hudspeth
Tel: 205-307-4227
Fax: 205-801-0138
E-mail: rhudspeth@amsouth.com

The Bank of Nova Scotia	600 Peachtree St. N.E., Suite 2700
Atlanta, GA 30308

Attn: Dana Maloney
Tel: 404-877-1524
Fax: 404-888-8998
E-mail: dana_maloney@scotiacapital.com

Scotiabanc, Inc.	600 Peachtree Street NE, Suite 2700
Atlanta, GA 30308
Attn: Chris Allen
Tel: 404-877-1501
Fax: 404-888-8998
E-mail: chris_allen@scotiacapital.com

Barclays Bank PLC	200 Park Avenue, 4th Floor
New York, NY 10166
Attn: Nicholas Bell
Tel: 212-412-4029
Fax: 212-412-7600
E-mail: nicholas.bell@barcap.com

Comerica Bank	500 Woodward Avenue
7th Floor; MC: 3256
Detroit, MI 48091
Attn: Casey L. Ostrander
Tel: 313-222-5286
Fax: 313-222-9295
E-mail: casey_ostrander@comerica.com

Fannie Mae	International Plaza II
14221 Dallas Parkway
Dallas, TX 75252
Attn: Joseph Kankam
Tel: 214-242-8188
Fax: 972-767-0222
E-mail: joseph_s_kankam@fanniemae.com

Lloyd’s TSB Bank, PLC	1251 Avenue of Americas, 39th floor
New York, NY 100200
Attn: Windsor Davies, Director, Global Corporate
Tel: 212-930-8909
Fax: 212-930-5098
E-mail: wdavies@loydstsb-usb.com

Natexis Banques Populaires	1251 Avenue of Americas, 34th floor
New York, NY 10020
Attn: Marie-Edith Dungeny
Tel: 212-872-5132
Fax: 212-354-9095
E-mail: marie-edith.dugeny@nyc.nxbo.com

Guaranty Bank	8333 Douglas Avenue
Dallas, TX 75225
Attn: Dustin Ortmann

Tel: 214-360-2672
Fax: 214-360-4892
Email: dustin.ortmann@guarantygroup.com

Emigrant Savings Bank a division	400 Continental Blvd., Suite 600
of New York Bank & Trust	El Segundo, CA 90245
Attn: David J. Feingold
Tel: 310-426-2166
Fax: 212-850-3871
E-mail: feingoldd@emigrant.com

PNC Bank, NA	Two Tower Center, 18th Floor
East Brunswick, NJ 08816
Attn: Douglas Paul
Tel: 732-220-3566
Fax: 732-220-3755
E-mail: douglas.paul@pnc.com

The Governor and Company of the	Bank of Ireland Corporate
Bank of Ireland	B2, Head Office
Lowe Baggot St.
Dublin 2, Ireland
Attn: Ciaran Doyle
Tel: +353 1 604 4707
Fax: +353 1 604 4798
E-mail: ciarandoyle@boimail.com

California Bank & Trust, a	2929 N. Central Avenue, Suite 1200
California banking corporation	Phoenix, AZ 85012
Attn: Robert Cooper, Vice President
Tel: 602-241-2205
Fax: 602-230-1345
E-mail: rcooper1@calbt.com

City National Bank, a national
banking association	2001 N. Main St. #200
Walnut Creek, CA 94596
Attn: Xavier Barrera Gonzalez
Tel: 925-274-2783
Fax: 925-274-2758
E-mail: xavier.barreragonzalez@cnb.com

Fifth Third Bank	38 Fountain Square Plaza
Cincinnati, OH 45263
Attn: Mike Mendenhall
Tel: 513-534-6915
Fax: 513-534-5947
E-mail: mike.mendenhall@53.com

Mizuho Corporate Bank, Ltd.	1251 Avenue of the Americas
New York, N.Y. 10020-1104
Attn: Ricky Simmons — VP
Tel: 212-282-3541
Fax: 212-282-4488
E-mail: ricky.simmons@mizuhocbus.com

Societe Generale	181 West Madison St.
Chicago, IL 60602
Attn: Milissa Goeden
Tel: 312-578-5156
Fax: 312-578-5099
E-mail: milissa.goeden@sgcib.com

Union Bank of California	500 N. Akard, #4200
Dallas, TX 7201
Attn: Kevil P. Mahoney
Tel: 214-922-4215
Fax: 214-922-4210
E-mail: kevin.mahoney@uboc.om

Chevy Chase Bank, F.S.B.	7501 Wisconsin Avenue, 12th Floor
Bethesda, MD 20814
Attn: Michael A. Muñoz
Tel: 240-497-7834
Fax: 240-497-7714
E-mail: mamunoz@chevychasebank.net

Compass Bank	15 South 20th Street, 15th Floor
Birmingham, AL 35233
Attn: Johanna Duke Paley
Tel: 205-297-3851
Fax: 205-297-7994
E-mail: mjd@compassbank.com

American Savings Bank FSB	PO Box 2300
Honolulu, HI 96804-2300
Attn: Larry Ishii
Tel: 808-539-7870
Fax: 808-532-7370
E-mail: lishii@asbhawaii.com

Bank of Hawaii	130 Merchant Street, 17th Floor
P.O. Box 2900
Honolulu, HI 96813 (96846)
Attn: Dawn Hoffmann, Vice President
Tel: 808-537-8763
Fax: 808-538-4060
E-mail: dhofmann@boh.com

First Commercial Bank New York	750 3rd Avenue
Agency	34th Floor
New York, NY 10017
Attn: Jocelin Ma
Tel: 212-599-6868 ext. 216
Fax: 212-599-6133
E-mail: fcbloan@aol.com

First Hawaiian Bank	999 Bishop Street
Honolulu, HI 96813
Attn: Stephen M. Franklin
Tel: 808-525-5179
Fax: 808-525-8184
E-mail: sfranklin@fhwn.com

The Northern Trust Company	50 S. LaSalle Street
Chicago, IL 60675
Attn: Paul Theiss
Tel: 312-557-1791
Fax: 312-444-7028
E-mail: PHT1@NTRS.COM

Chang Hwa Commercial Bank, Ltd.	685 Third Avenue, 29th Floor
New York Branch	New York, NY 10017
Attn: Melody Tsou
Tel: 212-651-9770 ext. 28
Fax: 212-651-9785
E-mail: b.changhwa@firstgate.net

Legacy Texas Bank	5000 Legacy Drive, Suite 220
Plano, TX 75024
Attn: Eric Sonneborn
Tel: 972-461-7044
Fax: 972-461-7200
E-mail: sonneborne@legacytexas.com

The International Commercial	65 Liberty Street
Bank of China, (NY Agency)	New York, NY 10005
Attn: Louis Chang
Tel: 212-815-9168 Fax: 212-766-5006
E-mail: louiswlc@hotmail.com
Total:		$2,150,000,000	100%

SCHEDULE 4.1
INITIAL GUARANTORS
C. Richard Dobson Builders, Inc., a Virginia corporation
CH Investments of Texas, Inc., a Delaware corporation
CHI Construction Company, an Arizona corporation
CHTEX of Texas, Inc., a Delaware corporation
Continental Homes, Inc., a Delaware corporation
Continental Homes of Texas, L.P., a Texas limited partnership
Continental Residential, Inc., a California corporation
D.R. Horton — Emerald, Ltd., a Texas limited partnership
D.R. Horton, Inc. — Birmingham, an Alabama corporation
D.R. Horton, Inc. — Chicago, a Delaware corporation
D.R. Horton, Inc. — Denver, a Delaware corporation
D.R. Horton, Inc. — Dietz-Crane, a Delaware corporation
D.R. Horton, Inc. — Greensboro, a Delaware corporation
D.R. Horton, Inc. — Jacksonville, a Delaware corporation
D.R. Horton, Inc. — Louisville, a Delaware corporation
D.R. Horton, Inc. — Minnesota, a Delaware corporation
D.R. Horton, Inc. — New Jersey, a Delaware corporation
D.R. Horton, Inc. — Portland, a Delaware corporation
D.R. Horton, Inc. — Sacramento, a California corporation
D.R. Horton, Inc. — Torrey, a Delaware corporation
D.R. Horton Los Angeles Holding Company, Inc., a California corporation
D.R. Horton Management Company, Ltd., a Texas limited partnership
D.R. Horton San Diego Holding Company, Inc., a California corporation
D.R. Horton — Texas, Ltd., a Texas limited partnership
DRH Cambridge Homes, Inc., a California corporation
DRH Cambridge Homes, LLC, a Delaware limited liability company
DRH Construction, Inc., a Delaware corporation
The Club at Pradera, Inc., a Delaware corporation
D.R. Horton Materials, Inc., a Delaware corporation
D.R. Horton Inc. — Fresno (f/k/a DRH Regrem IV, Inc.), a Delaware corporation
D.R. Horton Inc. — Gulf Coast (f/k/a DRH Regrem V, Inc.), a Delaware corporation
DRH Regrem VII, LP, a Texas limited partnership
DRH Regrem VIII, LLC, a Delaware limited liability company
DRH Southwest Construction, Inc., California corporation
DRH Energy, Inc., a Colorado corporation
DRH Tucson Construction, Inc., a Delaware corporation
DRHI, Inc., a Delaware corporation
KDB Homes, Inc., a Delaware corporation
Meadows I, Ltd., a Delaware corporation
Meadows II, Ltd., a Delaware corporation
Meadows VIII, Ltd., a Delaware corporation
Meadows IX, Inc., a New Jersey corporation
Meadows X, Inc., a New Jersey corporation
SGS Communities at Grande Quay, LLC, a New Jersey limited liability company
D.R. Horton-Schuler Homes, LLC, a Delaware limited liability company

HPH Homebuilders 2000, L.P., a California limited partnership
Melody Homes, Inc., a Delaware corporation
Melmort Co., a Colorado corporation
Schuler Homes of Arizona LLC, a Delaware limited liability company
Schuler Homes of California, Inc., a California corporation
Schuler Homes of Oregon, Inc., a Oregon corporation
Schuler Homes of Washington, Inc., a Washington corporation
Schuler Mortgage, Inc., a Delaware corporation
Schuler Realty Hawaii, Inc., a Hawaii corporation
SHA Construction LLC, a Delaware limited liability company
SHLR of California, Inc., a California corporation
SHLR of Colorado, Inc., a Colorado corporation
SHLR of Nevada, Inc., a Nevada corporation
SHLR of Utah, Inc., a Utah corporation
SHLR of Washington, Inc., a Washington corporation
SRHI LLC, a Delaware limited liability company
SSHI LLC, a Delaware limited liability company
Vertical Construction Corporation, a Delaware corporation
Western Pacific Funding, Inc., a California corporation
Western Pacific Housing Co., a California limited partnership
Western Pacific Housing Management, Inc., a California corporation
Western Pacific Housing, Inc., a Delaware corporation
Western Pacific Housing-Antigua, LLC, a Delaware limited liability company
Western Pacific Housing-Aviara, L.P., a California limited partnership
Western Pacific Housing-Boardwalk, LLC, a Delaware limited liability company
Western Pacific Housing-Broadway, LLC, a Delaware limited liability company
Western Pacific Housing-Canyon Park, LLC, a Delaware limited liability company
Western Pacific Housing-Carmel, LLC, a Delaware limited liability company
Western Pacific Housing-Carrillo, LLC, a Delaware limited liability company
Western Pacific Housing-Communications Hill, LLC, a Delaware limited liability company
Western Pacific Housing-Cooper Canyon, LLC, a Delaware limited liability company
Western Pacific Housing-Creekside, LLC, a Delaware limited liability company
Western Pacific Housing-Culver City, L.P., a California limited partnership
Western Pacific Housing-Del Valle, LLC, a Delaware limited liability company
Western Pacific Housing-Lomas Verdes, LLC, a Delaware limited liability company
Western Pacific Housing-Lost Hills Park, LLC, a Delaware limited liability company
Western Pacific Housing-McGonigle Canyon, LLC, a Delaware limited liability company
Western Pacific Housing-Mountaingate, L.P. a California limited partnership
Western Pacific Housing-Norco Estates, LLC, a Delaware limited liability company
Western Pacific Housing-Oso, L.P., a California limited partnership
Western Pacific Housing-Pacific Park II, LLC, a Delaware limited liability company
Western Pacific Housing-Park Avenue East, LLC, a Delaware limited liability company
Western Pacific Housing-Park Avenue West, LLC, a Delaware limited liability company
Western Pacific Housing-Playa Vista, LLC, a Delaware limited liability company
Western Pacific Housing-Poinsettia, L.P., a California limited partnership
Western Pacific Housing-River Ridge, LLC, a Delaware limited liability company
Western Pacific Housing-Robinhood Ridge, LLC, a Delaware limited liability company
Western Pacific Housing-Santa Fe, LLC, a Delaware limited liability company
Western Pacific Housing-Scripps II, LLC, a Delaware limited liability company

Western Pacific Housing-Scripps, L.P., a California limited partnership
Western Pacific Housing-Seacove, L.P., a California limited partnership
Western Pacific Housing-Studio 528, LLC, a Delaware limited liability company
Western Pacific Housing-Terra Bay Duets, LLC, a Delaware limited liability company
Western Pacific Housing-Torrance, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Commercial, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Meadows, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Multi-Family, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Village Center, LLC, a Delaware limited liability company
Western Pacific Housing-Vineyard Terrace, LLC, a Delaware limited liability company
Western Pacific Housing-Windemere, LLC, a Delaware limited liability company
Western Pacific Housing-Windflower, L.P., a California limited partnership
WPH-Camino Ruiz, LLC, a Delaware limited liability company
DRH Regrem IX, Inc., a Delaware corporation
DRH Regrem X, Inc., a Delaware corporation
DRH Regrem XI, Inc. a Delaware corporation
DRH Regrem XII, LP, a Texas limited partnership

EXHIBIT A
FORM OF INVENTORY SUMMARY REPORT
FOR MONTH ENDED                                         ,
DATE:                      ,

ADMINISTRATIVE AGENT:	Wachovia Bank, National Association, a national banking association

BORROWER:	D. R. Horton, Inc., a Delaware corporation

This certificate is delivered under the Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), among Borrower, Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
     I certify to Lenders that:
     (a) I am an Authorized Signatory of Borrower in the position(s) set forth under my signature below; and
     (b) the financial details set forth on the attached Annex I were prepared in accordance with GAAP, and present accurately in all material respects the Loan Inventory for Borrower as of, and for the month ended on,                     ,___.

D. R. HORTON, INC., a Delaware corporation

By

Name:
Title:

Annex I
to Inventory Summary Report
For Period Ended ___, ___
(Amounts in Millions)

		Less
	Total	Encumbered	Unencumbered	Advance
Cost Basis	Inventory	Inventory	Inventory	Rate	Amount
(A) Lots Under Development[1]				65%

(B) Developed Lots[2]				65%

(C) Dwelling Lots[3]				85%

(D)	Loan Funding Availability
[ = (A)+(B)+(C)]

(E)	Less: Borrowing Limitation [Amount, if any, by which (A) plus (B) exceeds (D) x (0.50)]

(F)	Less: Senior Unsecured Indebtedness (other than the Obligations under this Facility)

(G)	Subtotal of Loan Funding Availability [ = (D) - (E) - (F)]

(H)	Advances under this Facility

(I)	Unreimbursed Draws under Performance Letters of Credit

(J)	Letter of Credit Exposure on non-Performance Letters of Credit

(K)	[ = (G) - (H) - (I) - (J)] Remaining Borrowing Base Availability for Additional Debt
1. “Lots under Development” means Land Parcels which are, as of the date hereof, being developed into Developed Lots or which are scheduled for the commencement of development into Developed Lots within six (6) calendar months from the date hereof, and which Borrower has designated and are included as “Lots Under Development ” in the foregoing calculation on the date hereof.
(continued on following page)

2. “Developed Lots” means subdivision lots wholly-owned by Borrower or its Restricted Subsidiaries, subject to a recorded plat and which are in substantial compliance with all Applicable Laws and are suitable for the construction thereon of foundations for a Dwelling, which Borrower has designated and are included as “Developed Lots” in the foregoing calculation on the date hereof (exclusive of any Dwelling Lot).
3. “Dwelling Lots” means Developed Lots with Dwellings which Borrower or any Restricted Subsidiary has designated and are included as “Dwelling Lots” in the calculation of the Loan Funding Availability. The term “Dwelling Lot” includes the Dwelling located thereon.
4. Borrower certifies that all insurance coverage which is customary and usual for the industry and which is required by Section 6.12 of the Credit Agreement is in full force and effect.
[FORM TO BE AGREED TO BY
ADMINISTRATIVE AGENT AND BORROWER]

Page 2	Annex I to Exhibit A

EXHIBIT B
FORM OF REQUEST FOR ADVANCE
(Dated: ___, ___)
Wachovia Bank, National Association, a national banking association as Administrative Agent for the Lenders
as defined in the Credit Agreement
referred to below

Attn:	David	Stout,	Agency	Services
201 S. College Street
CP8 mailcode NC5708
Charlotte, NC 28288
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), among Borrower, Wachovia Bank, National Association, a national banking association, as Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement. Borrower hereby gives you notice pursuant to the Credit Agreement that it requests an Advance under the Credit Agreement, and in that connection sets forth below the terms on which such Advance is requested to be made:
     (1) Borrower requests an Advance consisting of [Eurodollar Rate Loans][Libor Rate Loans with an Interest Period of                     ]1 in the amount2 of                     , to be made and deposited on [DATE]3 (“Advance Date”) into account no.                     .
     (2) Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Advance Date after giving effect to such Advance:
     (a) Either (i) Borrower has an Investment Grade Rating by at least two (2) of Moody’s, S&P, and Fitch or (ii) the requested Advance will not cause the amount of Senior Unsecured Indebtedness and unreimbursed draws under Letters of Credit to exceed the Loan Funding Availability;
     (b) The requested Advance will not cause the Commitment Usage to exceed the Total Revolving Credit Commitment;
     (c) All of the representations and warranties of Borrower and Guarantors set forth in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by the Loan Documents);
     (d) No Default or Event of Default has occurred and is continuing or will arise after giving effect to the requested Advance.

Exhibit B

     (e) All conditions precedent to Borrower’s right to receive the requested Advance have been met in accordance with the terms and conditions of the Credit Agreement.

Very truly yours,

D. R. HORTON, INC., a Delaware corporation

By:

Name:
Title:

[1]	Interest Period of one month, two months, three months or six months should be specified.

[2]	Not less than $5,000,000 or a greater integral multiple of $1,000,000.

[3]	For any Advance, must be a Business Day occurring prior to the Maturity Date and, if such Advance is to consist of LIBOR Rate Loans, must be at least three (3) Business Days following receipt by Administrative Agent of this Request for Advance.

Exhibit B

EXHIBIT C
FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
                                                                                 ,

Wachovia Bank, National Association, a national	Proposed Date of Issuance[1]:
banking association, as Administrative Agent for	Stated Amount of Letter of Credit[2]:
the Lenders as defined in the Credit Agreement	Expiration Date[3]:
referred to below	Name/Address of Beneficiary:
401 S. Tryon St, NC1193
Charlotte, NC 28288
Attn: R. Scott Holtzapple, Senior Vice President,
REFS Risk Management	Attn:
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), among Borrower, Wachovia Bank, National Association, a national banking association, as Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement. Borrower hereby gives you notice pursuant to the Credit Agreement that it requests the issuance of a Letter of Credit under the Letter of Credit Subfacility.
     Accompanying this notice is a duly executed and properly completed Letter of Credit Application in the form requested by Administrative Agent, together with the payment of any fronting fee or other amount, if any, due and payable in respect of such Letter of Credit pursuant to Section 2.5 of the Credit Agreement.
     Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date specified herein for issuance of the Letter of Credit, after giving effect to the issuance of such Letter of Credit:
     (a) The issuance of the requested Letter of Credit will not cause the Commitment Usage to exceed the Total Revolving Credit Commitment;
     (b) The issuance of the requested Letter of Credit will not cause the Letter of Credit Exposure to exceed $1,000,000,000;
     (c) All of the representations and warranties of Borrower and Guarantors set forth in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by the Loan Documents); and
     (d) No Default or Event of Default has occurred and is continuing or will arise after giving effect to the requested Letter of Credit.
Remainder of Page Intentionally Blank;
Signature Page Follows.
Exhibit C

Very truly yours,

D. R. HORTON, INC., a Delaware corporation

By:

Name:

Title:

Rate:

Confirmed by:

[1]	Must be a Business Day at least five (5) Business Days (or such later date as Letter of Credit Issuer may agree) following receipt by Administrative Agent of this Letter of Credit Request.

[2]	Amount of requested Letter of Credit plus the Letter of Credit Exposure shall not exceed $1,000,000,000 (as the maximum amount of such Letter of Credit Subfacility may be reduced or canceled in accordance with the Loan Documents).

[3]	Not later than the earlier of twelve (12) months from the date of issuance or 7 days prior to the Maturity Date.
Exhibit C

EXHIBIT D
FORM OF QUARTERLY COMPLIANCE CERTIFICATE
FOR                      ENDED
DATE:

ADMINISTRATIVE AGENT:	Wachovia Bank, National Association, a national banking association

BORROWER:	D. R. Horton, Inc., a Delaware corporation
     This certificate is delivered under the Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), among Borrower, Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
     I certify to Administrative Agent and Lenders that:
     (a) I am an Authorized Signatory of Borrower and its Restricted Subsidiaries (for purposes hereof “Companies”) in the position(s) set forth under my signature below;
     (b) the consolidated Current Financials of Borrower and its Subsidiaries delivered to Administrative Agent concurrently with the delivery hereof were prepared in accordance with GAAP; present fairly in all material respects the consolidated financial condition and results of operations of Borrower and its Subsidiaries; and serve as the basis for the status of compliance by Borrower with certain covenants in the Credit Agreement set forth on Annex I as of, and for the (three, six, or nine months, or fiscal year) ended on,                                         ,                     (the “Subject Period”); and
     (c) the status of compliance by Borrower with Sections 6.8(a), (b), (c), (d) and (e) of the Credit Agreement at the end of the Subject Period is as set forth on Annex I to this certificate; provided that Sections 6.8(d) and (e) may be labeled “not applicable” so long as Borrower has, as of the date hereof, an Investment Grade Rating by at least two (2) of Moody’s, S&P and Fitch.

D. R. HORTON, INC., a Delaware corporation

By:

Name:

Title:

Exhibit D

ANNEX I TO QUARTERLY COMPLIANCE CERTIFICATE
Status of Compliance with
Sections 6.8(a), (b), (c), (d) and (e)
of the Credit Agreement
(Dollar Amounts in Millions)
[(Unless otherwise indicated, all calculations are made on a consolidated basis for
Borrower and its Restricted Subsidiaries at the date of determination with respect to the most recently-ended fiscal quarter)]

Current
Section	Limitation/Covenant	Covenant Amount	Status, , 200	Notes *

6.8(a)	Leverage Ratio – Net Funded Notes Payable divided by Total Capitalization (Net Funded Notes Payable plus net shareholders equity) of 0.60 to 1.0 or less		Indebtedness Less: Cash & cash equiv in excess of $50,000,000 (adjustments not to exceed $500,000,000) Net Funded Notes Payable Plus: Net shareholders equity Total Capitalization Leverage Ratio	$

6.8(b)	Ratio of EBITDA (generally income before interest expense, provision for income taxes, depreciation and amortization, extraordinary non-cash losses, etc.) to Interest Incurred of at least 2.50 to 1.00		EBITDA Interest incurred Coverage Ratio (times)	$

6.8(c)	Minimum Tangible Net Worth of at least $3,718,000,000 plus (generally) 50% of net income subsequent to September 30, 2005 and 50% of additional future equity offerings ___/___/___minimum (in millions)		Total Net Worth Less: Intangible Assets Less: Non-cash gain or loss from SFAS 133 Mark to Market Adjustments Tangible Net Worth	$

6.8(d)[1]	Speculative Lots not to exceed 40% of trailing twelve months’ unit closings (excludes models)		Speculative Lots Trailing twelve months’ closings Percentage

6.8(e)[1]	Developed Lots, Lots Under Development and Land Parcels not to exceed 150% of Adjusted Tangible Net Worth		150% Adjusted Tangible Net Worth	$

			Total Cost of Lots & Land[1]	$
	Applicable Margin (see grid below):		Pricing Level Applicable Margin (bps) – Cash borrowing Applicable Margin (bps) – Letters of Credit Unused Commitment Fee (bps)

		Senior Unsecured	Eurodollar	Base	Letters of	Unused
Pricing Level	Leverage Ratio	Debt Rating	Rate (bps)	Rate	Credit	Commitment Fee
1	x = 0.30:1	BBB+/Baa1	0.50%	0.00%	0.375%	0.125%
2	0.30:1 < x ≤0.40:1	BBB/Baa2	0.625%	0.00%	0.50%	0.15%
3	0.40:1 < x ≤0.50:1	BBB-/Baa3	0.75%	0.00%	0.625%	0.175%
4	0.50:1 < x ≤0.55:1	BB+/Ba1	1.00%	0.00%	0.875%	0.20%
5	0.55:1 < x	BB/Ba2	1.375%	0.00%	1.25%	0.225%
Annex I to Exhibit D

1.	Not applicable when Borrower has an Investment Grade Rating by at least two (2) of Moody’s, S&P and Fitch.
* See attached Calculation Worksheets, which are incorporated herein by reference.
Annex I to Exhibit D

SUPPLEMENT TO ANNEX I
Calculation Worksheets
[TO BE ATTACHED BY BORROWER.]
Annex I to Exhibit D

EXHIBIT E
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
     Reference is made to the Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), among D. R. Horton, Inc., as Borrower, Wachovia Bank, National Association, a national banking association, as Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
RECITALS
     A. “Assignor” and “Assignee” shall mean the parties referred to on the signature page hereof.
     B. Assignor’s Revolving Credit Commitment, which includes its obligation to fund its pro rata share of Letters of Credit and Swingline Loans (the “Assignor Commitment”), is the amount specified in Item 1 of Schedule 1 attached hereto. The aggregate principal amount of outstanding Revolving Credit Loans made by Assignor to Borrower under the Assignor Commitment is specified in Item 2 of Schedule 1 attached hereto (the “Assignor Loans”).
     C. Assignor wishes to sell and assign to Assignee, and Assignee wishes to purchase and assume from Assignor, (i) the portion of the Assignor Commitment specified in Item 3 of Schedule 1 attached hereto, which is equivalent to the percentage of the Total Revolving Credit Commitment specified in Item 4 of Schedule 1 attached hereto (the “Assigned Commitment”) and (ii) the portion of the Assignor Loans under the Assignor Commitment specified in Item 5 of Schedule 1 attached hereto (the “Assigned Loans”).
     The parties agree as follows:
     1. Assignment. Subject to the terms and conditions set forth herein and in the Credit Agreement, Assignor hereby sells and assigns without recourse to Assignee, and Assignee purchases, accepts, and assumes from Assignor on the date first set forth above (the “Assignment Date”), (a) all right, title, and interest of Assignor to the Assigned Loans, and (b) all obligations of Assignor under the Credit Agreement with respect to the Assigned Commitment. As full consideration for the sale of the Assigned Loans and the Assigned Commitment, Assignee shall pay to Assignor on the Assignment Date the principal amount of the Assigned Loans (the “Purchase Price”).
     2. Representations and Warranties. Each of Assignor and Assignee represents and warrants to the other that: (a) it has full power and legal right to execute and deliver this Agreement and to perform the provisions of this Agreement; (b) the execution, delivery, and performance of this Agreement have been authorized by all necessary action, corporate or otherwise, and do not violate any provisions of its charter or by-laws or any contractual obligations or requirement of law binding on it; and (c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.
     3. Condition Precedent. The obligations of Assignor and Assignee hereunder shall be subject to the fulfillment of the condition that Assignor shall have (a) received payment in full of the
Exhibit E

Purchase Price, and (b) complied with other applicable provisions of Section 10.2 of the Credit Agreement. Assignor and Assignee further agree, pursuant to Section 10.2 of the Credit Agreement, to pay (as determined between themselves) to Administrative Agent for its account on the Effective Date in federal funds a processing fee of $3,500.
     4. Notice of Assignment. Assignor hereby instructs Administrative Agent and Borrower to make all payments with respect to the Assigned Loans and the Assigned Commitment directly to Assignee at the offices specified in Item 6 on Schedule 1 attached hereto (which shall also be Assignee’s address for notices pursuant to Section 10.11 of the Credit Agreement). From and after the date (the “Effective Date”) on which Administrative Agent shall notify Borrower and Assignor that all consents (if any) required shall have been given, Assignee shall be deemed to be a party to the Credit Agreement and, to the extent that rights and obligations thereunder shall have been assigned to Assignee as provided herein, shall have the rights and obligations of a Lender under the Credit Agreement. After the Effective Date, and with respect to all such amounts accrued from the Assignment Date, (i) all interest, principal, fees, and other amounts that would otherwise be payable to Assignor in respect of the Assigned Loans and the Assigned Commitment shall be paid to Assignee, and (ii) if Assignor receives any payment on account of the Assigned Loans or the Assigned Commitment, then Assignor shall promptly deliver such payment to Assignee. Assignee agrees to deliver to Borrower and Administrative Agent, on or prior to the Assignment Date, such Internal Revenue Service forms as may be required to establish that Assignee is entitled to receive payments under the Credit Agreement without deduction or withholding of tax.
     5. Independent Investigation. Assignee acknowledges that it is purchasing the Assigned Loans and the Assigned Commitment from Assignor totally without recourse and, except as provided in Section 2 hereof, without representation or warranty. Assignee further acknowledges that it has made its own independent investigation and credit evaluation of Borrower in connection with its purchase of the Assigned Loans and the Assigned Commitment. Except for the representations or warranties set forth in Section 2, Assignee acknowledges that it is not relying on any representation or warranty of Assignor, expressed or implied, including without limitation, any representation or warranty relating to the legality, validity, genuineness, enforceability, collectibility, interest rate, repayment schedule, or accrual status of the Assigned Loans or the Assigned Commitment, the legality, validity, genuineness, or enforceability of the Credit Agreement, the related Notes, or any other Loan Document referred to in or delivered pursuant to the Credit Agreement, or the financial condition or creditworthiness of Borrower. Assignor has not and will not be acting as either the representative, agent, or trustee of Assignee with respect to matters arising out of or relating to the Credit Agreement or this Agreement. From and after the Effective Date, Assignor shall have no rights or obligations with respect to the Assigned Loans or the Assigned Commitment.
     6. Method of Payment. All payments to be made by either party hereunder shall be in funds available at the place of payment on the same day and shall be made by wire transfer to the account designated by the party to receive payment.
     7. Integration. This Agreement shall supersede any prior agreement or understanding between the parties (other than the Credit Agreement) as to the subject matter hereof.
     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon both parties, their successors and assigns.
Exhibit E

\

     9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized signatories as of the date first above written.

ASSIGNOR:	[ASSIGNOR]

By:

Name:

Title:

ASSIGNEE:	[ASSIGNEE]

By:

Name:

Title:

Acknowledged and Agreed to as of
this                    day of                                         ,                     .
WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association as Administrative Agent, Letter of Credit Issuer and Swingline Lender

By:

Name:

Title:

[NAMES OF OTHER LETTER OF CREDIT ISSUERS]

By:

Name:

Title:

Exhibit E

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT
relating to
Revolving Credit Agreement
among D. R. Horton, Inc., a Delaware corporation, as Borrower,
Wachovia Bank, National Association, a national banking association, as Administrative Agent, the Letter of Credit Issuer defined therein,
the Swingline Lender defined therein and
the Lenders defined therein
dated as of                                                                                  , 20

(1) Assignor Commitment:[1]	$
(2) Assignor Loans: [2]	$
(3) Amount of Assigned Commitment:[3]	$
(4) Percentage of Total Revolving Credit Commitment Assigned:[4]		%
(5) Amount of Assigned Loans:[5]	$
(6) Applicable Lending Office of Assignee and Address for Notices under the Credit Agreement[6]

1.	Insert the dollar amount of the Assignor Commitment prior to assignment.

2.	Insert the total amount of outstanding Revolving Credit Loans of Assignor.

3.	Insert the dollar amount of the Assignor Commitment, including outstanding Revolving Credit Loans, being assigned.

4.	Assigned Commitment, as a percentage of the Total Revolving Credit Commitment.

5.	Insert the total amount of outstanding Revolving Credit Loans of Assignor being assigned to Assignee.

6.	Insert the name and address of the applicable lending office of Assignee.
Exhibit E

EXHIBIT F-1
FORM OF REVOLVING CREDIT NOTE
REVOLVING CREDIT NOTE

$	Charlotte, North Carolina	As of , 20 _
     1. FOR VALUE RECEIVED, D. R. HORTON, INC., a Delaware corporation (“Maker”), hereby unconditionally promises to pay to the order of                      (“Payee”), at the address of Administrative Agent (defined below) set forth in the Credit Agreement defined below, the sum of                     Dollars ($                    ) (or, if less, so much thereof as may be advanced), in lawful money of the United States of America. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
     2. The unpaid principal amount of, and accrued unpaid interest on, this Revolving Credit Note is payable in accordance with the Credit Agreement.
     3. The unpaid principal balance advanced and outstanding hereunder shall bear interest from the date of advance until maturity at the rate per annum provided in the Credit Agreement. The interest rate specified in this section is subject to adjustment under the circumstances described in the Credit Agreement. Interest shall be computed in the manner provided in the Credit Agreement.
     4. Notwithstanding any provision contained in this Revolving Credit Note or any other document executed or delivered in connection with this Revolving Credit Note or in connection with the Credit Agreement, Payee shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on this Revolving Credit Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, if Payee ever receives, collects, or applies as interest any such excess, then the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of this Revolving Credit Note, and, if the principal balance of this Revolving Credit Note is paid in full by that application, then any remaining excess shall promptly be paid to Maker. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Revolving Credit Note so that the interest rate is uniform throughout that term.
     5. This Revolving Credit Note has been executed and delivered pursuant to that certain Revolving Credit Agreement (as amended, modified, or restated from time to time, the “Credit Agreement”) dated as of December                     , 2005, executed by and between Maker, Wachovia Bank, National Association, a national banking association, as Administrative Agent (“Administrative Agent”), the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein, and is one of the “Revolving Credit Notes” referred to therein, and the holder of this Revolving Credit Note is entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of (a) the obligation of Payee to advance funds hereunder, (b) the
Exhibit F-1

prepayment rights and obligations of Maker, and (c) the events upon which the maturity of this Revolving Credit Note may be accelerated.
     6. If the principal of, or any installment of interest on, this Revolving Credit Note becomes due and payable on a day other than a Business Day, then the maturity thereof shall be extended to the next succeeding Business Day. If this Revolving Credit Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate, or other court, whether before or after maturity, then Maker shall pay all costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder of this Revolving Credit Note. All past due principal of, and to the extent permitted by applicable law, interest on this Revolving Credit Note shall bear interest until paid at the rate provided in the Credit Agreement.
     7. Maker and all sureties, endorsers, guarantors, and other parties ever liable for payment of any sums payable pursuant to the terms of this Revolving Credit Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Revolving Credit Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.
     8. All Revolving Credit Loans made by Payee and all repayments of the principal thereof may be recorded by Payee and, before any transfer hereof, endorsed by Payee on a schedule attached hereto, or on a continuation of such schedule, provided that the failure of Payee to record any endorsement shall not affect the obligation of Maker hereunder or under the Credit Agreement.
     9. THIS REVOLVING CREDIT NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF NORTH CAROLINA. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS REVOLVING CREDIT NOTE.

D. R. HORTON, INC., a Delaware corporation

By:

Name:

Title:

Exhibit F-1

EXHIBIT F-2
FORM OF SWINGLINE NOTE
SWINGLINE NOTE

$	Charlotte, North Carolina	As of , 2005
     1. FOR VALUE RECEIVED, D. R. HORTON, INC., a Delaware corporation (“Maker”), hereby unconditionally promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (“Payee”), at the address of Administrative Agent (defined below) set forth in the Credit Agreement defined below, the sum of One Hundred Million Dollars ($100,000,000) (or, if less, so much thereof as may be advanced as Swingline Loans under the Credit Agreement), in lawful money of the United States of America. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
     2. The unpaid principal amount of, and accrued unpaid interest on, this Swingline Note is payable in accordance with the Credit Agreement.
     3. The unpaid principal balance advanced and outstanding hereunder shall bear interest from the date of advance until maturity at the rate per annum provided in the Credit Agreement. The interest rate specified in this section is subject to adjustment under the circumstances described in the Credit Agreement. Interest shall be computed in the manner provided in the Credit Agreement.
     4. Notwithstanding any provision contained in this Swingline Note or any other document executed or delivered in connection with this Swingline Note or in connection with the Credit Agreement, Payee shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on this Swingline Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, if Payee ever receives, collects, or applies as interest any such excess, then the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of this Swingline Note, and, if the principal balance of this Swingline Note is paid in full by that application, then any remaining excess shall promptly be paid to Maker. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Swingline Note so that the interest rate is uniform throughout that term.
     5. This Swingline Note has been executed and delivered pursuant to that certain Revolving Credit Agreement (as amended, modified, or restated from time to time, the “Credit Agreement”) dated as of December                     , 2005, executed by and between Maker, Wachovia Bank, National Association, a national banking association, as Administrative Agent (“Administrative Agent”), the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein, and is the “Swingline Note” referred to therein, and the holder of this Swingline Note is entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of
Exhibit F-2

(a) the obligation of Payee to advance funds hereunder, (b) the prepayment rights and obligations of Maker, and (c) the events upon which the maturity of this Swingline Note may be accelerated.
     6. If the principal of, or any installment of interest on, this Swingline Note becomes due and payable on a day other than a Business Day, then the maturity thereof shall be extended to the next succeeding Business Day. If this Swingline Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate, or other court, whether before or after maturity, then Maker shall pay all costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder of this Swingline Note. All past due principal of, and to the extent permitted by applicable law, interest on this Swingline Note shall bear interest until paid at the rate provided in the Credit Agreement.
     7. Maker and all sureties, endorsers, guarantors, and other parties ever liable for payment of any sums payable pursuant to the terms of this Swingline Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Swingline Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.
     8. All Swingline Loans made by Payee and all repayments of the principal thereof may be recorded by Payee and, before any transfer hereof, endorsed by Payee on a schedule attached hereto, or on a continuation of such schedule, provided that the failure of Payee to record any endorsement shall not affect the obligation of Maker hereunder or under the Credit Agreement.
     9. THIS SWINGLINE NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF NORTH CAROLINA. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS SWINGLINE NOTE.

D. R. HORTON, INC., a Delaware corporation

By:

Name:

Title:

Exhibit F-2

EXHIBIT G
FORM OF GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (this “Guaranty Agreement”) is executed as of December ___, 2005, by EACH OF THE SUBSIDIARIES OF D. R. HORTON, INC., a Delaware corporation (“Borrower”), LISTED ON SCHEDULE 1 ATTACHED HERETO or who become a party hereto pursuant to Section 5.11 below (each a “Guarantor” and collectively, “Guarantors”) for the benefit of the Credit Parties defined below.
R E C I T A L S:
     1. Borrower may from time to time be indebted to the Credit Parties pursuant to that certain Revolving Credit Agreement dated as of December ___, 2005 (as modified, amended, renewed, extended, supplemented, or restated from time to time, the “Credit Agreement”), by and among Borrower, Wachovia Bank, National Association, as Administrative Agent (in such capacity, “Administrative Agent”), the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein (Administrative Agent, Letter of Credit Issuer, Swingline Lender and the Lenders, together with their respective successors and assigns, being herein called the “Credit Parties”).
     2. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.
     3. The Credit Parties are not willing to make loans under the Credit Agreement or otherwise extend credit to Borrower unless Guarantors unconditionally guarantee payment of all present and future indebtedness and obligations of Borrower to the Credit Parties under the Credit Agreement and the Loan Documents pursuant to this Guaranty Agreement.
     4. Each Guarantor will, directly or indirectly, benefit from the Credit Parties’ extension of credit to Borrower.
     NOW, THEREFORE, as an inducement to the Credit Parties to enter into the Credit Agreement and to make loans to Borrower thereunder, and to extend such credit to Borrower as the Credit Parties may from time to time agree to extend, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors hereby jointly and severally guarantee payment of the Guaranteed Debt (hereinafter defined) as more specifically described hereinbelow in Section 1.3 and hereby agree as follows:
SECTION 1
NATURE AND SCOPE OF GUARANTY
     1.1 Definition of Guaranteed Debt. As used herein, the term “Guaranteed Debt” means:
     (a) All principal, interest, fees, reasonable attorneys’ fees, commitment fees, liabilities for costs and expenses, and other indebtedness, obligations, and liabilities of Borrower to the Credit Parties at
 Exhibit G

any time created or arising in connection with the Credit Agreement including, but not limited to, all indebtedness, obligations and liabilities of Borrower to the Credit Parties arising under the Notes and the other Loan Documents; and
     (b) All costs, expenses, and fees including, but not limited to, court costs and reasonable attorneys’ fees, arising in connection with the collection of any or all amounts, indebtedness, obligations, and liabilities of Borrower to the Credit Parties described in item (a) of this Section 1.1.
     1.2 Guaranteed Debt Not Reduced by Offset. The indebtedness, liabilities, obligations, and other Guaranteed Debt guaranteed hereby, and the liabilities and obligations of Guarantors to the Credit Parties hereunder, shall not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense of Borrower, or any other party, against any Credit Party or against payment of the Guaranteed Debt, whether such offset, claim or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise. Without limiting the foregoing or Guarantors’ liability hereunder, to the extent that any Credit Party advances funds or extends credit to Borrower, and does not receive payments or benefits thereon in the amounts and at the times required or provided by applicable agreements or laws, Guarantors are absolutely liable, jointly and severally, to make such payments to (and confer such benefits on) such Credit Party, on a timely basis.
     1.3 Guaranty of Obligation. Guarantors hereby irrevocably and unconditionally guarantee, jointly and severally, to the Credit Parties (a) the due and punctual payment of the Guaranteed Debt, and (b) the timely performance of all other obligations now or hereafter owed by Borrower to the Credit Parties under the Credit Agreement. Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Debt as primary obligor.
     1.4 Nature of Guaranty. This Guaranty Agreement is intended to be an irrevocable, absolute, continuing guaranty of payment and is not a guaranty of collection. This Guaranty Agreement may not be revoked by any Guarantor; provided, however, if, according to applicable law, it shall ever be determined or held that a guarantor under a continuing guaranty such as this Guaranty Agreement shall have the absolute right, notwithstanding the express agreement of such a guarantor otherwise, to revoke such guaranty as to Guaranteed Debt which has then not yet arisen, then any Guarantor may deliver to Administrative Agent written notice, in addition to giving such notice as provided in Section 5.2 hereof, that such Guarantor will not be liable hereunder for any Guaranteed Debt created, incurred, or arising after the giving of such notice, and such notice will be effective as to such Guarantor from and after (but not before) such times as said written notice is actually delivered to, in addition to giving such notice as provided in Section 5.2 hereof, and received by and receipted for in writing by Administrative Agent (unless such notice is refused by Administrative Agent in which case such notice shall be effective when delivered to, and rejected by, Administrative Agent); provided that such notice shall not in anywise affect, impair, or limit the liability and responsibility of any other person or entity with respect to any Guaranteed Debt theretofore existing or thereafter existing, arising, renewed, extended, or modified; provided, further, that such notice shall not affect, impair, or release the liability and responsibility of such Guarantor with respect to Guaranteed Debt created, incurred, or arising (or in respect of any Guaranteed Debt agreed or contemplated, in any respect, to be created, whether advanced or not and whether committed to by the Credit Parties or not, including, without limitation, any discretionary advances or extensions of credit which may be made by any Credit Party at its option in the future under any type of loan or credit agreement, arrangement or undertaking) prior to the receipt of such notice by Administrative Agent as aforesaid, or in respect of any renewals, extensions, or modifications of such Guaranteed Debt, or in respect of interest or costs of collection thereafter accruing on or with respect to
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such Guaranteed Debt, or with respect to attorneys’ fees thereafter becoming payable hereunder with respect to such Guaranteed Debt, and shall continue to be effective with respect to any Guaranteed Debt arising or created after any attempted revocation by any Guarantor. The fact that at any time or from time to time the Guaranteed Debt may be increased, reduced, or paid in full shall not release, discharge, or reduce the obligation of Guarantors with respect to indebtedness or obligations of Borrower to the Credit Parties thereafter incurred (or other Guaranteed Debt thereafter arising) under the Credit Agreement, the Notes, or otherwise. This Guaranty Agreement may be enforced by the Credit Parties and any subsequent holder of the Guaranteed Debt and shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Debt.
     1.5 Payment by Guarantors. If all or any part of the Guaranteed Debt shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, then Guarantors shall, immediately upon demand by Administrative Agent, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration, or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Debt to Administrative Agent, for the benefit of the Credit Parties, at Administrative Agent’s office set forth in the Credit Agreement. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Debt, and may be made from time to time with respect to the same or different items of Guaranteed Debt. Such demand shall be deemed made, given, and received in accordance with Section 5.2 hereof.
     1.6 Payment of Expenses. In the event that any Guarantor should breach or fail to timely perform any provisions of this Guaranty Agreement, then Guarantors shall, immediately upon demand by Administrative Agent, pay to Administrative Agent, for the benefit of the Credit Parties, all reasonable costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Credit Parties in the enforcement hereof or the preservation of the Credit Parties’ rights hereunder. The covenant contained in this Section 1.6 shall survive the payment of the Guaranteed Debt.
     1.7 No Duty to Pursue Others. It shall not be necessary for any Credit Party (and Guarantors hereby waive any rights which Guarantors may have to require any Credit Party), in order to enforce such payment by any Guarantor, first to (a) institute suit or exhaust its remedies against Borrower or others liable on the Guaranteed Debt or any other person, (b) enforce the Credit Parties’ rights against any security which shall ever have been given to secure the Guaranteed Debt, (c) enforce the Credit Parties’ rights against any other Guarantor or any other guarantors of the Guaranteed Debt, (d) join Borrower, any other Guarantor, or any others liable on the Guaranteed Debt in any action seeking to enforce this Guaranty Agreement, (e) exhaust any remedies available to the Credit Parties against any security which shall ever have been given to secure the Guaranteed Debt, or (f) resort to any other means of obtaining payment of the Guaranteed Debt. The Credit Parties shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Debt. Further, each Guarantor expressly waives each and every right to which any Guarantor may be entitled by virtue of the suretyship law of the State of North Carolina, including without limitation, any rights pursuant to N.C.G.S. §§ 26-7, 8 and 9, or any similar applicable law in any other jurisdiction.
     1.8 Waiver of Notices, etc. Each Guarantor agrees to the provisions of the Credit Agreement, the Notes, and the other Loan Documents, and hereby waives notice of (a) any loans or advances made by any Credit Party to Borrower, (b) acceptance of this Guaranty Agreement, (c) any amendment, waiver, supplement, or extension of the Credit Agreement, the Notes, the other Loan Documents, or any other instrument or document pertaining to all or any part of the Guaranteed Debt,
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(d) the execution and delivery by Borrower and any Credit Party of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents in connection therewith, (e) the occurrence of any Default or Event of Default, (f) any Credit Party’s transfer or disposition of the Guaranteed Debt, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Debt, (h) protest, proof of nonpayment, or default by Borrower, (i) the release of any other Guarantor, or (j) any other action at any time taken or omitted by any Credit Party, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, the Credit Agreement, the Notes, the other Loan Documents, and any documents or agreements evidencing, securing, or relating to any of the Guaranteed Debt and the obligations hereby guaranteed.
     1.9 Effect of Bankruptcy, Other Matters. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership, or other debtor relief law, or any judgment, order, or decision thereunder, or for any other reason, (a) any Credit Party must rescind or restore any payment, or any part thereof, received by such Credit Party in satisfaction of the Guaranteed Debt, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to any Guarantor by such Credit Party shall be without effect, and this Guaranty Agreement shall remain in full force and effect, or (b) Borrower shall cease to be liable to the Credit Parties for any of the Guaranteed Debt (other than by reason of the indefeasible payment in full thereof by Borrower), then the obligations of each Guarantor under this Guaranty Agreement shall remain in full force and effect. It is the intention of the Credit Parties and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of the Credit Parties and Guarantors that the filing of any bankruptcy or similar proceeding by or against Borrower or any other person or party obligated on any portion of the Guaranteed Debt shall not affect the obligations of Guarantors under this Guaranty Agreement or the rights of the Credit Parties under this Guaranty Agreement, including, without limitation, the right or ability of the Credit Parties to pursue or institute suit against any Guarantor for the entire Guaranteed Debt.
     1.10 Limitation. It is the intention of Guarantors and the Credit Parties that the amount of the Guaranteed Debt shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or other similar laws applicable to Guarantors. Accordingly, notwithstanding anything to the contrary contained in this Guaranty Agreement or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Debt, the amount of the Guaranteed Debt shall be limited to that amount which after giving effect thereto would not (a) render any Guarantor insolvent, (b) result in the fair saleable value of the assets of any Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave any Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in (a), (b), and (c) herein are determined under applicable law, if the obligations of such Guarantor hereunder would otherwise be set aside, terminated, annulled, or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court.
     1.11 Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Credit Party (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Credit Party (or any of its Affiliates) to or for the credit or the account of any Guarantor against any and
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all of the obligations of any Guarantor now or hereafter existing under this Guaranty Agreement, irrespective of whether such Credit Party shall have made any demand under this Guaranty Agreement and although such obligations may be unmatured.
SECTION 2
ADDITIONAL EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS
     Guarantors hereby consent and agree to each of the following, and agree that Guarantors’ obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced, or adversely affected by any of the following, and waives any common law, equitable, statutory, or other rights (including without limitation rights to notice) which Guarantors might otherwise have as a result of or in connection with any of the following:
     2.1 Modifications, etc. Any renewal, extension, increase, modification, waiver, alteration, or rearrangement of all or any part of the Guaranteed Debt, or of the Credit Agreement, the Notes, or any other Loan Document and, without limiting the foregoing, each Guarantor expressly agrees to any extension or increase effected pursuant to the terms of Section 2.7(e) or Section 2.10(b) of the Credit Agreement;
     2.2 Adjustment, etc. Any adjustment, indulgence, forbearance, waiver, or compromise that might be granted or given by any Credit Party to Borrower or any Guarantor;
     2.3 Condition, Composition or Structure of Borrower or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, structure, liquidation, disability, dissolution, or lack of power of Borrower, any Guarantor, or any other party at any time liable for the payment of all or part of the Guaranteed Debt; or any dissolution of Borrower or any Guarantor, or any sale, lease, or transfer of any or all of the assets of Borrower or any Guarantor, or any changes in name, business, location, composition, structure, or changes in the shareholders, partners, or members (whether by accession, secession, cessation, death, dissolution, transfer of assets, or other matter) of Borrower or any Guarantor; or any reorganization of Borrower or any Guarantor;
     2.4 Invalidity of Guaranteed Debt. The invalidity, illegality, or unenforceability of all or any part of the Guaranteed Debt, or any document or agreement executed in connection with the Guaranteed Debt, for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Debt, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Guaranteed Debt or any part thereof is ultra vires, (c) the officers or representatives executing the Credit Agreement, the Notes, the other Loan Documents, or other documents or otherwise creating the Guaranteed Debt acted in excess of their authority, (d) the Guaranteed Debt violates applicable usury laws, (e) Borrower has valid defenses, claims, or offsets (whether at law, in equity, or by agreement) which render the Guaranteed Debt wholly or partially uncollectible from Borrower, (f) the creation, performance, or repayment of the Guaranteed Debt (or the execution, delivery, and performance of any document or instrument representing part of the Guaranteed Debt or executed in connection with the Guaranteed Debt, or given to secure the repayment of the Guaranteed Debt) is illegal, uncollectible, or unenforceable, or (g) the Credit Agreement, the Notes, the other Loan Documents, or other documents or instruments pertaining to the Guaranteed Debt have been forged or otherwise are irregular or not genuine or authentic.
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     2.5 Release of Obligors. Any full or partial release of the liability of Borrower on the Guaranteed Debt or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee, or assure the payment of the Guaranteed Debt or any part thereof, it being recognized, acknowledged and agreed by Guarantors that Guarantors may be required to pay the Guaranteed Debt in full without assistance or support of any other party, and Guarantors have not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding, or agreement that other parties will be liable to perform the Guaranteed Debt, or that the Credit Parties will look to other parties to perform the Guaranteed Debt; notwithstanding the foregoing, Guarantors do not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement, or contribution which they may have, after payment in full of the Guaranteed Debt, against others liable on the Guaranteed Debt; Guarantors’ rights of subrogation and reimbursement are, however, subordinate to the rights and claims of the Credit Parties;
     2.6 Other Security. The taking or accepting of any other security, collateral, or guaranty, or other assurance of payment, for all or any part of the Guaranteed Debt;
     2.7 Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss, or impairment (including without limitation negligent, willful, unreasonable, or unjustifiable impairment) of any collateral, property, or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Debt;
     2.8 Care and Diligence. The failure of any Credit Party or any other party to exercise diligence or reasonable care or act, fail to act, or comply with any duty in the administration, preservation, protection, enforcement, sale application, disposal, or other handling or treatment of all or any part of the Guaranteed Debt or any collateral, property, or security at any time securing any portion thereof, including, without limiting the generality of the foregoing, the failure to conduct any foreclosure or other remedy fairly, in a commercially reasonable manner, or in such a way so as to obtain the best possible price or a favorable price or otherwise act or fail to act;
     2.9 Status of Liens. The fact that any collateral, security, security interest, or lien contemplated or intended to be given, created, or granted as security for the repayment of the Guaranteed Debt shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantors that Guarantors are not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility, or value of any of the collateral for the Guaranteed Debt; notwithstanding the foregoing, Guarantors do not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of the Credit Parties in any collateral or security for the Guaranteed Debt after payment in full of the Guaranteed Debt; Guarantors’ rights of subrogation are, however, subordinate to the rights, claims, liens, and security interests of the Credit Parties;
     2.10 Offset. Any existing or future right of offset, claim, or defense of Borrower against the Credit Parties, or any other party, or against payment of the Guaranteed Debt, whether such right of offset, claim, or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise;
     2.11 Merger. The reorganization, merger, or consolidation of Borrower or any Guarantor into or with any other corporation or entity;
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     2.12 Preference. Any payment by Borrower to any Credit Party is held to constitute a preference under bankruptcy laws, or for any reason any Credit Party is required to refund such payment or pay such amount to Borrower or someone else; or
     2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Credit Agreement, the Guaranteed Debt, or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood or risk that Guarantors will be required to pay the Guaranteed Debt pursuant to the terms hereof; it is the unambiguous and unequivocal intention of Guarantors that Guarantors shall be obligated to pay the Guaranteed Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Debt.
SECTION 3
REPRESENTATIONS AND WARRANTIES
     To induce the Credit Parties to enter into the Credit Agreement and extend credit to Borrower, each Guarantor represents and warrants to the Credit Parties that:
     3.1 Benefit. Each Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty and the Guaranteed Debt;
     3.2 Familiarity and Reliance. Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Debt; however, no Guarantor is relying on such financial condition or the collateral as an inducement to enter into this Guaranty Agreement;
     3.3 No Representation by the Credit Parties. No Credit Party or any other party has made any representation, warranty, or statement to any Guarantor in order to induce any Guarantor to execute this Guaranty Agreement;
     3.4 Guarantors’ Financial Condition. As of the date hereof, and after giving effect to this Guaranty Agreement and the contingent obligation evidenced hereby, each Guarantor is, and will be, solvent;
     3.5. Determination of Benefit. The Board of Directors, partners, members, or other managers or owners of each Guarantor, acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to a valid unanimous consent, has determined that this Guaranty directly or indirectly benefits such Guarantor and is in the best interests of such Guarantor;
     3.6 Legality. The execution, delivery, and performance by each Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated hereunder (a) have been duly authorized by all necessary action of each Guarantor, and (b) do not, and will not, contravene or conflict with any law, statute, or regulation whatsoever to which any Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the
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breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement, or other instrument to which any Guarantor is a party or which may be applicable to any Guarantor or any of its assets, or violate any provisions of its Constituent Documents; this Guaranty Agreement is a legal and binding obligation of each Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights;
     3.7 Credit Agreement. The representations and warranties in the Credit Agreement with respect to each Guarantor are true and correct; and
     3.8 Survival. All representations and warranties made by Guarantors herein shall survive the execution hereof.
SECTION 4
SUBORDINATION OF CERTAIN INDEBTEDNESS
     4.1 Subordination of Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of each Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of any Guarantor’s payment of all or a portion of the Guaranteed Debt. Until the Guaranteed Debt shall be indefeasibly paid and satisfied in full, the termination or expiration of all Letters of Credit and the Total Revolving Credit Commitment, and Guarantors shall have performed all of their obligations hereunder, if a Default or Event of Default exists, then Guarantors shall not receive or collect , directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims (other than payments in the ordinary course of business).
     4.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Borrower as debtor, the Credit Parties shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee, or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Credit Parties. Should any Credit Party receive, for application upon the Guaranteed Debt, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between Borrower and such Guarantor, shall constitute a credit upon the Guarantor Claims, then upon indefeasible payment to the Credit Parties in full of the Guaranteed Debt, and the termination or expiration of all Letters of Credit and the Total Revolving Credit Commitment, such Guarantor shall become subrogated to the rights of the Credit Parties to the extent that such payments to the Credit Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Debt, and such subrogation shall be with respect to that proportion of the Guaranteed Debt which would have been unpaid if the Credit Parties had not received dividends or payments upon the Guarantor Claims.
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     4.3 Payments Held in Trust. In the event that, notwithstanding Sections 4.1 and 4.2 above, any Guarantor should receive any funds, payment, claim or distribution which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Credit Parties, in kind, all funds, payments, claims, or distributions so received, and agrees that it shall have absolutely no dominion over such funds, payments, claims, or distributions so received except to pay them promptly to Administrative Agent, for the benefit of the Credit Parties, and such Guarantor covenants promptly to pay the same to Administrative Agent, for the benefit of the Credit Parties.
     4.4 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges, or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges, or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Debt, regardless of whether such encumbrances in favor of such Guarantor or the Credit Parties presently exist or are hereafter created or attached. Without the prior written consent of Administrative Agent, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against Borrower, or (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interest, collateral rights, judgments, or other encumbrances on assets of Borrower held by any Guarantor.
SECTION 5
MISCELLANEOUS
     5.1 Waiver. No failure to exercise, and no delay in exercising, on the part of any Credit Party, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Credit Parties hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty Agreement, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar, or other instances without such notice or demand.
     5.2 Notices. Any notices or other communications required or permitted to be given by this Guaranty Agreement must be (a) given in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, or (b) made by tested telex delivered or transmitted, to the party to whom such notice or communication is directed, to the address of such party as follows:
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Guarantor:

c/o D. R. Horton, Inc.
301 Commerce Street
Suite 500
Fort Worth, TX 76102
Attention:	Samuel R. Fuller
Bill W. Wheat
Stacey H. Dwyer
Fax:	817-390-1715 (Mr. Fuller)
Fax:	972-620-6813 (Mr. Wheat)
Fax:	817-390-1715 (Ms. Dwyer)
Phone:	817-390-8200

with a copy to:

Ted I. Harbour, Esq.
301 Commerce Street
Suite 500
Fort Worth, TX 76102
Fax:	972-620-6863
Phone:	817-390-8200

Credit Parties:

Wachovia Bank, National Association, as Administrative Agent
401 S. Tryon St, NC1193
Charlotte, NC 28288
Attn:	R. Scott Holtzapple, Senior Vice President,
REFS Risk Management
Fax:	704-383-7146
Phone:	704-383-0474
Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the day it is mailed as aforesaid, or, if transmitted by telex, on the day that such notice is transmitted as aforesaid. Any party may change its address for purposes of this Guaranty Agreement by giving notice of such change to the other party pursuant to this Section 5.2.
     5.3 Governing Law. This Guaranty Agreement has been prepared, and is intended to be performed in the State of North Carolina, and the substantive laws of such state shall govern the validity, construction, enforcement, and interpretation of this Guaranty Agreement. For purposes of this Guaranty Agreement and the resolution of disputes hereunder, each Guarantor hereby irrevocably submits and consents to, and waives any objection to, the non-exclusive jurisdiction of the courts
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of the State of North Carolina located in Charlotte, North Carolina and of the federal court located in the Western District of North Carolina.
     5.4 Invalid Provisions. If any provision of this Guaranty Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty Agreement, such provision shall be fully severable and this Guaranty Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Guaranty Agreement, and the remaining provisions of this Guaranty Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Guaranty Agreement, unless such continued effectiveness of this Guaranty Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     5.5 Entirety and Amendments. This Guaranty Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and this Guaranty Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.
     5.6 Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Administrative Agent, assign any of its rights, powers, duties, or obligations hereunder.
     5.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty Agreement.
     5.8 Multiple Counterparts. This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.
     5.9 Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by Borrower to the Credit Parties, by endorsement or otherwise, other than under this Guaranty Agreement, then such liability shall not be in any manner impaired or affected hereby and the rights of the Credit Parties hereunder shall be cumulative of any and all other rights that the Credit Parties (or any of them) may ever have against such Guarantor. The exercise by the Credit Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
     5.10 Waiver of Trial by Jury. Each Guarantor hereby waives its respective rights to a trial by jury of any claim or cause of action based upon or arising out of this Guaranty Agreement. This waiver is irrevocable and shall apply to any subsequent amendments, modifications, renewals, extensions, or supplements to this Guaranty Agreement. In the event of litigation, this Guaranty Agreement may be filed as a written consent to trial by the court.
     5.11 Additional Guarantors. The initial Guarantors hereunder shall be each of the Subsidiaries of Borrower that are signatories hereto and that are listed on Schedule 1 attached hereto. From time to time subsequent to the time hereof, additional Subsidiaries of Borrower may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a counterpart of this
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Guaranty Agreement in the form of Exhibit A attached hereto. Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Administrative Agent not to cause any Subsidiary of Borrower to become an Additional Guarantor hereunder. This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.
     5.12 Release of Guarantors. Pursuant to Section 3.1(f) of the Credit Agreement, any Guarantor may be released from its obligations under this Guaranty Agreement by Administrative Agent’s execution of a Release of Guaranty in the form of Exhibit B attached hereto. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the release of any other Guarantor hereunder.
Remainder of Page Intentionally Blank;
Signature Page Follows.
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     EXECUTED as of the day and year first above written.
GUARANTORS:
Signature Page to
Guaranty

SCHEDULE 1 [to Form of Subsidiary Guaranty]
INITIAL GUARANTORS
C. Richard Dobson Builders, Inc., a Virginia corporation
CH Investments of Texas, Inc., a Delaware corporation
CHI Construction Company, an Arizona corporation
CHTEX of Texas, Inc., a Delaware corporation
Continental Homes, Inc., a Delaware corporation
Continental Homes of Texas, L.P., a Texas limited partnership
Continental Residential, Inc., a California corporation
D.R. Horton — Emerald, Ltd., a Texas limited partnership
D.R. Horton, Inc. — Birmingham, an Alabama corporation
D.R. Horton, Inc. — Chicago, a Delaware corporation
D.R. Horton, Inc. — Denver, a Delaware corporation
D.R. Horton, Inc. — Dietz-Crane, a Delaware corporation
D.R. Horton, Inc. — Greensboro, a Delaware corporation
D.R. Horton, Inc. — Jacksonville, a Delaware corporation
D.R. Horton, Inc. — Louisville, a Delaware corporation
D.R. Horton, Inc. — Minnesota, a Delaware corporation
D.R. Horton, Inc. — New Jersey, a Delaware corporation
D.R. Horton, Inc. — Portland, a Delaware corporation
D.R. Horton, Inc. — Sacramento, a California corporation
D.R. Horton, Inc. — Torrey, a Delaware corporation
D.R. Horton Los Angeles Holding Company, Inc., a California corporation
D.R. Horton Management Company, Ltd., a Texas limited partnership
D.R. Horton San Diego Holding Company, Inc., a California corporation
D.R. Horton — Texas, Ltd., a Texas limited partnership
DRH Cambridge Homes, Inc., a California corporation
DRH Cambridge Homes, LLC, a Delaware limited liability company
DRH Construction, Inc., a Delaware corporation
The Club at Pradera, Inc., a Delaware corporation
D.R. Horton Materials, Inc., a Delaware corporation
D.R. Horton Inc. — Fresno (f/k/a DRH Regrem IV, Inc.), a Delaware corporation
D.R. Horton Inc. — Gulf Coast (f/k/a DRH Regrem V, Inc.), a Delaware corporation
DRH Regrem VII, LP, a Texas limited partnership
DRH Regrem VIII, LLC, a Delaware limited liability company
DRH Southwest Construction, Inc., California corporation
DRH Energy, Inc., a Colorado corporation
DRH Tucson Construction, Inc., a Delaware corporation
DRHI, Inc., a Delaware corporation
KDB Homes, Inc., a Delaware corporation
Meadows I, Ltd., a Delaware corporation
Meadows II, Ltd., a Delaware corporation
Meadows VIII, Ltd., a Delaware corporation
Meadows IX, Inc., a New Jersey corporation
Meadows X, Inc., a New Jersey corporation
SGS Communities at Grande Quay, LLC, a New Jersey limited liability company
 Exhibit G

D.R. Horton-Schuler Homes, LLC, a Delaware limited liability company
HPH Homebuilders 2000, L.P., a California limited partnership
Melody Homes, Inc., a Delaware corporation
Melmort Co., a Colorado corporation
Schuler Homes of Arizona LLC, a Delaware limited liability company
Schuler Homes of California, Inc., a California corporation
Schuler Homes of Oregon, Inc., a Oregon corporation
Schuler Homes of Washington, Inc., a Washington corporation
Schuler Mortgage, Inc., a Delaware corporation
Schuler Realty Hawaii, Inc., a Hawaii corporation
SHA Construction LLC, a Delaware limited liability company
SHLR of California, Inc., a California corporation
SHLR of Colorado, Inc., a Colorado corporation
SHLR of Nevada, Inc., a Nevada corporation
SHLR of Utah, Inc., a Utah corporation
SHLR of Washington, Inc., a Washington corporation
SRHI LLC, a Delaware limited liability company
SSHI LLC, a Delaware limited liability company
Vertical Construction Corporation, a Delaware corporation
Western Pacific Funding, Inc., a California corporation
Western Pacific Housing Co., a California limited partnership
Western Pacific Housing Management, Inc., a California corporation
Western Pacific Housing, Inc., a Delaware corporation
Western Pacific Housing-Antigua, LLC, a Delaware limited liability company
Western Pacific Housing-Aviara, L.P., a California limited partnership
Western Pacific Housing-Boardwalk, LLC, a Delaware limited liability company
Western Pacific Housing-Broadway, LLC, a Delaware limited liability company
Western Pacific Housing-Canyon Park, LLC, a Delaware limited liability company
Western Pacific Housing-Carmel, LLC, a Delaware limited liability company
Western Pacific Housing-Carrillo, LLC, a Delaware limited liability company
Western Pacific Housing-Communications Hill, LLC, a Delaware limited liability company
Western Pacific Housing-Cooper Canyon, LLC, a Delaware limited liability company
Western Pacific Housing-Creekside, LLC, a Delaware limited liability company
Western Pacific Housing-Culver City, L.P., a California limited partnership
Western Pacific Housing-Del Valle, LLC, a Delaware limited liability company
Western Pacific Housing-Lomas Verdes, LLC, a Delaware limited liability company
Western Pacific Housing-Lost Hills Park, LLC, a Delaware limited liability company
Western Pacific Housing-McGonigle Canyon, LLC, a Delaware limited liability company
Western Pacific Housing-Mountaingate, L.P. a California limited partnership
Western Pacific Housing-Norco Estates, LLC, a Delaware limited liability company
Western Pacific Housing-Oso, L.P., a California limited partnership
Western Pacific Housing-Pacific Park II, LLC, a Delaware limited liability company
Western Pacific Housing-Park Avenue East, LLC, a Delaware limited liability company
Western Pacific Housing-Park Avenue West, LLC, a Delaware limited liability company
Western Pacific Housing-Playa Vista, LLC, a Delaware limited liability company
Western Pacific Housing-Poinsettia, L.P., a California limited partnership
Western Pacific Housing-River Ridge, LLC, a Delaware limited liability company
Western Pacific Housing-Robinhood Ridge, LLC, a Delaware limited liability company
 Exhibit G

Western Pacific Housing-Santa Fe, LLC, a Delaware limited liability company
Western Pacific Housing-Scripps II, LLC, a Delaware limited liability company
Western Pacific Housing-Scripps, L.P., a California limited partnership
Western Pacific Housing-Seacove, L.P., a California limited partnership
Western Pacific Housing-Studio 528, LLC, a Delaware limited liability company
Western Pacific Housing-Terra Bay Duets, LLC, a Delaware limited liability company
Western Pacific Housing-Torrance, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Commercial, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Meadows, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Multi-Family, LLC, a Delaware limited liability company
Western Pacific Housing-Torrey Village Center, LLC, a Delaware limited liability company
Western Pacific Housing-Vineyard Terrace, LLC, a Delaware limited liability company
Western Pacific Housing-Windemere, LLC, a Delaware limited liability company
Western Pacific Housing-Windflower, L.P., a California limited partnership
WPH-Camino Ruiz, LLC, a Delaware limited liability company
DRH Regrem IX, Inc., a Delaware corporation
DRH Regrem X, Inc., a Delaware corporation
DRH Regrem XI, Inc. a Delaware corporation
DRH Regrem XII, LP, a Texas limited partnership
 Exhibit G

EXHIBIT A [to Form of Subsidiary Guaranty]
COUNTERPART TO SUBSIDIARY GUARANTY
     In witness whereof, the undersigned Additional Guarantor has caused this Guaranty Agreement to be executed and delivered by its officer thereunto duly authorized as of                     , 20 ___.

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

 Exhibit G

EXHIBIT B [to Form of Subsidiary Guaranty]
FORM OF RELEASE OF GUARANTOR
     In witness whereof, the undersigned Administrative Agent, for itself and on behalf of each of the Credit Parties (defined below), hereby releases and discharges                      from any and all obligations and liabilities of                      to the Credit Parties under that certain Guaranty Agreement dated as of December ___, 2005, executed by the Subsidiaries of D. R. Horton, Inc., a Delaware corporation, described therein in favor of the Credit Parties defined therein.

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking
association,
as Administrative Agent

By:

Name:

Title:

 Exhibit G

EXHIBIT H
FORM OF LETTER OF CREDIT APPLICATION
See Attached
 Exhibit H

EXHIBIT I
FORM OF NOTICE CONVERSION/CONTINUATION
_______________ ___, 20__
To: Agent and each Lender
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of December ___, 2005, among D.R. HORTON, INC., a Delaware corporation (“Borrower”), the Lenders party thereto and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association having its main office in Charlotte, North Carolina, as Administrative Agent, the Letter of Credit Issuers defined therein, the Swingline Lender defined therein and the Lenders defined therein (as the same may be amended, restated or modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
This Notice of Conversion/Continuation is delivered to you pursuant to Section 2.15 of the Credit Agreement.
The Borrower hereby requests, on behalf of itself, with respect to the existing outstanding [Eurodollar Rate Loans] [LIBOR Rate Loans] in the original principal amount of $                    ,

☐	A conversion of outstanding Revolving Credit Loans from Eurodollar Rate Loans to LIBOR Rate Loans
☐	A continuation of LIBOR Rate Loans
1.	On . (This Notice of Conversion/Continuation is given prior to 11:00 a.m., Eastern Standard Time or Eastern Daylight Time, as applicable, at least 3 Business Days prior to the requested date for the conversion or continuation (which shall be a Business Day).)

2.	In the amount of . (Each conversion from Eurodollar Rate Loans to LIBOR Rate Loans and each continuation of LIBOR Rate Loans shall be in the principal amount of $5,000,000 or any larger amount which is an even multiple of $1,000,000.)
The conversion or continuation requested herein complies with Section 2.15 of the Credit Agreement.

D. R. HORTON, INC., a Delaware corporation

By:

Name:

Title:

 Exhibit H